Exhibit 10.1

LEASE AGREEMENT

(MSN 5999)

between

Bank of Utah,
not in its individual capacity but solely as owner trustee, as Lessor

and

Global Crossing Airlines, Inc., as Lessee

Dated as of August 24, 2026

Relating to One Used Airbus Model A320-232 Aircraft

To the extent, if any, that this Lease Agreement hereunder constitutes tangible chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which will be identified as the counterpart attached to a receipt therefor executed by Lessor.

Exhibit 10.1

LEASE AGREEMENT

(MSN 5999)

TABLE OF CONTENTS

1.	Definitions; Construction and Interpretation	1
2.	Lease of Aircraft	1
3.	Rent; Payments	2
4.	Security Deposit	3
5.	Representations and Warranties	4
6.	General Covenants	6
7.	Title; Registration and Filings; Etc.	10
8.	Possession	11
9.	Indemnities	13
10.	Risk of Loss, Destruction and Requisition, Etc.	17
11.	Insurance	19
12.	Events of Default	23
13.	Remedies	26
14.	Transfer of Lease	30
15.	No Setoff, Counterclaim, Etc.	32
16.	Further Assurances, Etc.	33
17.	Governing Law and Jurisdiction	34
18.	Miscellaneous	35

Schedules and Exhibits

Schedule 1 – Definitions

Schedule 2 – Operational Matters

Schedule 3 – Delivery Conditions and Delivery Procedures

Schedule 4 – Return Conditions and Return Procedures

Schedule 5 – Notice and Account Information

Schedule 6 – Tax Matters

Schedule 7 – Lessor’s Conditions Precedent

Schedule 8 – Lessee’s Conditions Precedent

Schedule 9 - Principal Economic Terms

Exhibit A – Form of Acceptance Certificate

Exhibit B – Forms of No Incident/Accident Statement

Exhibit C – Form of Eurocontrol Letter

Exhibit D – Form of Deregistration Power of Attorney

Exhibit E – Form of Monthly Utilization Report

Exhibit 10.1

LEASE AGREEMENT (MSN 5999), dated as of August 24, 2026 (this “Lease Agreement”), between Bank of Utah, not in its individual capacity but solely as owner trustee, a corporation organized under the laws of the State of Utah and having its principal place of business at 50 South 200 East, Suite 110, Salt Lake City, Utah, 84111, USA (“Lessor”), and Global Crossing Airlines, Inc., a company organized and existing under the laws of the State of Delaware, having its principal place of business at 4200 NW 36th Street, Miami International Airport, Building 5A, 4th Floor, Miami, FL, USA, 33161 (“Lessee”).

RECITAL:

Lessee desires, upon the terms and conditions hereof, and of the other Operative Documents, to lease the Aircraft from Lessor, and Lessor desires, upon the terms and conditions hereof and of the other Operative Documents, to lease the Aircraft to Lessee.

AGREEMENT:

In consideration of the foregoing premise, and for other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions; Construction and Interpretation

1.1 Definitions

The capitalized terms used in this Lease Agreement will have the respective meanings set forth in Part I of Schedule 1.

1.2 Construction and Interpretation

The rules of construction and interpretation for this Lease Agreement and each other Operative Document are set forth in Part II of Schedule 1.

2. Lease of Aircraft

2.1 Delivery

Lessor agrees to deliver the Aircraft to Lessee at the Delivery Location and to lease the Aircraft to Lessee, and Lessee agrees to accept the Aircraft at the Delivery Location and to lease the Aircraft from Lessor, in each case, subject to the satisfaction or waiver of the conditions precedent set out in Schedule 7 and Schedule 8 and otherwise subject to the terms and conditions of the Operative Documents. Subject to the satisfaction or waiver of the conditions precedent set out in Schedule 8 and otherwise subject to the terms and conditions of the Operative Documents, Lessee will execute and deliver the Acceptance Certificate to Lessor on the Delivery Date. The delivery procedures are more fully set out in Schedule 3.

2.2 Lease Term

Lessee will lease the Airframe pursuant hereto for the Lease Term-Airframe. Lessee will lease each Engine pursuant hereto for the applicable Lease Term-Engine.

2.3 Return

Lessee will return each Engine to Lessor at the Return Location, and Lessor agrees to accept each Engine at the Return Location from Lessee, in each case, on the last day of the Lease Term and in compliance with the Return Condition, subject to the terms and conditions of the Operative Documents. Lessor will execute and deliver the Return Acceptance Certificate to Lessee at the Return. The return procedures are more fully set out in Schedule 4.

Exhibit 10.1

3. Rent; Payments

3.1 Rent

3.1.1 Airframe Rent – Financing

Lessee will pay rent for the Airframe to Lessor on each Rent Payment Date in an amount equal to the Rent—Financing Amount.

3.1.2 Engine Rent—Periodic

Lessee will pay periodic rent for each Engine to Lessor on each Rent Payment Date in an amount equal to the Rent—Periodic Amount.

3.2 Rent—Supplemental

Lessee will pay promptly to Lessor, or to whosoever is entitled thereto, any and all Rent—Supplemental when and as the same becomes due and owing.

3.3 Airframe Balloon Payment.

Lessee will pay the Balloon Payment to Lessor on the Lease Term Expiry Date – Airframe.

3.4 Payments in General

3.4.1 Timing and Place of Payment

All payments of Rent will be made directly by Lessee in Dollars by wire transfer of immediately available funds on the required date of payment, for receipt on such date and with value on such date, (1) if due to Lessor, to the account for Lessor specified in Schedule 5 or to such other account as Lessor will otherwise designate by not less than 5 Business Days’ prior written notice to Lessee and (2) if due to any other Person in accordance with the terms of this Lease Agreement or any other Operative Document, to such account as such Person will designate by not less than 5 Business Days’ prior written notice to Lessee. Any amounts owing by Lessor to Lessee under any Operative Document will be paid by wire transfer of immediately available Dollars to Lessee’s account specified in Schedule 5, or to such other account as Lessee will otherwise designate by not less than 5 Business Days’ prior written notice to Lessor, provided that if Lessee claims against Lessor any amount in a currency other than Dollars, Lessor may, at its option, pay such amount either in the currency in which it is claimed or in Dollars, and in either case Lessor may convert such amount into Dollars at the market rate of exchange available to Lessor or Servicer in London or New York on the date that the relevant payment is made. If Lessee receives a notice or other communication in which Lessor or any such Person (or someone purporting to be Lessor or such other Person) designates an account for payment (other than an account specified in Schedule 5), then prior to making any payment to such account, Lessee will verify the authenticity of such designation by telephone or email contact with Lessor using the contact details specified in Schedule 5. If Lessor receives a notice or other communication which Lessee (or someone purporting to be Lessee) designates an account for payment (other than an account specified in Schedule 5), then prior to making any payment to such account, Lessor will verify the authenticity of such designation by telephone contact with Lessee using the contact details specified in Schedule 5.

3.4.2 Business Day Convention

If the due date for (1) any payment of Rent-Financing, Rent—Periodic, Maintenance Amounts, Agreed Insurance Value, Balloon Payment or any other scheduled payment under any Operative

Exhibit 10.1

Document is not a Business Day, then, unless otherwise provided herein, such payment will be made on the Business Day immediately preceding such scheduled date with the same force and effect as if made on such scheduled date and without adjustment in the amount due, and (2) any other payment under any Operative Document is not a Business Day, then, unless otherwise provided herein, such payment will be made on the Business Day next succeeding such due date with the same force and effect as if made on such due date and without adjustment in the amount due.

3.4.3 Past Due Rate

If any Rent is not paid on or before the date due, Lessor (or, if different, the Person to be paid) will suffer loss and damage the exact nature and amount of which are difficult or impossible to ascertain and Lessee will pay (by way of agreed compensation and not as a penalty) to Lessor (or such Person, as applicable) on demand, as Rent—Supplemental, interest at the Past Due Rate on any Rent (including any interest accrued thereon pursuant to this Section 3.4.3) not paid when due for any period for which the same will remain unpaid. Such interest will accrue on a day-to-day basis, be calculated on an actual/360 basis and be compounded monthly.

4. Security Deposit

4.1 Payment of the Security Deposit

Lessor acknowledges receipt of Security Deposit Airframe Installment—1. Lessee will pay to Lessor the Security Deposit Airframe Installment-2 as and when due. Lessee will pay to Lessor the Security Deposit Engine Installment—1 and the Security Deposit Engine Installment-2 as and when due.

4.2 Lessor’s Interest in Security Deposit

The Security Deposit will secure the timely payment and performance by Lessee of the Secured Obligations. Except as expressly permitted under this Lease Agreement, Lessee will not be entitled to payment or repayment of the Security Deposit. Subject to Lessor’s obligations to return or repay the Security Deposit, the Security Deposit may be assigned, charged or pledged by Lessor to another Person in connection with an Absolute Transfer or Security Transfer permitted under Section 14.1. The Security Deposit may be commingled by Lessor or such other Person with its own general funds. If an Event of Default occurs and is continuing, then, in addition to any other rights Lessor or such other Person may have under applicable Law or under any Operative Document or any Other Lease Agreement, Lessor may at any time as an agreed remedy apply, in such order as Lessor may determine, all or any portion of the Security Deposit in full or partial payment for amounts constituting or corresponding to any Secured Obligation and/or exercise any rights of set-off against all or part of the Security Deposit. If Lessor, or such other Person, applies all or a portion of the Security Deposit or exercises any right of set-off against the Security Deposit, Lessee will immediately upon demand from Lessor pay to Lessor or such other Person an amount sufficient to restore the Security Deposit to its required total sum.

4.3 Return of Security Deposit

The portion of the Security Deposit – Engines with respect to an Engine that has not previously been applied or retained as provided for in any Operative Document, will be returned to Lessee, without interest, not later than 10 days after the date upon which such Engine is returned to Lessor in accordance with this Lease Agreement and all of the Secured Obligations which are then due and payable have been satisfied in full. The portion of the Security Deposit-Airframe that has not previously been applied or retained as provided in any Operative Document will be applied against the payment of the Balloon Payment by Lessee.

Exhibit 10.1

5. Representations and Warranties

a disclaimer by lessor is contained in part II of schedule 3. lessee confirms that it has carefully reviewed such disclaimer and that Lessee accepts and agrees to such disclaimer.

5.1 Lessor’s Representations and Warranties

Lessor hereby represents and warrants to Lessee on the date hereof and again on the Delivery Date that:

(1) Lessor (a) is duly organized under the Laws of the Lessor Jurisdiction and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party;

(2) the execution and delivery by Lessor of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessor) duly authorized by all necessary corporate action on its part. Such Operative Documents each have been duly executed and delivered by it and each constitutes legal, valid and binding obligations, enforceable against Lessor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors rights and general principles of equity.

(3) Lessor holds all authorizations necessary to permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder.

(4) Neither the execution and delivery of any Operative Document by Lessor, nor the performance by Lessor of its obligations thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessor or any of its assets.

(5) Lessor is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(6) The obligations of Lessor under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessor, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(7) There are no pending or, to Lessor’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency in respect of this Lease Agreement or any other Operative Document or the Aircraft or the performance by Lessor of its obligations hereunder or under any other Operative Document to which it is a party

(8) Lessor is subject to civil and commercial law with respect to its obligations under the Operative Documents to which Lessor is a party. Neither Lessor nor any of its assets is entitled to any right of immunity and the entry into and performance of the Operative Documents to which Lessor is a party by Lessor constitute private and commercial acts.

(9) On the Delivery Date, Lessor will have the right to lease the Aircraft to Lessee under this Lease Agreement.

Exhibit 10.1

(10) Lessor is a “citizen of the United States” as defined in Section 40102(a)(15)(c) of Title 49 of the United States Code.

5.2 Lessee’s Representations and Warranties

Lessee represents and warrants to Lessor on the date hereof and again on the Delivery Date that:

(1) Lessee (a) is duly organized under the Laws of the Lessee Jurisdiction and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party;

(2) the execution and delivery by Lessee of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessee) duly authorized by all necessary corporate action on its part. Such Operative Documents each have been duly executed and delivered by it and each constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors rights and general principles of equity.

(3) Lessee holds all Authorizations necessary to (a) permit it to engage in commercial air service as presently conducted, (b) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder and (c) permit it to operate the Aircraft in compliance with all Laws applicable to Lessee.

(4) Lessee is in compliance with all Laws applicable to Lessee, except to the extent failure to do so would not have a Material Adverse Effect,

(5) Neither the execution and delivery of this Lease Agreement and any Operative Document by Lessee, and the performance by Lessee of its obligations hereunder and thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessee or any of its assets;

(6) Lessee is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(7) The obligations of Lessee under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(8) Except for the registrations, recordations and filings described in Section 7, each of which will be duly made and effected by Lessee or Lessor (as applicable) as and when required, no further action, including the registration, recordation or filing of any instrument or document, is necessary under the Laws of the Lessee Jurisdiction, the State of Registration or any jurisdiction in which the Aircraft will be operated (a) in order for this Lease Agreement to constitute a valid and enforceable lease of record relating to the Aircraft, (b) to authorize or permit Lessee to perform its obligations under each Operative Document to which it is a party, (c) to protect, establish, perfect and preserve Owner’s and Lessor’s and Security Trustee’s rights and interests in the Aircraft and the Operative Documents as against Lessee and the claims of Lessee’s creditors, with the exception of such claims as are mandatorily preferred by

Exhibit 10.1

law and not by virtue of any contract or (d) to make each Operative Document admissible in evidence in the Lessee Jurisdiction or the State of Registration.

(9) There are no pending or, to Lessee’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency (a) in respect of this Lease Agreement or any other Operative Document or the performance by Lessee of its obligations hereunder or under any other Operative Document to which it is a party or (b) which might, if adversely determined, have a Material Adverse Effect.

(10) Each Operative Document and the financial and other information furnished by Lessee in connection with this Lease Agreement or any other Operative Document do not contain any untrue statement or omit to state facts, the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading in any material respect, nor omit to disclose any material matter to Lessor, and all expressions of expectation, impression, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee.

5.3 General

The rights and remedies of Lessor or Lessee, as the case may be, in relation to any misrepresentation or breach of warranty on the part of the other party, will not be prejudiced by any investigation by or on behalf of Lessor or Lessee, as the case may be, into the affairs of the other party, by its performance of any Operative Document or by any other act or thing which may be done or omitted to be done by Lessor or Lessee, as the case may be, under any Operative Document or any related document and which would or might, but for this provision, prejudice such rights and remedies.

6. General Covenants

6.1 Lessor’s Covenants

Lessor covenants and agrees with Lessee that during the Lease Term:

6.1.1 Quiet Enjoyment

So long as no Event of Default has occurred and is continuing, none of Owner, Lessor or any Person validly claiming by or through Owner or Lessor will violate Lessee’s quiet enjoyment of the use, operation and possession of the Aircraft. For the avoidance of doubt, no exercise by Lessor or Owner of its rights under any Operative Document will constitute a violation of Lessee’s quiet enjoyment.

6.1.2 No Claims by Lessor

For the benefit of each owner and/or lessor of an airframe or engine leased to Lessee and each holder of a security interest in an airframe or engine owned by Lessee under a security agreement, neither Lessor nor Owner will acquire or claim, as against such owner, lessor or security interest holder, any right, title or interest in any airframe or engine covered by any such lease or security agreement as a consequence of such engine being attached to the Airframe, or an Engine being attached to such airframe, provided that such agreement of Lessor will not be for the benefit of any such owner, lessor or security interest holder of an airframe or engine which has not also expressly agreed for the benefit of Lessor and Owner (which may be contained in the relevant lease or security agreement, provided that Lessor and Owner is entitled under applicable law to rely on and enforce the same) that neither it nor its successors or assigns will acquire, as against Lessor or Owner, any right, title or interest in an Engine as a result of such Engine being installed on such airframe, or the Airframe as a result of an engine being installed on the Airframe.

Exhibit 10.1

6.2 Lessee’s Covenants

Lessee covenants and agrees with Lessor that during the Lease Term:

6.2.1 Reporting Requirements

Lessee will furnish to Lessor:

(1) On the 10th day of each calendar month during the Lease Term with respect to the Aircraft, and with respect to the Engines, on the last day of the Lease Term, a completed and duly executed aircraft status report in respect of the previous month (or in the case of the final report, the previously unreported period) and in the form attached as Exhibit E hereto. If Lessee fails to furnish such report by such date then for purposes of Section 2 of Schedule 2, Lessor may assume that the Aircraft’s utilization for the previous period was unchanged from the month before the previous period or, at Lessor’s option, may make any other reasonable assumption regarding the utilization of the Aircraft for the previous period, in each case subject to adjustment when such report is provided.

(2) Within 180 days after the close of each fiscal year of Lessee, copies of audited consolidated and consolidating financial statements (including a balance sheet, statement of cash flows and a profit and loss statement) of Lessee prepared in Dollars or the currency of Lessee’s jurisdiction in accordance with the generally accepted accounting principles in Lessee’s Jurisdiction, all in reasonable detail and setting forth in comparative form the respective figures for such period. If any such materials are not in English, a complete and accurate certified translation of such materials will be provided by Lessee together with such materials.

(3) Within 90 days after the close of each fiscal quarter of Lessee (other than the last fiscal quarter in each fiscal year of Lessee), copies of unaudited consolidated and consolidating financial statements (including a balance sheet, statement of cash flows and a profit and loss statement) of Lessee prepared in Dollars or the currency of Lessee’s jurisdiction in accordance with the generally accepted accounting principles in Lessee’s Jurisdiction, all in reasonable detail and setting forth in comparative form the respective figures for such period. If any such materials are not in English, a complete and accurate certified translation of such materials will be provided by Lessee together with such materials.

(4) in lieu of delivering to Lessor the financial statements referred to in Sections 6.2.1(1), (2) and (3) above, Lessee may cause such financial statements to be publicly available on the internet within the time periods set out in Sections 6.2.1(1), (2) and (3) above at www.globalairlinesgroup.com.

(5) Promptly such other information respecting the location, condition, use and operation of the Aircraft, as Lessor may from time to time reasonably request.

(6) Advance notice of any off-aircraft maintenance on either Engine, the APU or Landing Gear, with Lessee to provide such notice, to the extent possible, at least 60 days prior to scheduled removal and as soon as practicable with respect to an unscheduled removal.

(7) Prompt written notice when an Engine is installed on another aircraft, and promptly following Lessor’s request the location of any Engine which is not installed on the Aircraft.

(8) Prompt written notice when the Aircraft is removed from commercial service for a period of sufficient duration to require a storage program, or in any case for a period in excess of thirty days.

Exhibit 10.1

(9) Notice promptly (and in any case within 3 Business Days) after the Lessee having knowledge thereof the occurrence of (a) any event, happening or circumstance which constitutes or which could reasonably be expected to constitute or cause, directly or indirectly, a Material Adverse Effect, or (b) an Event of Default.

(10) Promptly such other information concerning the business and operations or condition (financial or otherwise) of Lessee, or the location, condition, use and operation of the Aircraft, as Lessor may from time to time reasonably request.

6.2.2 Liens

Lessee will not directly or indirectly create, incur, assume or suffer to exist, or agree to create or assume, any Lien on or with respect to the Aircraft, any Engine or any Part or any Operative Document, or in any right, title or interest in any of the foregoing, except (1) the rights of Lessor, Owner and Lessee provided in the Operative Documents, (2) Lessor Liens, (3) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 6.1.2 and 8, (4) Liens for Taxes of Lessee arising in the ordinary course of business either not yet due or being contested in good faith by appropriate proceedings and (5) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising by operation of Law in the ordinary course of Lessee’s business, securing obligations that are not yet due, so long as in the case of clauses (4) and (5), (y) adequate reserves have been set aside by Lessee for payment of such obligations and (z) the continued existence of any such Lien does not give rise to any likelihood of the sale or forfeiture of any portion of the Aircraft or any interest therein or of any criminal or civil liability of any General Indemnitee or other liens (the Liens described in clauses (1) through (5), collectively, “Permitted Liens”). Without limiting the foregoing or any other provision of any Operative Document, Lessee will not do or permit to be done anything which may reasonably be expected to expose the Aircraft or any part thereof to penalty, forfeiture, seizure, arrest, impoundment, detention, confiscation, taking in execution, attachment, appropriation or destruction, or which may reasonably be expected to jeopardize the rights of Owner, Lessor or any Financing Party in the Aircraft or the validity, enforceability or priority of the Financing Security Documents or any security expressed to be created thereunder or which may expose any General Indemnitee to any criminal or civil liability, nor abandon the Aircraft or any part of the Aircraft.

6.2.3 Corporate Existence; Authorizations

(1) Lessee will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and to obtain and hold all Authorizations necessary to (1) permit it to engage in commercial air service, (2) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder and (3) permit it to operate the Aircraft in compliance with all Laws applicable to Lessee. Without limiting the generality of the foregoing, promptly after request by Lessor from time to time during the Lease Term, Lessee will provide Lessor with copies of the then current, valid and effective Aviation Documents.

(2) Notwithstanding any contrary provision herein or in any other Operative Document, Lessee may merge, consolidate with another Person or sell all or substantially all of its assets to another Person, provided the Lessee gives Lessor at least 30 days prior written notice of such transaction, describing such transaction in reasonable detail and providing Lessor with evidence that such transaction will comply with the following requirements (such transaction being a “Permitted Transaction”):

In the event of a merger or consolidation the surviving entity of such merger or consolidation or transfer of assets:

(a) immediately after giving effect to such transaction, will be Lessee, or if not Lessee, will have acquired or succeeded to and will have expressly assumed all or

Exhibit 10.1

substantially all of the property and other assets of Lessee (if such assets are being transferred) as an entirety;

(b) such merger, transfer or consolidation does not result in it becoming unlawful for Lessor or Lessee to give effect to any of their obligations as contemplated by this Lease and the surviving corporation is not a Sanctioned Person or based in a Sanctioned Country;

(c) is legally bound by, assumes, and is subject to the terms of the Operative Documents;

(d) is authorized under Applicable Law to perform Lessee’s obligations under the Operative Documents to the same extent as Lessee; and

(e) is a solvent entity that has a net worth (immediately after the consolidation or merger) equal to or greater than the net worth of Lessee (immediately preceding the consolidation or merger), as applicable, prior to such merger or consolidation.

(f) Lessor receives from the surviving entity:

(i) an agreement, in form and substance reasonably satisfactory to Lessor, which is a legal, valid, binding and enforceable assumption by such surviving entity of the due and punctual performance and observance of each covenant and condition of the Operative Documents and agreement to be bound thereby

(ii) an officer’s certificate from a responsible officer of the surviving entity confirming the legal, valid, binding and enforceable nature of such assumption and that the other requirements of this Section 6.2.3(2) have been satisfied; and

(iii) a legal opinion from counsel confirming the legal, valid, binding and enforceable nature of such assumption and other matters as the Lessor may specify and otherwise in such form and substance reasonably satisfactory to Lessor;

(iv) the surviving entity shall execute and deliver to Lessor and/or file such recordations and filings with the FAA or any other Government Entity and such other documents as Lessor shall reasonably deem to be necessary or advisable (including, without limitation, to preserve and protect the interests of Owner, Lessor and the Financing Parties) to evidence, or in connection with, such merger or consolidation;

(g) prior to and immediately after giving effect to such merger or consolidation, no Material Default or Event of Default shall have occurred and be continuing; and

(h) the surviving entity reimburses Owner, Lessor and the Financing Parties for all of their reasonable out-of-pocket costs (including legal fees and expenses) incurred in connection with such merger or consolidation.

6.2.4 Section 1110

It is the intention of the parties hereto that this Lease Agreement, to the fullest extent available under applicable Law, entitles Lessor to the benefits of Section 1110 with respect to the Aircraft. Lessor and Lessee intend that this Lease Agreement with respect to the Engines constitute a “true lease” and a lease for all United States federal income tax purposes.

7. Title; Registration and Filings; Etc.

Exhibit 10.1

7.1 Title to the Aircraft

Lessee acknowledges that title to the Aircraft will at all times be and remain solely and exclusively vested in Owner and that the Operative Documents constitute for all purposes, including tax purposes, an agreement by Lessor to lease the Aircraft to Lessee and, accordingly, Lessee will have no right, title or interest in the Aircraft or any part thereof, except the right to possess and use the Aircraft during the Lease Term subject to the provisions of this Lease Agreement.

Lessee will not at any time represent or hold out Lessor, Owner or any Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation of the Aircraft or pledge the credit of Lessor, Owner or any Financing Party or, except as expressly provided herein, attempt, or hold itself out as having any power, to sell, charge, lease or otherwise dispose of or encumber the Aircraft, the Engines or any Part and will at all times make clear that title to the Aircraft is held by Owner.

7.2 Registration, Recordation, Filings, Etc.

During the Lease Term, Lessee will cooperate with Lessor, or, as applicable, take, or cause to be taken, such action with respect to the registration, recording, filing, reregistering, rerecording and refiling of any Operative Document, any Financing Security Document or other documents or instruments and take such other actions, in each case as necessary or advisable under the Laws of the State of Registration, the Lessee Jurisdiction or any jurisdiction in which the Aircraft will be operated or under any international treaty, convention or protocol (including the Cape Town Agreements), to fully protect, establish, perfect and preserve Owner’s, Lessor’s and each Financing Party’s rights and interests in the Aircraft, the Operative Documents and the Financing Security Documents as against Lessee and any other Person. Lessee will not take any action or omit to take any action that may invalidate any such registration, recording, filing, reregistering, rerecording and refiling or otherwise prejudice Owner’s, Lessor’s or any Financing Party’s rights and interests in the Aircraft, the Operative Documents or the Financing Security Documents as against Lessee and any other Person. Lessee will provide Lessor with evidence of such registration, recording, filing, reregistering, rerecording and refiling as soon as it becomes available. Lessee will ensure that the original certificate of registration for the Aircraft is kept in the Aircraft or, if Lessor permits it to be removed, at a location designated by Lessor. Lessor shall be responsible for the Lessee’s costs and expenses in making such registrations, recordings, and filings that are related to the interests and requirements of the Financing Parties.

7.3 Cape Town

If the Cape Town Convention has been or is ratified or made applicable in Lessee Jurisdiction, then:

(1) Lessor may elect to cause the interests of Lessor in this Lease Agreement and the Operative Documents and the Aircraft (including in the Engines) to be registered in the International Registry to the fullest extent such interests may be registered. At Lessor’s request, Lessee will provide such assistance and cooperation to Lessor as is necessary to procure such registration, including consenting to or causing such registration to be made, at Lessor’s election, as a prospective international interest or an international interest and via a designated entry point (as such terms are used in the Cape Town Convention).

(2) At Lessor’s request, Lessee will at its cost (except as provided below in respect of Financing Parties) cooperate with Lessor in its performance of or perform (as applicable) such additional acts and execute and deliver such agreements and instruments as may be determined by Lessor to be necessary to (a) protect and perfect Lessor’s interest in the Aircraft, this Lease and the other Operative Documents under the Cape Town Convention and (b) enhance the enforceability of the commercial agreements of Lessee and Lessor under the Cape Town Convention to the greatest extent permitted by the Cape Town Convention. Actions to be

Exhibit 10.1

requested by Lessor may include entering into amendments to this Lease Agreement or the other Operative Documents as are necessary to constitute a prospective international interest or an international interest under the Cape Town Convention and providing an IDERA and any updated or replacement IDERA if applicable. Any request by the Lessor under this Section 7.3 on the basis of either (a) a change of the Lessor, (b) assignment, sale or transfer by the Lessor of its rights under this Lease, (c) the change of the partial or full ownership of the Aircraft or (d) the creation of a Lien over the Aircraft, will be at the cost of the Lessor. Lessee shall cooperate with the Lessor in respect of any such requests, and ensure the same are affected diligently and promptly.

(3) Unless Lessee obtains Lessor’s prior written consent, Lessee undertakes that it will not consent to or permit any Person other than Lessor or the Owner to make any International Registry filings (including prospective filings) under the Cape Town Convention in relation to this Lease, the other Operative Documents or the Aircraft (including the Engines).

8. Possession

8.1 No Transfer of Possession

Lessee will not, without the prior written consent of Lessor, for the duration of the Lease Term in any manner deliver, transfer or relinquish possession of the Aircraft, Airframe or an Engine or any Part, or install an Engine or Part, or permit any such Engine or Part to be installed, on an airframe or an engine other than the Airframe or an Engine, provided that so long as no Event of Default or Material Default has occurred and is continuing, then:

8.1.1 Wet Lease; Subleasing

(1) Lessee may operate the Aircraft for the benefit of a third party under a “wet lease” arrangement (a) pursuant to which the Aircraft will at all times (i) remain in the sole and direct possession, dominion and control of Lessee, (ii) maintain its registration in the State of Registration without any amendment or modification as a consequence of such arrangement, (iii) be operated solely and directly by regular employees or contractors of Lessee and (iv) be maintained, insured and otherwise operated by Lessee in accordance with all Laws applicable to Lessee and the requirements of each Operative Document (provided that if the wet lessee will be responsible for maintaining the primary passenger, baggage and cargo liability insurance relating to operation under the wet lease, then prior to the commencement of the wet lease Lessee will provide Lessor with a copy of insurance certificate(s) evidencing that the insurance requirements of this Lease Agreement have been satisfied), (b) pursuant to which no possessory rights whatsoever are granted to the wet lessee and (c) that is for a period of 24 months or less and in no case extends beyond the Lease Term.

(2) Lessee may sublease the Aircraft with the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed. If Lessor consents to such sublease, Lessee will reimburse Lessor upon invoice for Lessor’s out-of-pocket expenses in connection with such sublease, including reasonable attorneys’ fees and expenses. Any such sublease will be subject and subordinate to all the terms of each Operative Document, including the covenants contained in this Section 8 and in Section 11 and the rights of Lessor to repossession pursuant to Section 13 and to avoid any transfer of possession by Lessee.

8.1.2 Maintenance, Etc.

Lessee may deliver or cause to be delivered possession of the Airframe or an Engine or any Part to the manufacturer thereof or to any Agreed Maintenance Performer for testing, service, repair,

Exhibit 10.1

maintenance or overhaul work or for alterations, modifications or additions to the extent required or permitted by the terms hereof.

8.1.3 Installation of Engines on Other Airframes

Lessee may install an Engine on another airframe owned, leased or hire-purchased by Lessee and operated by Lessee if (1) such airframe is of the same model as the Airframe, (2) Lessee will have obtained from any security interest holder, owner and lessor of such airframe a written agreement, enforceable under applicable law by Lessor against such party (which agreement may be contained in the security agreement, mortgage, lease or hire purchase agreement), whereby such party expressly acknowledges and recognizes the right, title and interest of the Lessor in the relevant Engine, and expressly and effectively agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe, and (3) neither (a) the provisions of any applicable Law or (b) the terms of any lease or other agreement or security interests to which such aircraft or engine is subject prohibit such installation or will have the effect at any time of divesting, prejudicing or impairing the title and interests of Owner, Lessor or the Financing Parties in respect of that Engine or under any Operative Document or Financing Security Document.

8.2 General

No relinquishment or transfer of possession of the Aircraft, Airframe, any Engine or any Part, will in any way release, discharge or otherwise limit or diminish any of Lessee’s obligations to Lessor (it being agreed that notwithstanding any such transfer or relinquishment of possession, Lessee will continue to be primarily liable and responsible for performance of all of its obligations under each Operative Document), or constitute a waiver of Lessor’s rights or remedies under this Lease Agreement or affect the registration of the Aircraft or the interests of Lessor, Owner or any of the Financing Parties in the Aircraft or under the Operative Documents or Financing Security Documents.

8.3 CRAF Program

So long as no Event of Default shall have occurred and be continuing, Lessee may subject the Aircraft to the CRAF Program of the United States and transfer possession of the Aircraft, Airframe or Engines to the United States pursuant to the CRAF Program, subject to the following provisions of this Section 8.3:

8.3.1 Lessor consents and agrees to the allocation of the Aircraft, the Airframe or any Engine by Lessee to the CRAF Program pursuant to the terms established by the laws of the government of the United States of America and its agencies (including the transfer of possession of the Aircraft, the Airframe or Engines to the government of the United States or any instrumentality or agency thereof pursuant to the CRAF Program). Lessor understands that the United States government has the right to activate the CRAF Program fleet in times of airlift emergency and in such event the Lessee may not be able to return the Aircraft at the termination, cancellation or expiration of this Lease.

8.3.2 Lessee shall remain primarily liable for the performance of all the terms of this Lease to the same extent as if such use or transfer had not occurred.

8.3.3 Lessee shall promptly notify Lessor in writing of any such transfer of possession, and shall identify by name, address and telephone numbers the Contracting Officer Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given and to whom requests of claims must be made to the extent applicable under the CRAF Program.

Exhibit 10.1

8.3.4 So long as no Event of Default has occurred and is continuing, all payments from the United States government or any instrumentality or agency thereof for the use and operation of the Aircraft under the CRAF Program will be paid over to or retained by Lessee. If an Event of Default has occurred and is continuing, all payments received by Lessee from the United States government or any instrumentality or agency thereof for the use and operation of the Aircraft under the CRAF Program shall be paid to Lessor and may be used by Lessor to satisfy any obligations owing by Lessee under this Lease Agreement. In furtherance thereof, Lessee hereby assigns to Lessor, as security for the performance of Lessee’s obligations hereunder, all of Lessee’s present and future rights to payments from the United States government or any instrumentality or agency thereof for the use and operation of the Aircraft under the CRAF Program. On request by Lessor, Lessee shall at its sole expense take all actions necessary to perfect Lessor’s rights and interests in respect thereof, including, without limitation, compliance with the Assignment of Claims Act, 31 U.S.C., Section 3727.

8.3.5 If the CRAF Program is activated with respect to the Aircraft and the Lessee is unable to return the Airframe or the Engines at the end of the relevant Lease Term, then the Lessee will provide the Lessor with reasonable advance written notice of the proposed redelivery date and the relevant Lease Term shall be deemed to be extended for a further period of no longer than 180 days (the “CRAF Extension Period”) (with such CRAF Extension Period to commence on the date which would have been the relevant Lease Term Expiry Date, but for activation of the CRAF Program) and all terms and conditions of this Lease Agreement and the Operative Documents shall continue to apply in all respects during such CRAF Extension Period, including, without limitation, the Lessee’s obligation to pay Rent (at the rate set out in Schedule 4, Section 1.5 and Rent-Supplemental and all other amounts payable under this Lease Agreement and the Operative Documents, to insure the Engines and to return the Engines in the condition required by Schedule 4 at the end of the CRAF Extension Period.

8.3.6 If an Event of Default occurs and is continuing and Lessor elects to pursue its remedies in accordance with the provisions of this Lease Agreement, Lessor will so notify the U.S. government by sending a written communication with a copy to Lessee as follows:

Headquarters Air Mobility Command

AMC Contracting Office - XOKA

Scott Air Force Base, Illinois 62225-5007

8.4 Lessee hereby authorizes Lessor to contact and deal directly with CRAF Program representatives, including the Air Mobility Command, during the occurrence and continuance of an Event of Default and in connection with the exercise of any and all remedies provided under the Lease Agreement following such Event of Default, including to arrange for repossession of the Aircraft directly from the Air Mobility Command, payments under the CRAF Program to be made directly to Lessor and the termination of the Aircraft’s participation in the CRAF Program.

9. Indemnities

9.1 General Indemnity

Subject only to the exceptions set forth in Section 9.2, Lessee assumes liability for and agrees on demand to indemnify and keep indemnified each General Indemnitee against, and agrees to protect, save and keep harmless each General Indemnitee from (whether or not the transactions contemplated in the Operative Documents are consummated), any and all Expenses from time to time imposed on, incurred by or asserted against any General Indemnitee in any way relating to or arising out of:

Exhibit 10.1

(1) The Aircraft, the Airframe, any Engine or engine installed on the Aircraft, any Part or part installed on the Aircraft, any Aircraft Documentation or any other thing delivered under any Operative Document, including the use of any warranties, customer support or training from a manufacturer related thereto;

(2) (a) The acceptance, purchase, delivery, lease, sublease, registration, deregistration, ownership, re-registration, possession, repossession, presence, operation, location, condition, use or non-use, control, management, airworthiness, overhaul, replacement, loss, damage, theft, destruction, existence, insurance, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease or sale or any other transfer or disposition (in the case of each such re-lease, sale or other transfer or disposition, after the occurrence of an Event of Default), return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien) on, the Aircraft, the Airframe, any Engine or engine, any Part or part or any other thing delivered under any Operative Document (whether on the ground or in the air) or any interest therein or (b) the loss or destruction of or damage to any property or death or injury of, or other loss of whatsoever nature suffered by, any Person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the matters in clause (a) above, in each case regardless of when the same arises or whether it arises out of or is attributable to any act or omission, neglect (actual, implied or imputed) or otherwise, of any General Indemnitee;

(3) Any claim which may at any time be made or brought on the ground that any design, article or material in the Aircraft or the operation or use thereof constitutes an infringement of any patent, design, or other intellectual property right;

(4) Expenses incurred in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft from any such occurrence, in each case, regardless of when the same arises or whether it arises out of or is attributable to any act or omission, neglect (actual, implied or imputed) or otherwise, of any General Indemnitee;

(5) Any Flight Charges, in either case whether in respect of the Aircraft or any other aircraft;

(6) Any act or omission which invalidates or which renders voidable or unenforceable any of the Insurances; and

(7) Any breach or noncompliance by Lessee of any provision of any Operative Document or the enforcement of this Section 9, including any Expenses incurred, assumed or suffered by Lessor as a consequence of Lessee’s failure to accept the Aircraft in accordance with the Operative Documents.

9.2 Exceptions to General Indemnity

The indemnity provided for in Section 9.1 will not extend to any of the following Expenses of a particular General Indemnitee (but without limiting any rights of Lessor under Section 13) except to the extent such Expenses or the underlying cause thereof were the result of or arose from the breach by Lessee of any of its obligations under the Operative Documents or under any Other Lease Agreement:

(1) Expenses directly caused by the gross negligence or willful misconduct of such General Indemnitee;

(2) Taxes, it being agreed that Sections 9.3 and 9.6 and Schedule 6 set forth the agreements of Lessor and Lessee in relation to Taxes;

Exhibit 10.1

(3) Expenses attributable solely to events which occurred prior to the Lease Term, and which are not attributable to acts, events or circumstances occurring on or after the Delivery Date; and

(4) Expenses attributable solely to events which occur after the Lease Term has terminated or expired and Lessee has returned the Aircraft to Lessor in the condition and manner required hereby, and which are not attributable to acts, events or circumstances occurring prior to such termination or expiration and such return;

(5) Expenses that Lessor has expressly agreed to pay hereunder;

(6) Expenses attributable to Lessor Liens;

(7) Expenses solely and directly caused by a breach by such General Indemnitee of any covenant, or by the inaccuracy or falsity of a representation or warranty made by such General Indemnitee, herein or in the documents and agreements delivered by such party to Lessee;

(8) Expenses to the extent attributable to loss in market value for the Aircraft due to changes in the aircraft market and not related to Lessee’s operation, maintenance or repair of the Aircraft;

(9) results from any disposition not caused by Lessee or a disposition contemplated in the Operative Documents of all or any part of Owner’s or Lessor’s rights, title or interest in or to the Aircraft or under this Lease Agreement or any other Operative Documents or the rights or interest of any Financing Party, unless such disposition occurs following an Event of Default;

(10) represents an ordinary and usual overhead expense for such General Indemnitee, except to the extent that the same arises upon the occurrence of a Default or Event of Default;

(11) Expenses attributable to the deregistration of the Aircraft from the FAA as a result of the failure of Lessor to be a “citizen of the United States” as defined in Section 40102(a)(15)(c) of Title 49 of the United States Code; or

(12) Expenses arising directly as a result of a breach by Lessor or other General Indemnitee of its express obligations under this Lease Agreement or other Operative Document or as a result of a representation or warranty given by Lessor in this Lease Agreement or by another General Indemnitee under another Operative Document not being true and correct at the date when, or when deemed to have been, given or made.

9.3 Taxes

Lessee’s tax indemnity and other related agreements are contained in Schedule 6, which schedule is hereby incorporated in this Section 9.3 by reference.

On or before the Delivery Date and from time to time thereafter, but not more than once a year, as reasonably requested by Lessee, Lessor shall provide to Lessee a true, complete, and accurate Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, or W-8EXP (or applicable similar or successor forms) (each a “Tax Form”), evidencing that Lessor is entitled under applicable Law to receive Rent, interest, fees, indemnities and other amounts payable to Lessor by Lessee pursuant to this Lease Agreement and the other Operative Documents without withholding of any United States federal withholding Taxes. If any Internal Revenue Service form delivered by Lessor pursuant to this Section 9.3 becomes inaccurate, or if any other Internal Revenue Service form is required in connection with payments to be made under this Lease Agreement and is reasonably requested by Lessee, Lessor shall deliver to Lessee a replacement and any additional Internal Revenue Service forms (or applicable similar or successor forms) accurately stating such person’s status for U.S. federal withholding tax purposes and, unless such person is unable to do so because of a change in Law after the Delivery Date, evidencing the right of such person to

Exhibit 10.1

receive such payments under this Lease Agreement and the other Operative Documents without withholding of U.S. federal withholding Tax

9.4 Currency Indemnity

(1) If any General Indemnitee or Tax Indemnitee receives an amount from Lessee in respect of Lessee’s liability under any Operative Document, or if such a liability is converted into a claim, proof, judgment or order, in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under any Operative Document, and if the amount received by such General Indemnitee or Tax Indemnitee, when converted into the Contractual Currency (at the market rate at which such General Indemnitee or Tax Indemnitee is able on the relevant date to purchase the Contractual Currency in New York or, at such General Indemnitee’s or Tax Indemnitee’s option, London with such other currency), is less than the amount owed by Lessee in the Contractual Currency, then Lessee will on demand pay the amount of such deficit to such General Indemnitee or Tax Indemnitee, in the Contractual Currency, along with any costs or Taxes it will have incurred or will incur in connection therewith.

(2) Lessee waives any right it may have in any jurisdiction to pay any amount under any Operative Document in a currency other than that in which it is expressed to be payable.

9.5 Scope, Survival, Etc.

(1) Lessee will be obligated under this Section 9 and Schedule 6 as a primary obligor irrespective of whether a General Indemnitee or Tax Indemnitee will also be indemnified, guaranteed or insured with respect to the same matter under any of the Operative Documents or otherwise by any other Person, and such General Indemnitee or Tax Indemnitee may proceed directly against Lessee under this Section 9 and/or Schedule 6 without first resorting to any such other rights of indemnification, guarantee or insurance and without declaring Lessee or any other Person to be in default or taking other action under any Operative Document.

(2) All indemnities provided for in this Section 9 and Schedule 6 will survive and remain in full force and effect notwithstanding the expiration or termination of the Lease Term or of any Operative Documents, any transfer or novation of this Lease Agreement, the return of the Aircraft and/or the payment in full of all sums payable under the Operative Documents. All remedies under Section 13 will survive and remain in full force and effect notwithstanding the expiration or termination of the Lease Term or of any Operative Documents.

(3) Lessee acknowledges that the General Indemnitees and Tax Indemnitees, or any of them, may authorize Lessor, by notice in writing to Lessor and Lessee, to make claims and demands under any indemnity under any Operative Document on behalf of such General Indemnitees and Tax Indemnitees, and Lessee will be obligated to make all payments pursuant to any such indemnity to Lessor, to the extent claimed by Lessor on behalf of such General Indemnitees and Tax Indemnitees (it being understood that Lessee is entitled to, and will, conclusively rely upon the instructions of Lessor with respect to the payment of amounts owing to any General Indemnitee or Tax Indemnitee under the indemnities).

(4) Each General Indemnitee and Tax Indemnitee will give prompt written notice to Lessee of any liability of which such party has knowledge for which Lessee is, or may be, liable under Section 9.1 or Schedule 6 provided that failure to give such notice will not prejudice or otherwise affect any of the rights of the General Indemnitees or Tax Indemnitees under Section 9.1 or Schedule 6.

Exhibit 10.1

(5) Lessee will provide the relevant General Indemnitee or Tax Indemnitee with such information not within the control of such Person, as is in Lessee’s control or is reasonably available to Lessee, which such Person may reasonably request and Lessee will otherwise cooperate with and consult with such Person so as to enable such Person to defend any action, suit or proceeding brought against such Person for which Lessee is responsible under this Section 9 or Schedule 6, provided that nothing contained in this Section 9 will be deemed to require any such Person to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

9.6 Indemnities Payable on an After-Tax Basis

Lessee agrees that, with respect to any payment or indemnity to a General Indemnitee or Tax Indemnitee under this Section 9 or Schedule 6, Lessee’s payment or indemnity obligations will be increased by an amount, if any, which will be necessary to hold such General Indemnitee or Tax Indemnitee harmless from all Taxes required to be paid by such General Indemnitee or Tax Indemnitee in respect of the receipt or accrual of such payment or indemnity (including any payment by such General Indemnitee or Tax Indemnitee of any Taxes in respect to any indemnity payments received or receivable (including any indemnity payments received by a Person other than a General Indemnitee or Tax Indemnitee but treated as taxable in the hands of such General Indemnitee or Tax Indemnitee) under this Section 9 or Schedule 6).

10. Risk of Loss, Destruction and Requisition, Etc.

10.1 Risk of Loss

Throughout the Lease Term and until the Return, Lessee will bear all risk of loss, damage, theft or destruction of, or any other Event of Loss with respect to, the Aircraft, the Airframe, each Engine and each Part, including any resulting loss in value of the Aircraft due to any such loss, damage, theft or destruction of the Aircraft, the Airframe, any Engine or any Part. No loss, damage, theft or destruction of, or any other Event of Loss to the Aircraft or an Engine or any Part will result in any reduction in or abatement of Rent (except as expressly provided in Section 10.3 with respect to an Event of Loss in respect of the Aircraft).

No more than twice within any 12 month period, within five Business Days after receipt of written request from Lessor, Lessee will furnish to Lessor a current “no incident/accident” statement with respect to the Airframe, each Engine, the Landing Gear and the APU in the form of Exhibit B and signed by a quality assurance manager of Lessee (and if the Aircraft is being subleased, Lessee will also procure such a statement from the sublessee within five Business Days after receipt of such request from Lessor). Such statement will report incidents and accidents as defined by Annex 13 to the Chicago Convention and consistent with IATA practice.

10.2 Notice of Damage or Event of Loss

(1) Lessee will notify Lessor promptly (and in any case within three Business Days) of any loss or damage (whether or not constituting an Event of Loss) of or to the Aircraft, the Airframe or an Engine (i) for which the cost of correction or repairs may exceed the Damage Notice Threshold, (ii) where Lessee is obligated to report such damage to the Aviation Authority or (iii) where the loss or damage was the result of incident or accident as defined by Annex 13 to the Chicago Convention (interpreted consistently with IATA practice) and, if not constituting an Event of Loss, will provide Lessor promptly with a proposal for carrying out the correction or repair. Lessee and Lessor agree that if any dispute arises about the scope or nature of such correction or repair, they will consult with Airframe Manufacturer, Engine Manufacturer or other relevant manufacturer, as appropriate, and Lessee and Lessor agree to accept as conclusive, and be bound by, such manufacturer’s directions or recommendations as to the manner in which to carry out such correction or repair.

Exhibit 10.1

(2) Upon the occurrence of (a) an event or circumstance which may (given the passage of time or otherwise) result in an Event of Loss of the Aircraft or any Engine, Lessee will promptly notify Lessor of such event or circumstance and of the steps being taken (or proposed to be taken) with respect thereto or (b) an Event of Loss with respect to the Aircraft or any Engine, Lessee will forthwith (and in any case within two days after such occurrence) give Lessor written notice of such Event of Loss and Lessee will take all reasonable steps in order to preserve the Aircraft or Engine, as applicable, including the Aircraft Documentation, for purposes of investigation.

(3) Promptly after the occurrence of an event or circumstance described in clause (1) or (2) above, Lessee will provide Lessor with reasonably requested information regarding Lessee’s insurance and, as applicable, reinsurance hull and hull war policies.

10.3 Event of Loss with Respect to the Aircraft

(1) During the Lease Term during which the Airframe is subject to this Lease Agreement, by the earlier of (a) 90 days after the occurrence of an Event of Loss with respect to the Aircraft or (b) the date on which the applicable insurance or requisition proceeds are paid, Lessee will pay or cause to be paid to Lessor the Agreed Insurance Value, unless (i) an amount equal to the Agreed Insurance Value was prior to such date actually received by Lessor from the insurers or, in the case of a requisition, from the relevant Government Entity and (ii) Lessor was able, under applicable Law, to apply irrevocably such amount against Lessee’s obligation to pay the Agreed Insurance Value.

(2) Until the date on which the Agreed Insurance Value is paid irrevocably and unconditionally in full, Lessee will continue to pay all Rent-Financing and Rent—Periodic as scheduled and will continue to perform all of its other obligations under the Operative Documents, except to the extent rendered impossible by the occurrence of such Event of Loss or rendered, in the opinion of Lessor, unnecessary. If the Agreed Insurance Value is paid irrevocably and unconditionally on a date other than a Rent Payment Date, Lessor will, so long as no Material Default or Event of Default has occurred and is continuing, refund or cause to be refunded to Lessee any paid but unaccrued Rent-Financing and Rent—Periodic.

(3) Upon irrevocable receipt by Lessor of the full amount of the Agreed Insurance Value pursuant to this Section 10.3, and if all Secured Obligations have been paid, discharged, or performed, then (a) the Lease Term will terminate and (b) Lessor will, upon the joint written request of Lessee and each relevant insurance underwriter, convey or cause to be conveyed to the Person designated in such request title to the Aircraft (including the Engines and all Parts) without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 3 of Part II of Schedule 3.

10.4 Event of Loss with Respect to an Engine

If an Event of Loss occurs with respect to an Engine, under circumstances not constituting an Event of Loss with respect to the Aircraft, then:

(1) By the earlier of (a) 90 days after the occurrence of an Event of Loss with respect to an Engine or (b) the date on which the applicable insurance or requisition proceeds are paid, Lessee will pay or cause to be paid to Lessor the Agreed Insurance Value-Engine with respect to such Engine, unless (i) an amount equal to the Agreed Insurance Value-Engine with respect to such Engine was prior to such date actually received by Lessor from the insurers or, in the case of a requisition, from the relevant Government Entity and (ii) Lessor was able, under applicable Law, to apply irrevocably such amount against Lessee’s obligation to pay such Agreed Insurance Value-Engine.

Exhibit 10.1

(2) Until the date on which the Agreed Insurance Value with respect to such Engine is paid irrevocably and unconditionally in full, Lessee will continue to pay all Rent-Financing and Rent—Periodic as scheduled and will continue to perform all of its other obligations under the Operative Documents, except to the extent rendered impossible by the occurrence of such Event of Loss or rendered, in the opinion of Lessor, unnecessary. If the Agreed Insurance Value-Engine with respect to such Engine is paid irrevocably and unconditionally on a date other than a Rent Payment Date, Lessor will, so long as no Material Default or Event of Default has occurred and is continuing, refund or cause to be refunded to Lessee any paid but unaccrued Rent—Periodic with respect to such Engine.

(3) Upon irrevocable receipt by Lessor of the full amount of the Agreed Insurance Value-Engine pursuant to this Section 10.4, and if all Secured Obligations have been paid, discharged, or performed, then (a) the Lease Term will terminate solely with respect to such Engine and (b) Lessor will, upon the joint written request of Lessee and each relevant insurance underwriter, convey or cause to be conveyed to the Person designated in such request title to such Engine without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 3 of Part II of Schedule 3.

11. Insurance

11.1 Scope of Insurances

At all times during the Lease Term, and until the Aircraft is returned to Lessor in the condition and manner required by each Operative Document, Lessee will maintain or cause to be maintained with respect to the Aircraft, at its own expense, the following described insurances and reinsurances:

11.1.1 Liability Coverage

Aircraft third party, passengers, passenger baggage, cargo, mail and aviation general third party legal liability insurance, for a combined single limit of not less than the Agreed Liability Coverage Amount. Such coverage will include war and allied risks for the full amount of the Agreed Liability Coverage Amount, and for the avoidance of doubt if such coverage is provided pursuant to AVN52E (or a similar endorsement) with a sublimit on any risk of less than the Agreed Liability Coverage Amount, then Lessee will obtain additional cover so that all risks are covered for the Agreed Liability Coverage Amount.

11.1.2 Hull and Spares Coverage

Hull all-risk insurance covering the Aircraft, and spares all-risk insurance covering Engines and Parts while not treated as part of Aircraft for insurance purposes (including while in transit), (1) for an agreed value not less than the Agreed Insurance Value in respect of all-risk hull insurance on the Aircraft (the splitting of such coverage between all-risk hull insurance and total loss only cover is not permitted), with a deductible not exceeding the Agreed Insurance Deductible Amount or such other amount as Lessee and Lessor may agree from time to time, and (2) for the full replacement value and with limits and deductibles reasonably satisfactory to Lessor in respect of spares insurance. If the hull all-risk policy is separate from the hull war coverage policy, the hull all-risk policy will include a 50/50 provisional claims settlement clause (currently AVS103A).

11.1.3 War Hull and Spares Coverage

War-risk, hijacking and allied perils insurance, on form LSW555D, covering each of the perils specified in paragraphs (a) and (c) through (g), inclusive, of AVN.48B, including requisition by the government of registry of the Aircraft, in an amount at least equal to (1) the Agreed Insurance Value, in respect of hull coverage on the Aircraft (the splitting of such coverage between all-risk hull insurance and total loss only cover is not permitted) and with an overall policy limit, any one

Exhibit 10.1

loss and in all during the policy period, in an amount reasonably satisfactory to Lessor from time to time and (2) full replacement value and with limits and deductibles reasonably satisfactory to Lessor in respect of spares coverage. If the hull all-risk policy is separate from the hull war coverage policy, the hull war policy will include a 50/50 provisional claims settlement clause (currently AVS103A).

11.1.4 Engines

When not installed on the Airframe (including when installed on another aircraft) each Engine will be insured for not less than the Agreed Value–Engine and when installed on the Airframe any engine (other than an Engine) will be insured for the Agreed Value–Engine, and in each case the agreed value of the aircraft or Aircraft, as applicable, will be increased by such amount for each such Engine or engine, as applicable, installed (and the maximum hull agreed value (if any and howsoever denominated) under Lessee’s policy will equal or exceed such higher agreed value).

11.1.5 Requirements

The insurances required under Sections 11.1.1 through 11.1.3 will:

(1) apply worldwide, subject to standard insurance market geographical limits, exclusions and operational restrictions of the applicable Insurances; provided that the Aircraft shall not be operated in any excluded area unless coverage for such operation has been agreed by the relevant insurers in advance, and overflight of an excluded area shall be permitted only to the extent covered by the applicable Insurances,

(2) be of the type and covering the same risks usually carried by normal international airlines operating similar aircraft and engines on similar routes, and, in any case, covering risks of the kind customarily insured against by such air carriers with respect to aircraft operating on such routes, and will be satisfactory in form and substance to Lessor,

(3) be placed with insurers, or reinsured with reinsurers, in the London markets (and if placed through brokers, through brokers) of recognized reputation, responsibility and substantial financial capacity, specializing in and normally participating in aviation insurance markets and otherwise satisfactory to Lessor,

(4) other than the deductibles expressly permitted under the Section 11, no other form of self-insurance be permitted with respect to the risks covered by any insurance required under this Section 11, and

(5) be effected through policies endorsed with AVN67B or AVN67C (or any successor form approved by Lessor) with the Contract Parties being Lessor, Owner and any Security Trustee and in respect of liability insurances only, the other Insured Parties (Lessor may designate one or more of Lessor, Owner and any Security Trustee as loss payee and the policies will be endorsed accordingly).

11.1.6 Annual Aggregate Limits

If any of the insurances required under this Section 11 are subject to an annual aggregate limit and, by reason of any claims made thereunder during the course of any policy year in respect of any property subject to such policy, the aggregate amount of coverage available under such insurances in respect of the balance of such policy year will have been reduced, Lessee will forthwith notify Lessor of the amount of any such claim and Lessor will be entitled to require Lessee to increase forthwith the remaining aggregate limit under the relevant policy to such amount as Lessor may reasonably require (such amount not being in excess of the original aggregate limit).

Exhibit 10.1

11.2 Proceeds of Hull Insurance

All proceeds of hull and hull war insurance maintained in accordance with this Section 11 payable (1) as the result of the occurrence of an Event of Loss with respect to the Aircraft or (2) with respect to damage to or loss of any part of the Aircraft (including an Engine) in circumstances not constituting an Event of Loss will be paid in accordance with this Lease Agreement and with the provisions of AVN67B or AVN67C. Any claim under any hull and/or hull war insurance maintained in accordance with this Section 11 will not be settled without the consent of Lessor or paid other than to Lessor, Owner and any Security Trustee or the repairer without the consent of Lessor. Any such proceeds received by Lessor will be applied towards, as applicable, the Agreed Insurance Value or as agreed by Lessor and Lessee in respect of the repair of the Aircraft unless an Event of Default will have occurred and be continuing; and if an Event of Default will have occurred and be continuing, such proceeds will be held or applied by Lessor in accordance with Section 13.

11.3 Post-Term Liability Insurance

After the last day of the applicable Lease Term, Lessee will carry, at its own expense, liability insurance of the types (or the equivalent) and in the amounts required under Section 11.1.1 and each Insured Party will be named as an additional insured thereunder, for a period ending three years from the last day of the applicable Lease Term. This obligation will survive and remain in full force and effect, notwithstanding the expiration or termination of the Lease Term or of any Operative Documents.

11.4 Reports, Etc.

Lessee will furnish, or cause to be furnished, to Lessor (1) on or before the Delivery Date and not later than the renewal date of any insurance and otherwise upon reasonable request a certificate of insurance and any required certificate of reinsurance, in each case reflecting the requirements of this Section 11 and otherwise in form and substance satisfactory to Lessor and an insurance broker’s letter and, if reinsurance is required, a reinsurance broker’s letter, in each case in form and substance satisfactory to Lessor, in each case with respect to the insurances and any reinsurances in effect on, as applicable, the Delivery Date, such renewal date or the date of such request, (2) on or before the Delivery Date and not later than the renewal date of any insurance and otherwise upon reasonable request a security listing or other reasonably satisfactory confirmation of the identity of the insurers and reinsurers with which the coverages described in such certificates have been placed and the proportion of the risks insured thereby and (3) if reinsurance is required, on or before the Delivery Date and otherwise upon reasonable request (e.g., if the insurer changes) a fully-signed assignment of reinsurances in form and substance satisfactory to Lessor, together with a signed notice of assignment to the reinsurers or their authorized representative.

11.5 Special Undertakings

(1) Lessee will comply with the terms and conditions of each policy of the insurances required by this Section 11 and will not do, consent or agree to, or permit, any act or omission which (a) invalidates or may invalidate such insurances, (b) renders or may render void, voidable, unenforceable or otherwise not in full force in effect the whole or any part of any such insurances or (c) brings any particular liability within the scope of an exclusion or exception to such insurances.

(2) Lessee will:

(a) ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part which may from time to time be imposed by the Laws of the State of Registration or any state to, from or over which the Aircraft may be flown, in so far

Exhibit 10.1

as they affect or concern the operation of the Aircraft, are complied with and, in particular, those requirements compliance with which is necessary to ensure that (i) the Aircraft is not in danger of detention or forfeiture, (ii) the Insurances remain valid and in full force and effect and (iii) the interests of the General Indemnitees in the Insurances and the Aircraft, any Engine or any Part are not thereby prejudiced; and

(b) not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances.

(3) If at any time Lessee fails to maintain insurance in compliance with this Section 11, Lessor will be entitled but not bound to do any of the following, without prejudice to any other rights which it may have under this Lease Agreement or any other Operative Document by reason of such failure: (a) to pay any premiums due or effect or maintain such insurance or otherwise remedy such failure in such manner as Lessor considers appropriate, and Lessee will upon demand reimburse Lessor in full for any amount so expended together with interest at the Past Due Rate, from the date of expenditure by Lessor to the date of reimbursement by Lessee, and/or (b) at any time while such failure is continuing, require the Aircraft to remain at any airport or proceed to and remain at any airport designated by Lessor until such failure is remedied to Lessor’s satisfaction.

(4) Lessee will not create or permit to exist any Lien over the Insurances required under this Section 11 or Lessee’s interest therein.

11.6 Change of Circumstance and Industry Practice

In the event that there is a material change in the generally accepted industry-wide practice with regard to the insurance of aircraft similar to the Aircraft or any material change with respect to the insurance of aircraft similar to the Aircraft based or operated in any jurisdiction in which the Aircraft may then be based or operated (whether relating to all or any of the types of insurance required to be effected under this Section 11), such that Lessor, on the basis of advice received from an independent insurance advisor of international reputation, will be of the reasonable opinion that the insurance required pursuant to this Section 11 is insufficient to protect the respective interests of Lessor and/or any other Insured Parties, the insurance requirements set forth in this Section 11 will be deemed amended so as to include such additional or varied requirements as Lessor (upon the advice of such independent insurance advisor) may reasonably consider appropriate.

11.7 Additional Insurance

Lessee acknowledges that each of Lessor and Owner has an insurable interest in the Aircraft. Each of Lessor and Owner will have the right to obtain insurance in its own name and at its own expense with respect to such insurable interest. Lessee will render each of Lessor and Owner all reasonable assistance requested by it in order that it may adequately protect such insurable interest. Lessee agrees that the maximum amounts payable to it or to others for its account or to be applied in discharge of its obligations by any underwriter or carrier of insurance maintained by Lessee upon the occurrence of an Event of Loss with respect to the Aircraft will be limited to the Agreed Insurance Value unless the maintenance of any such insurance in an amount in excess of such Agreed Insurance Value does not prejudice Lessor’s or Owner’s interests under the insurances otherwise required by this Section 11 or prevent Lessor or Owner from obtaining such insurances as it requires. At Lessor’s request, Lessee will have Lessee’s policies for the Aircraft amended so as to cover, in addition to the insurance required under this Section 11, Lessor’s or Owner’s insurable interest therein, provided that that Lessor, in such case, reimburses Lessee in the amount of the additional premium required to provide such additional coverage.

11.8 Insurance for Subleases

Exhibit 10.1

Lessee will at all times during the term of any sublease or wet lease of the Aircraft pursuant to Section 8 carry the types of insurance and amounts of insurance (including deductibles) described in this Section 11 if not on a direct basis then on a contingent basis. Prior to commencement of any sublease or wet lease, Lessee will provide to Lessor certificates of insurance evidencing both the sublessee’s or wet lessee’s coverages and Lessee’s contingent coverages.

11.9 Reinsurance

Notwithstanding Section 11.1.5(3) Lessee may place the insurances required by this Section 11 other than in the London insurance market provided that Lessee causes the insurers to reinsure, with reinsurers in the London markets (and if placed through brokers, through brokers) complying with Section 11.1.5(3), all the risks required to be insured under this Section 11 on the terms and conditions of this Section 11 (including 100% of the Agreed Insurance Value and 100% of the Agreed Liability Coverage Amount).

Any such reinsurance policies will be endorsed as follows:

“The Insurers hereby agree (at the request and with the agreement of the Insured) that in the event of any valid claim arising hereunder the Insurers will in lieu of payment to the Reinsured its successors in interest and assigns pay to the person(s) named as loss payee(s) under the original insurance effected by the Reinsured that portion of any loss for which the Insurers would otherwise be liable to pay the Reinsured (subject to proof of loss) it being understood and agreed that any such payment will fully discharge and release Insurers from any and all further liability in connection with such claim.

The Insurers reserve the right to set off against any claim payable hereunder in accordance with this clause any outstanding premiums due on the Insurance in respect of the Aircraft.

Payment will be made under this Insurance notwithstanding (i) any bankruptcy, insolvency, liquidation or dissolution of the Reinsured, and/or (ii) that the Reinsured has made no payment under the insurance policies.

It is a condition that the provisions of this clause will not operate in contravention of the laws, statutes or decrees of the country of domicile of the Reinsured.”

12. Events of Default

A fundamental term and condition of this Lease Agreement is that none of the following events will occur and that the occurrence of any of the following events will constitute a repudiatory breach of this Lease Agreement (but not a termination) and an “Event of Default” (whether any such event will be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Government Entity):

12.1 Payments

(1) Lessee fails to make any payment of Rent-Financing, Rent—Periodic, Balloon Payment, Maintenance Amounts or Agreed Insurance Value within 3 Business Days following the date when due; or

(2) Lessee fails to make any other payment in accordance with the Operative Documents when the same will have become due and such failure will continue for 5 Business Days; or

12.2 Covenants; Representations and Warranties

Exhibit 10.1

(1) Lessee fails to carry and maintain any Insurance required to be maintained under Section 11 (or a notice of current or future cancellation in relation to such Insurance is issued), the Aircraft is operated in contravention of the requirements of the conditions of any such Insurance, or

(2) Lessee breaches (x) any warranty or condition of any such Insurance and fails to remedy such breach within 10 Business Days after the earlier of (a) Lessee becoming aware of such and (b) written notice thereof to Lessee, or (y) otherwise fails to comply with Section 11.5(1) or 11.5(2); or

(3) Lessee fails to accept delivery of the Aircraft when obliged to do so under Section 2 or otherwise fails to perform its obligations under the Operative Documents (including failing to provide and/or satisfy conditions precedent pursuant to Schedule 7) with the effect that the delivery of the Aircraft is delayed; or

(4) Lessee fails to return each Engine at the end of the scheduled applicable Lease Term as and in the condition required by Schedule 4 and otherwise in compliance with the Operative Documents; or

(5) Lessee suspends or ceases (a) to carry on all of its business or operations, or (b) to the extent would have a Material Adverse Effect, a substantial part of its business or operations; or

(6) Other than in respect of a Permitted Transfer, Lessee disposes or threatens to dispose of all or a substantial part of its assets, whether by one or a series of transactions, related or not; or

(7) Lessee fails to comply with, observe or perform, or fails to cause to be complied with, observed and performed, any of its covenants, agreements or obligations under any Operative Document and, except to the extent provided above in this Section 12, if such failure is capable of remedy, such failure continues for 30 days (five Business Days in the case of Sections 6.2.2, 7.1, 8.1 and 14.2) after the earlier of (a) Lessee becoming aware of such and (b) written notice thereof to Lessee; or

(8) any airline license, air transport license, or other permit, certificate or license required for the conduct of Lessee’s business is withheld, revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force and effect, or is otherwise modified or restricted in a manner which impedes or obstructs Lessee’s ability to perform its obligations hereunder;

(9) Any representation or warranty made by Lessee in any Operative Document proves to have been incorrect, inaccurate or untrue in any material respect as of the time made or repeated and, only if the same is capable of cure, such incorrectness, inaccuracy or untruth continues for a period of 20 days after the earlier of (a) Lessee becoming aware of such and (b) written notice thereof to Lessee; or

(10) Any Eurocontrol charge or other Flight Charge due from Lessee remains outstanding for 30 days after the due date of such charge, provided that (a) no Event of Default will arise under this Section 12.2(10) for so long as such charge is being contested in good faith and by appropriate proceedings, an adequate bond has been provided and such proceedings do not involve any danger of the detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; and (b) such 30-day period will not apply if there is any risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft.

12.3 Voluntary Bankruptcy, Etc.

Exhibit 10.1

Lessee (1) commences any proceeding or files any petition seeking relief under any applicable bankruptcy, insolvency, liquidation, administration, receivership or other similar Law, including any equivalent proceedings in Lessee Jurisdiction, (2) consents to or acquiesces in the institution of, or fails to contest in a timely and appropriate manner, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for itself or for substantially all of its property or assets, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) proposes or enters into any composition or other arrangement, or makes a general assignment, for the benefit of creditors or declares a moratorium on the payment of indebtedness, (6) becomes insolvent or suspends payments on, becomes unable to, admits in writing its inability to or fails generally to pay, substantially all of its debts as they become due, (7) seeks its own liquidation, reorganization, dissolution, administration or winding up, or (8) is adjudicated or declared by any competent authority to be bankrupt or insolvent; or

12.4 Involuntary Bankruptcy, Etc.

A proceeding is commenced or a petition is filed, in either case, without the consent or application of Lessee, seeking (1) relief in respect of Lessee or of substantially all of its property or assets under any applicable bankruptcy, insolvency, liquidation, administration, receivership or similar Law, including any equivalent proceedings in Lessee Jurisdiction, (2) the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for Lessee or for substantially all of its property or assets, or (3) the liquidation, reorganization, dissolution, administration or winding up of Lessee; and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is issued and is not immediately stayed; or

12.5 Illegality/Rights of Owner and Lessor

By reason of any default or omission on the part of Lessee, it becomes unlawful for Lessee to perform any of its material obligations under the Operative Documents to which it is a party, or any of the Operative Documents to which it is a party becomes wholly or partly invalid or unenforceable, provided that any such partial invalidity or unenforceability shall only constitute an Event of Default if it has a Material Adverse Effect on Lessee’s ability to perform its obligations under the Operative Documents to which it is a party or Owner’s or Lessor’s rights, title and interest in and to the Leased Property or under the Operative Documents; or

Any of the rights of Owner or Lessor in the Aircraft or under any Operative Document are challenged by Lessee or any other Person claiming by or through Lessee; or

12.6 Indebtedness or Lease Default

(1) Lessee fails to pay any amount in respect of any indebtedness, when and howsoever due, or Lessee breaches any other provision contained in any agreement or instrument relating to any indebtedness, and such failure to pay or such breach continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, if the maturity of such indebtedness is capable of being, or has been, accelerated and if the aggregate outstanding amount of all indebtedness under any such agreements or instruments which is then capable of being, or has been, accelerated exceeds, in the aggregate, US$10,000,000 (or the equivalent thereof); or

(2) any “Event of Default” occurs under any Other Lease Agreement; or

12.7 Judgments

Exhibit 10.1

One or more judgments are rendered against Lessee that either (1) impose on it an obligation for the payment of money in excess of US$10,000,000 (or the equivalent thereof) in the aggregate or (2) grant to any Person equitable relief of any nature that could, if enforced, be reasonably expected to have a Material Adverse Effect and, in the case of any such judgments, the same remains undischarged, during which time execution of such judgment or judgments is not effectively stayed nor does adequate bonding fully covering such judgment or judgments exist; or

12.8 Adverse Change

A Material Adverse Effect occurs; or

12.9 Change in Ownership

Other than a Permitted Transaction, any single Person or group of Persons acquires control, directly or indirectly, of Lessee without Lessor’s prior written consent.

13. Remedies

13.1 Event of Default

Upon the occurrence of any Event of Default and so long as the same will be continuing, Lessor will have the right to, in each case exercisable in Lessor’s sole discretion, and without prejudice and in addition to any other rights it may then have, do all or any of the following, at its option:

13.1.1 Termination and Enforcement

Terminate this Lease Agreement and any other Operative Document and/or terminate the leasing of the Aircraft hereunder by Lessee, whereupon in each case all rights of Lessee under this Lease Agreement and the other Operative Documents will cease forthwith (but without prejudice to the continuing obligations of Lessee thereunder and without prejudice to Lessor’s rights thereunder, including under this Section 13) and/or exercise any other right or remedy which may be available to it under this Lease Agreement and/or any other Operative Document or Law and/or proceed by appropriate court action to enforce the terms of this Lease Agreement and/or any other Operative Document and/or exercise any other power, right or remedy which may be available to Lessor under this Lease Agreement or any other Operative Document or under Law.

13.1.2 Retake Possession

Upon the written demand of Lessor and at Lessee’s expense, require Lessee to return promptly, and Lessee will return promptly, the Aircraft (excluding the Airframe to the extent the Termination Sum is paid by Lessee pursuant to the terms hereof) and any part thereof (including the Aircraft Documentation, excluding such documentation relating to the Airframe only if the Termination Sum is paid by Lessee pursuant to the terms hereof) as Lessor may so demand to Lessor or its order in the manner and condition required hereby, and otherwise in accordance with all the provisions hereof, as if it were being returned at the scheduled expiration of the Lease Term, or Lessor at its option, may enter upon the premises where the Aircraft (excluding the Airframe to the extent the Termination Sum is paid by Lessee pursuant to the terms hereof) or any Part thereof is located and take immediate possession of and remove the same by summary proceedings or otherwise, and Lessee waives any right it may have under Law to a hearing prior to repossession of the Aircraft (excluding the Airframe to the extent the Termination Sum is paid by Lessee pursuant to the terms hereof) or any part thereof (and/or, at Lessor’s option, store the same at Lessee’s premises until disposal thereof by Lessor), all without liability (to the extent permitted under applicable Law) accruing to Lessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise.

Exhibit 10.1

13.1.3 Specific Remedies

Without limiting the generality of the foregoing Lessor will have the right, in each case at Lessee’s expense:

(1) to require Lessee to ground or move the Aircraft (including the Engines and all Parts, including a full complement of loose and emergency equipment) to a location designated by Lessor in writing and/or remove all cargo and passenger luggage from the Aircraft and/or cease operating the Aircraft except as expressly authorized or directed by Lessor (and, to the extent not inconsistent therewith, to require Lessee to comply with all of its obligations under this Lease Agreement and each other Operative Document);

(2) to require Lessee, and Lessee will, at request of Lessor, take all steps necessary to effect (if applicable) the issuance of an export certificate of airworthiness, deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and the Lessee Jurisdiction and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance herewith;

(3) to require Lessee and Lessee will, at written request of Lessor and at Lessee’s expense, take all steps necessary to ensure all rights under any warranty from any manufacturer, vendor, sub-contractor or supplier with respect to the Aircraft are assigned, including the obtaining of any such party’s consent to such assignment, to Owner and/or Lessor to the extent such warranties have not expired otherwise than through the assignment itself;

(4) without need of any consent, authorization or action of Lessee, to cause the Aircraft to be deregistered by the Aviation Authority, and to be made ready for export and to be exported out of the country where the Aircraft is for the time being situated and the Lessee Jurisdiction, and to cause all rights of Lessee in respect of the Aircraft and this Lease Agreement and each other Operative Document under or in connection with or resulting from the registration of the Aircraft or the recordation of the Operative Documents with the Aviation Authority or otherwise, to be terminated and extinguished;

(5) direct Lessee to return the Aircraft in accordance with Schedule 4 as if it were being returned at the expiry of the Lease Term; and

(6) to take any and all such other actions as authorized under the Deregistration Power of Attorney.

13.1.4 Damages

In addition to Lessor’s rights under Section 9.1, recover from Lessee, and Lessee will on demand indemnify each of Lessor, Owner and any Affiliate of either for, all damages suffered, directly or indirectly, by it in connection with such Event of Default or the exercise of any remedies with respect to such Event of Default, including each of the following:

(1) With respect to the Airframe, upon termination of the leasing of the Airframe pursuant to Section 13.1.1, Lessee shall not later than 2 Business Days following the date specified in the notice of termination (the “Termination Payment Date”) pay, as liquidated damages (and not a penalty) an amount equal to the Termination Sum and, without duplication, the unpaid balance of all amounts owing by Lessee hereunder which have accrued and fallen due as of such Termination Payment Date under the Operative Documents with respect to the Airframe. If Lessee fails to pay the Termination Sum on the Termination Payment Date, without in any way limiting or reducing the obligation of Lessee to pay the amounts referred to above in Section 13.1.4(1), Lessee shall be obligated to return the Airframe to Lessor in full compliance with the Return Conditions and Lessor may exercise any of its rights and remedies in furtherance of obtaining the Airframe in full compliance with such Return

Exhibit 10.1

Conditions from Lessee. Whether or not Lessee has paid the Termination Sum and amounts required by this Section 13.1.4(1) and whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights hereunder with respect to the Airframe, Lessor, by written notice to Lessee may demand, and Lessee hereby agrees to pay to Lessor on demand on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty, the sum of any Rent-Financing due with respect to the Airframe on or before such payment date plus an amount as set forth in 3 below.

(2) With respect to each Engine, all accrued and unpaid Rent—Periodic payable hereunder in respect of any period prior to Return of each Engine to Lessor in the condition and otherwise in the manner required hereunder.

(3) All Expenses incurred, directly or indirectly, by it in connection with such Event of Default or the exercise of Lessor’s and/or Owner’s remedies with respect to such Event of Default, including:

(a) all costs and expenses incurred in connection with recovering possession, deregistration, exportation of the Airframe or any Engine and all costs and expenses in placing such Airframe or Engine in the configuration, condition and repair required by Schedule 4 and the other provisions of this Lease Agreement and all lost Rent—Periodic payments, Rent-Financing payments, Maintenance Amounts and other Rent accruing during such recovery and reconditioning,

(b) all other damages incurred by it in connection with such Event of Default or the exercise of any remedies with respect to such Event of Default, including all losses suffered because of its inability to place the Aircraft on lease with another lessee, its inability to place the Aircraft on lease with another lessee on terms as favorable to it as this Lease Agreement or because whatever use, if any, to which it is able to put the Aircraft upon its return to Lessor, or the amount received by it upon a sale or other disposal of the Aircraft, is not as profitable to it as this Lease Agreement would have been in the case had Lessee complied with all of its obligations under the Operative Documents, including in each case, amounts corresponding to the payments of Termination Sum, Rent-Financing, Rent—Periodic, Maintenance Amounts and other Rent which would have been due from the Return of the Aircraft to Lessor until the Aircraft is placed on lease or otherwise disposed of; and

(c) all costs and expenses (including out of pocket expenses, stamp, documentary, registration or other like duties, taxes or charges, together with the fees, costs and expenses of Lessor’s professional advisors) in connection with enforcing, protecting, perfecting or preserving any of Lessor’s rights under this Lease Agreement or the other Operative Documents or in suing for or in connection with such rights.

For the avoidance of doubt, if this Lease Agreement and/or the leasing of the Aircraft is terminated and the Aircraft is repossessed by Lessor in connection with an Event of Default, then notwithstanding such termination the period of the scheduled Lease Term and the “Lease Term Expiry Date - Airframe” and “Lease Term Expiry Date – Engine” will be utilized in calculating the damages to which Lessor is entitled pursuant to this Section 13.1.4.

Lessor will use reasonable endeavors to mitigate any such amounts for which Lessee is responsible under clause 13.1.4(3)(b) above, but Lessor will not be obliged to consult with Lessee concerning any proposed course of action or to notify Lessee in advance of the taking of any particular action. Lessor will provide a statement, with reasonable details, of any amount claimed under this Section 13.1.4.

Exhibit 10.1

In calculating Lessor’s damages hereunder, all Rent and other amounts which would have been due under this Lease Agreement and the other Operative Documents during the Lease Term if an Event of Default had not occurred will be calculated on a present value basis using a discounting rate of 3.00% per annum discounted to the earlier of the date on which the Aircraft re-leased or sold.

13.1.5 Sale or Re-lease of Aircraft

If an Event of Default occurs, Lessor and/or Owner will have the right to sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee.

13.2 Application of Funds, Etc.

(1) Without limiting any other provision of this Lease Agreement or of any other Operative Document, upon the occurrence and during the continuance of a Default, Lessor will have the right to continue to hold any amounts received or held in respect of any Secured Obligations, and to withhold or setoff against all amounts otherwise payable to Lessee (or any affiliate of Lessee) regardless of the place of payment or currency and regardless of whether such amount is currently payable, and to use and apply in whole or in part any or all of such amounts, withholdings and setoffs to and against the Secured Obligations (in whatever order and according to whatever priority Lessor may choose). If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or, at its option, New York, for the purpose of the set-off. If a Lessee obligation is unascertained or unliquidated, Lessor may in good faith estimate that obligation and setoff in respect of the estimated amount.

(2) If any sum paid or recovered in respect of the Secured Obligations is less than the amount then due, Lessor may apply that sum to amounts due from Lessee under this Lease Agreement or any other Operative Document or any other Secured Obligations then due in such proportions and order and generally in such manner as Lessor may determine.

13.3 Waiver at Lessor’s Option

By written notice to Lessee, Lessor may at Lessor’s sole discretion waive any Default or Event of Default and its consequences and/or unilaterally rescind and annul any prior notice of termination. The respective rights of the parties will then be as they would have been had, as applicable, no Default or Event of Default occurred and/or no such notice been given.

13.4 Cape Town Convention Remedies

Lessee and Lessor acknowledge and agree that: (1) each of the Events of Default set forth in Section 12 will be deemed to be an event that constitutes a “default” as such term is used in the Cape Town Agreements; and (2) upon the occurrence of any Event of Default (a) Lessor will be afforded all speedy and other relief, rights and remedies specified in the Cape Town Agreements as a result of such Event of Default, (b) all of the rights of Lessor specified in this Section 13 will be construed to be “additional remedies” as permitted by the Cape Town Agreements which may be exercised by Lessor pursuant to this Lease subject to the requirements of applicable Law and (c) Lessor may, without notice to Lessee, take all steps as are contemplated by the Cape Town Agreements to deregister the Aircraft, export the Aircraft from the State of Registration and, if applicable, discharge the international interest in respect of the Aircraft, this Lease and the other Operative Documents from the International Registry.

13.5 Termination for Illegality

Exhibit 10.1

In the event that:

(1) Other than an event as set forth in Section 12.5, it is or becomes unlawful for Lessee to perform any of its obligations under any Operative Document to which it is a party or any Operative Document to which it is a party is or becomes wholly or partly illegal, invalid or unenforceable and either of the above circumstances is, in the reasonable opinion of Lessor, likely to have a Material Adverse Effect, or

(2) it is or becomes unlawful for Lessor to perform any of its obligations under any Operative Document to which it is a party or to continue the lease of the Aircraft,

then Lessor and Lessee will immediately enter into good faith discussions with a view to agreeing alternative arrangements and conditions (including, without limitation, the provision of additional security or change in jurisdiction of operations) acceptable to Lessor and Lessee for the continuation of the leasing of the Aircraft and the transactions contemplated by this Lease Agreement, while preserving the economic terms of the transaction and while not changing the risk or liabilities to either party. If no such arrangements and conditions acceptable to Lessor (Lessee acknowledging that Lessor will have sole and unfettered discretion as to whether any arrangements and conditions are acceptable) have been agreed and implemented within 30 days the occurrence of such event, then (x) Lessor may terminate the Lease Term by notice to Lessee, and (y) upon such termination Lessee will as soon as reasonably practicable return the Aircraft to Lessor in the manner and condition required by, and otherwise in accordance with all the provisions of, this Lease Agreement and the other Operative Documents to which Lessee is a party as if the Aircraft were being returned at the natural expiration of the Lease Term and (z) where 13.5(1) applies, Lessor will otherwise have the rights and remedies under Section 13 as if such termination were the result of an Event of Default.

14. Transfer of Lease

14.1 Transfer by Lessor

14.1.1 Right to Transfer

Each of Lessor and Owner may, without the consent of Lessee, at any time, subject to the conditions set forth in Section 14.1.2 herein below:

(1) sell, transfer, assign absolutely or otherwise dispose of its right, title and interest in and to this Lease Agreement, any other Operative Document, the Aircraft, the Airframe, and/or an Engine to any Person, including pursuant to a sale and leaseback or a novation of this Lease Agreement together with a sale of the Aircraft, the Airframe, and/or an Engine (any such transaction, an “Absolute Transfer”); or

(2) mortgage, assign or otherwise grant an interest or transfer as security all or any portion of its right, title and interest in and to this Lease Agreement, any other Operative Document, the Aircraft, the Airframe, and/or an Engine, to any Person, including pursuant to a secured loan financing (any such transaction, a “Security Transfer”).

In addition, Participant may sell, transfer, assign absolutely or otherwise dispose of its right, title and interest in and to Owner (any such transaction, a “Participant Transfer”).

The transferee of an Absolute Transfer, a Security Transfer or a Participant Transfer is referred to herein as a “Transferee”).

Lessor will promptly notify Lessee, in accordance with Section 14.1.2 hereinbelow, of any such transfer and Lessee agrees to promptly execute and deliver in connection with any transfer such

Exhibit 10.1

documents and assurances (including executing a consent to the assignment, transfer or a novation agreement, as applicable (that may include non-substantive amendments to this Lease Agreement), and procuring the reissuance of Insurance certificate(s) to reflect such transaction) and to take such further action as Lessor may reasonably request to establish or protect the rights and remedies created or intended to be created in favor of the transferees in connection with any transfer, provided that any such transfer will comply with the conditions specified in Section 14.1.2.

Without limiting the foregoing but subject to Section 14.1.2, Lessor and Lessee acknowledge and agree that, in the case of an Absolute Transfer, Lessor and Lessee shall execute and deliver a lease novation or assignment and assumption (as applicable) based on the forms prescribed on the Aviation Working Group’s website (www.awg.aero) in November 2017 (as the same may be amended from time to time).

Lessee agrees that if the Aircraft or Lessor’s interests hereunder, are transferred to a bank or trust company holding legal title to the Aircraft or the interests of “Lessor” hereunder in trust for one or more participants in the trust then the references to “Owner” and/or “Lessor”, as applicable, will be deemed to include each such participant and such bank trust company acting as trustee and in its individual capacity.

14.1.2 Conditions

Unless an Event of Default has occurred and is continuing (and subject to Lessee’s right to terminate the leasing of the Airframe and purchase the Airframe for the relevant Termination Sum), as conditions precedent to any Absolute Transfer, Security Transfer or Participant Transfer becoming effective:

(1) Lessor will procure that the Transferee will have executed and delivered to Lessee a letter of quiet enjoyment in respect of Lessee’s use and possession of the Aircraft, the Airframe or an Engine, as applicable, which will contain a covenant substantially in the form of Section 6.1.1;

(2) Lessor will have (a) reimbursed to Lessee (or following such transfer will promptly reimburse to Lessee) its reasonable out-of-pocket expenses actually incurred in connection with Lessee’s cooperation in connection with such transfer, provided that such expenses are substantiated to Lessor’s reasonable satisfaction and (b) paid to Lessee the Transfer Fee;

(3) Lessee’s obligations under this Lease Agreement and the other Operative Documents will not be increased and Lessee’s rights under this Agreement and the other Operative Documents will not be decreased, as determined at the time of the completion of such transfer based on the law in effect on the time of transfer, as a consequence of such transfer (including in respect of Taxes). Neither a change in the Person or Persons to whom, or for whose benefit, Lessee performs its obligations under the Operative Documents, nor an increase in the number of, or change in the nature of, beneficiaries under any indemnification, Insurance or other obligation will, in each case, constitute by itself or in the aggregate an increase in the obligations of Lessee under the Operative Documents;

(4) In the case of an Absolute Transfer by Lessor, the obligations of Lessor under the Operative Documents with respect to the Aircraft, Airframe or Engine, as applicable, which arise from and after such transfer will have been assumed by the Transferee;

(5) Transferee shall provide to Lessee a true, complete, and accurate Internal Revenue Service Form W‑9, W‑8BEN, W-8BEN-E, W‑8ECI, or W‑8EXP (or applicable similar or successor forms), duly executed, accurately stating such person’s status for U.S. federal withholding tax purposes, evidencing the right of such person to receive payments under this Lease and the other Operative Documents without withholding of U.S. federal withholding Tax;

Exhibit 10.1

(6) In the case of an Absolute Transfer by Lessor or Participant Transfer, neither such transferee nor any of its Affiliates will not be a commercial passenger airline in direct competition with Lessee unless (A) such transferee is an internationally recognized lessor; (B) such transferee is not directly or indirectly controlled by such affiliated airline; and (C) such affiliated airline will not have access to any information in the Lease Agreement or regarding Lessee’s operations;

(7) In the case of an Absolute Transfer by Lessor, the transferee shall be a Citizen of the United States as defined in Section 40102(a)(15)(c) of Title 49 of the United Stated Code;

(8) In the case of an Absolute Transfer by Lessor or Participant Transfer, such transferee shall be experienced in commercial aircraft leasing and financing or retain the services of a lease manager or servicer having such experience;

(9) The transfer shall not violate applicable Law;

(10) In the case of an Absolute Transfer or a Participant Transfer, Transferee will have a tangible net worth of at least $10,000,000 (or be guaranteed by an entity having such net worth);

(11) in the case of a Participant Transfer, Lessee will receive a Participant Undertaking substantially in the form of the then-current Participant Undertaking, or as otherwise agreed by Lessee (acting reasonably).

Without prejudice to any rights of any General Indemnitee under any Operative Document in effect on or after the occurrence of an Absolute Transfer or Participant Transfer, after such transfer and at Lessee’s cost, if any, Lessee will comply with the terms and conditions of Section 11.3 with respect to Lessor and each other General Indemnitee (as determined immediately prior to such Absolute Transfer) as if the effective date of such transfer were the last day of the Lease Term.

14.1.3 Cape Town Agreements

For the purpose of Article 46(1)(c) of the consolidated text of the Cape Town Convention, Lessee hereby consents in advance to (a) any Absolute Transfer or Security Transfer as set forth in this Section 14 and (b) the transfer of the related International Interest in respect of any such transfer under the Cape Town Agreements. For the avoidance of doubt, no additional consent by Lessee will be required pursuant to the Cape Town Agreements in connection with any such transfer.

14.2 Assignment or Transfer by Lessee

Other than a Permitted Transaction, Lessee may not, without the prior written consent of Lessor, assign or transfer (including by merger or consolidation) any of its right, title or interest in, or delegate any of its obligations under, any Operative Document, and any such assignment, transfer or delegation without the prior written consent of Lessor will be null and void.

14.3 Successors and Assigns

Subject to the foregoing, the terms and provisions of each Operative Document will be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns and permitted transferees.

15. No Setoff, Counterclaim, Etc.

This Lease Agreement is a net lease and Lessee’s obligation to pay Rent is and will be absolute and unconditional and will not be abated, suspended, diminished, reduced, delayed, discontinued, terminated or otherwise affected by any condition, circumstance, act or event of any kind whatsoever, including, without limitation, any of the following: (1) the unavailability, interruption or

Exhibit 10.1

cessation in use of the Aircraft for any reason, (2) any defect in the title, airworthiness, merchantability, fitness for any purpose, condition, design, specification or operation of any kind or nature of the Aircraft, or the ineligibility of the Aircraft for any particular use or trade or for registration or certification, (3) any right of set-off, counterclaim, recoupment, defense or other right which Lessee may have against Lessor, the Airframe Manufacturer, the Engine Manufacturer or any other person for any reason, including any claim the Lessee may have for the foregoing, (4) insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, administration or similar proceedings by or against Lessor, Lessee, the Airframe Manufacturer, the Engine Manufacturer or any other Person, (5) invalidity or unenforceability or lack of due authorization of or other defect in this Lease Agreement, (6) failure or delay by any party to perform its obligations under this Lease Agreement or (7) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing and whether or not arising by operation of Law, which but for this provision would or might have the effect of terminating or in any other way affecting any obligation of Lessee under this Lease Agreement or which would or might have any effect on the right, entitlement or ability of Lessee to operate the Aircraft, it being the express intention of Lessor and Lessee that all Rent and other amounts payable by Lessee under any Operative Document will be payable in all events, unless the obligation to pay the same will be terminated pursuant to the express provisions of this Lease Agreement. Lessee waives, to the extent permitted by Law, any and all rights which it may have or which at any time hereafter may be conferred upon Lessee, by Law or otherwise, to terminate, cancel, quit or surrender any Operative Document, or to abate, suspend, defer, reduce or otherwise fail to comply in full with any obligation imposed upon Lessee thereunder or in relation hereto, except termination of this Lease Agreement in accordance with the express provisions hereof.

Nothing in this Section 15 will be construed to limit any right Lessee may have to independently pursue any claim for damages that it may have against Lessor or any other General Indemnitee under this Lease Agreement, at Law or otherwise.

16. Further Assurances, Etc.

16.1 Further Assurances

Without limiting the other obligations and liabilities of Lessee under the Operative Documents, Lessee agrees to promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to effectively carry out the intent and purpose of the Operative Documents and to establish, perfect and protect the rights and remedies created or intended to be created in favor of Owner, Lessor and (at Lessor’s expense, other than in respect of the State of Organization) each Financing Party thereunder and in the Aircraft or any part thereof or any permanent replacement of any Engine or Part installed in accordance with this Lease Agreement.

16.2 Lessor’s Performance of Lessee’s Obligations

If Lessee fails to make any payment of Rent or fails to perform or comply with any agreement, covenant or obligation contained in any Operative Document, Lessor will have the right, but not the obligation, at its election and without waiver of any of its rights or remedies against Lessee, to perform or comply with such covenant, agreement or obligation and/or pay such amount, and the amount of such payment and any Expenses incurred by Lessor in connection with such payment or the performance of or compliance with such agreement, covenant or obligation, as the case may be, together with interest at the Past Due Rate, will be payable by Lessee to Lessor upon demand as Rent—Supplemental. The taking of any action by Lessor pursuant to this Section 16.2 will not constitute a waiver or release of any obligation of Lessee under any Operative Document nor a waiver of any Default which may arise out of Lessee’s nonperformance of such obligation, nor an election or waiver by Lessor of any right or remedy available to Lessor under or in relation to any Operative Document.

Exhibit 10.1

16.3 No Implied Waivers; Rights Cumulative

(1) No failure on the part of any Person to exercise and no delay in exercising any right, power, remedy or privilege under any Operative Document or provided by statute or at law or in equity or otherwise will impose any liability upon such Person or will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach or as an acquiescence thereto, nor will any single or partial exercise of any such right, power, remedy or privilege impair, prejudice or preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. No acceptance of partial payment or performance will, whether or not expressly stated, be or be deemed to be a waiver of any breach then existing or a waiver or release of full payment and performance. No notice to or demand on any Person will in any case entitle such Person to any other or further notice or demand in other or similar circumstances or constitute a waiver of the right of any other Person to any other or further action in any circumstances without notice or demand.

(2) Nothing contained in any Operative Document will be construed to limit in any way any right, power, remedy or privilege of any Person under any Operative Document or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege of any Person under the Operative Documents (a) will be in addition to and not in limitation of, or in substitution for, any other right, power, remedy or privilege under any Operative Document or at law or in equity, (b) may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lessor and such Person and (c) will be cumulative and not mutually exclusive, and the exercise of one will not be deemed a waiver of the right to exercise any other. Lessor may decline to exercise any rights or remedies herein without incurring any liability to any Person.

17. Governing Law and Jurisdiction

17.1 New York Law

THIS LEASE AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, WILL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

17.2 Jurisdiction

Lessee and Lessor each irrevocably consents that any legal action or proceeding between them arising out of or relating to any Operative Document may be brought in the courts of the United States for the Southern District of New York or in the courts of the State of New York located in Manhattan, as the party bringing such action or proceeding may elect. In addition, Lessee irrevocably consents that any legal action or proceeding between it and Lessor arising out of or relating to any Operative Document may be brought in the courts of any jurisdiction in which Lessee operates the Aircraft or in which the Aircraft is located. By execution and delivery of this Lease Agreement each of Lessor and Lessee irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein will limit the right of Lessor to bring any legal action or proceeding or obtain execution of judgment against Lessee in any other courts having jurisdiction over Lessee or the Aircraft or any part thereof or concurrently in more than one court meeting such requirement. Each of Lessor and Lessee waives objection to such courts on grounds of inconvenient forum or otherwise as regards proceedings between them in connection with the Operative Documents and agrees that a judgment or order of such courts in connection with an

Exhibit 10.1

Operative Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

EACH PARTY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH LESSOR AND LESSEE ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATING TO ANY OPERATIVE DOCUMENT.

17.3 Lessee’s Process Agent

Lessee irrevocably designates, appoints and empowers Lessee’s Process Agent, as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of such process agent, and Lessee irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessee further agrees that failure by a process agent appointed in accordance with this section to notify Lessee of the process will not invalidate such process or service or the proceeding concerned. Notwithstanding the foregoing, nothing herein will affect the rights of either party to serve process in any other manner permitted by applicable Law. Lessee will maintain such process agent, or such other Person located within the State of New York as may be acceptable to Lessor, as its agent for service of process in the State of New York during the scheduled Lease Term and six months thereafter, at Lessee’s sole cost and expense. If for any reason whatsoever the appointed process agent is no longer acting as process agent Lessee will promptly (and in any event within seven days) appoint a replacement agent in the State of New York as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. If Lessee fails to appoint a replacement process agent as provided above, Lessor may appoint such replacement process agent on behalf of Lessee and at Lessee’s expense.

17.4 Waiver of Immunity

Each party irrevocably and unconditionally agrees that if the other party brings legal proceedings against it or its assets in relation to this Lease Agreement or any other Operative Document no immunity from such legal proceedings (which will be deemed to include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of it or with respect to its assets. Each party further irrevocably and unconditionally (1) waives any such right of immunity which it or its assets now have or may in the future acquire and (2) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

17.5 Future Amendments and Agreements

With respect to any amendments to this Lease Agreement or the other Operative Document or any other agreements to be entered into between Lessor and Lessee after the date of this Lease Agreement in connection with the leasing of the Aircraft (“Future Agreements”), Lessee and Lessor agree that the Future Agreements will be deemed to be subject to this Section 17, including the choice of law, submission to jurisdiction and process agent provisions.

18. Miscellaneous

18.1 Amendments

Exhibit 10.1

No provision of any Operative Document may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by each party hereto or thereto; and no provision of any Operative Document will be varied, contradicted or explained by any oral agreement, course of dealing or performance or other matter not specifically set forth in an agreement in writing and signed by each party hereto or thereto.

18.2 Severability

If any provision of any Operative Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law (1) all other provisions thereof will remain in full force and effect in such jurisdiction and (2) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

18.3 Counterparts

Any Operative Document and any amendments, waivers, consents or supplements hereto or thereto may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument.

18.4 Chattel Paper

To the extent, if any, that this Lease Agreement constitutes chattel paper (as defined in the Uniform Commercial Code in effect from time to time in any applicable jurisdiction) no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which will be identified as the counterpart attached to a receipt therefor executed by Lessor.

18.5 Expenses

Each party will bear its own costs and expenses (including legal expenses) associated with the preparation, negotiation and completion of this Lease Agreement and the other Operative Documents and the delivery of the Aircraft. Lessor and Lessee agree to share equally the costs and fees of FAA Counsel that are associated with the registration of this Lease Agreement with the FAA, International Registry filings, and the registration opinion of FAA Counsel (excluding any costs which are in respect of any Financing Party or Financing Documents, which shall be for the account of Lessor). Notwithstanding the foregoing, all out-of-pocket expenses (including attorneys’ fees and expenses) incurred or payable by Lessor in connection with any amendment to or extension of or other documentation in connection with, or the granting of any waiver, consent or other request hereunder requested by Lessee will be for the account of Lessee.

18.6 Confidentiality

Each of Lessee and Lessor will keep each Operative Document (and all terms and provisions thereof) confidential and will not disclose, or cause to be disclosed, the same (except to the extent that the same is already in the public domain other than by breach of this Section 18.6) to any Person, without the prior written consent of the other, except (1) to prospective and permitted transferees of Owner, Lessor or any Financing Party or to any prospective Financing Party, and their respective legal counsel, accountants, insurance brokers and other advisers, (2) in connection with any enforcement of any Operative Document, (3) to its Affiliates or prospective Affiliates or the Affiliates of any Financing Party or prospective Financing Party, (4) to the professional advisers of the foregoing, (5) in the case of Lessee in connection with a Permitted Transaction, to the transferee or proposed transferee, or (5) as may be required by Law, provided that any and all disclosures of all or any part of such documents and/or information which are permitted by this Section 18.6 will

Exhibit 10.1

be made only to the extent necessary to meet the specific requirements or needs of the Persons to whom such disclosures are permitted and the disclosing party will inform such Persons of the confidential nature of such documents and/or information. Notwithstanding the foregoing, Lessor (or an Affiliate) and Lessee may each issue a press release regarding the lease of the Aircraft without disclosing any commercial or contractual terms other than the scheduled Lease Term.

18.7 Time of the Essence

Subject only to the periods of grace referred to in Section 12, time will be of the essence as regards the performance by each of Lessee and Lessor of its respective obligations under each Operative Document.

18.8 Notices

All notices, requests and other communications to Lessee or Lessor under any Operative Document will be in writing (for this purpose, “writing” includes email), will refer specifically to such Operative Document and will be personally delivered or sent by email, or sent by overnight courier service (e.g., DHL), in each case to the respective address specified in Schedule 5 or such other address as such Person may hereafter specify by notice to the other parties hereto in the manner set forth in this Section 18.8. Each such notice, request or other communication will be effective when received or, if by email, when “confirmed” as sent by the email software, provided that any such notice by email so confirmed after 6:00 p.m., for the recipient, will be effective on the next succeeding local Business Day.

18.9 Language

All notices to be given to Lessor under each Operative Document will be in English. All documents delivered to Lessor pursuant to each Operative Document will be in English, or if not in English, will be accompanied by a certified English translation. If any Operative Document is required by any Government Entity to be translated into a language other than English in connection with the registration, maintenance, operation or other use of the Aircraft during the Lease Term or Lessee’s obligations under any Operative Document or in connection with the enforcement of Lessor’s rights under any Operative Document, then Lessee will arrange for such translation at Lessee’s expense and in a timely manner. The language of each Operative Document, and the language of its interpretation, is English. If there is any inconsistency between the English version of any Operative Document and any version in any other language, whether or not such other version is executed by Lessor or Lessee, the English version will prevail for all purposes.

18.10 Entire Agreement

This Lease Agreement and the other Operative Documents constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all previous proposals, agreements, understandings, negotiations and other written and oral communications in relation thereto. The parties acknowledge that there have been no representations, warranties, promises, guarantees or agreements, express or implied, except as set forth in the Operative Documents.

18.11 Logo Usage

Lessee agrees that each of Lessor’s Affiliates, including Servicer, may use the name, logos, trademarks, and service marks of Lessee on and in connection with its internet website and other marketing materials to identify the Lessee as a customer; provided that the planned usage is approved and confirmed in writing by Lessee on a case-by-case basis.

18.12 Relationship of the Parties

Exhibit 10.1

Nothing in this Lease Agreement or the other Operative Documents will create (or be deemed or construed to create) a partnership, joint venture, agency, fiduciary relationship, and/or any other affiliation, relationship or association between the parties hereto of any kind other than the relationship of lessor and lessee as explicitly and specifically stated in this Lease Agreement and the other Operative Documents. The relationship between Lessor and Lessee is limited to that of lessor and lessee as set forth in this Lease Agreement and the other Operative Documents. Nothing contained in this Lease Agreement or any other Operative Documents will permit or obligate (or be construed as permitting or obligating) Lessor to act as a financial or business advisor or consultant to Lessee and/or to control Lessee or conduct Lessee’s operations. Each party acknowledges that it is experienced with respect to the subject matter of this Lease Agreement and the other Operative Documents and has made its own independent decisions regarding such subject matter. Each party further acknowledges that it has had the opportunity to obtain the advice of experienced and sophisticated counsel of its own choosing in connection with the negotiation and execution of this Lease Agreement and the other Operative Documents and to obtain the advice of such counsel with respect to all matters contained herein and therein.

18.13 Servicer

Lessor has appointed Servicer to act as lease servicer and manager in respect of the Aircraft and this Lease Agreement and accordingly, unless and until Lessee receives written notice from Lessor and/or Servicer to the contrary, Lessee will (and will be entitled to) communicate with and deal with Servicer with respect to all matters relating to this Lease Agreement and the other Operative Documents, the other documents related thereto and the Aircraft at all times after the date of this Lease Agreement without reference to Lessor. Without limiting the foregoing, at all times after the date of the Lease Agreement (and until Lessee receives notice to the contrary as aforesaid), Lessee will be entitled to rely on the directions, consents, approvals and instructions of Servicer in all respects as though Servicer were named “Lessor” under this Lease Agreement. For the avoidance of doubt, Servicer has no obligations under this Aircraft Lease or under any Operative Documents.

18.14 Rights of Third Parties

(1) Each Financing Party, General Indemnitee, Tax Indemnitee and Insured Party may rely on and enforce the rights expressed to be conferred on it under this Lease Agreement and any other Operative Document together with any ancillary rights against the Lessee.

(2) The consent of any General Indemnitee, Tax Indemnitee or Insured Party, as the case may be (in each case, other than Lessor), is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Lease Agreement or any other Operative Document or any provision of any thereof or provisions ancillary thereto.

(3) Except as expressly stated in Section 18.14(1), the terms of each Operative Document may be enforced only by a party to it or a party’s permitted successors and transferees and assigns.

18.15 Continuing Indemnities

The indemnity obligations of Lessee contained in this Lease Agreement shall survive and continue in full force and effect notwithstanding the expiration or other termination of the leasing of the Aircraft under this Lease Agreement.

19. Purchase Option

Provided that no Event of Default has occurred and is continuing and subject to Section 13, Lessee will have the option to purchase the Airframe on the Lease Term Expiry Date - Airframe (or such earlier date on which the leasing of the Airframe hereunder terminates) by paying to Lessor an

Exhibit 10.1

amount equal to the Termination Sum, whereupon Lessor shall transfer title to the Airframe to Lessee or an entity designated by Lessee, by means of a bill of sale, in accordance with Section 19.1.1 (Transfer of Title).

19.1.1 Transfer of Title

Upon payment by Lessee to Lessor of all amounts payable pursuant to any of:

(a) Section 19.2 (Early Termination); or

(b) Section 10.3 (Total Loss of Aircraft),

(c) Section 13.1.4(1) (Lessee Liability for Damages); or

(d) Section 19 (Purchase Option);

and provided that no Event of Default has occurred and is continuing and subject to Section 13, Lessor shall transfer title to the Airframe in an “as is, where is” condition to Lessee, or to Lessee’s nominee in accordance with the terms of this Lease Agreement and Lessor shall release and discharge the Liens constituted by the Financing Security Documents and shall procure that the Financing Parties shall release and discharge the Liens in favor of any Financing Party with respect to the Airframe:

(i) Lessor’s rights and title to the Airframe shall pass from Lessor to Lessee (or its nominee), free from any Lessor Liens;

(ii) Lessor shall execute in favor of and deliver to Lessee (or its nominee) a bill of sale in respect of the Airframe in customary form (except for the fact that it shall incorporate no representation, warranty, condition, agreement, covenant or similar assurance as to any matter referred to in Section 19.1.2(a)); and

(iii) Lessor shall execute and deliver to Lessee (or its nominee) such further documents as Lessee may reasonably request in order to give effect to the title transfer contemplated by this Section 19.1.1.

19.1.2 Warranties on Transfer of Title

Upon a transfer of title to the Airframe from Lessor to Lessee in accordance with Section 19.1.1(Transfer of Title):

(a) subject to Section 19.1.2(b), Lessor shall have no obligation hereunder (by way of express or implied representation, warranty, condition, agreement, covenant or other matter) to ensure or take any steps to ensure that upon its transfer of title to Lessee hereunder, the Airframe or any Part is of any particular type, design, manufacture, performance, construction or description, airworthy, in any particular condition, order, state or repair or fit for any particular use or purpose and the Airframe shall be in an “as is, where is” condition with all faults; and

(b) Lessor shall warrant to Lessee or its nominee (as the case may be) that it is passing to it such title as was transferred to Lessor, in each case free from any Liens created by Lessor.

19.1.3 Waiver

If and so far as any other representation, warranty, condition, agreement, covenant or other matter relating to any such thing as is referred to in Section 19.1.2(Warranties on Transfer of

Exhibit 10.1

Title) is implied herein (by law or otherwise), Lessee waives all rights arising therefrom or from any breach thereof.

19.1.4 Clawback

If by reason of the application of any bankruptcy, insolvency or other applicable Laws affecting Lessee and creditors’ rights and the discharge of Lessee’s obligations (a “Clawback Event”), Lessor or any General Indemnitee becomes obligated to disgorge, repay or to account to Lessee or any liquidator, trustee or similar official or representative of an estate in bankruptcy of Lessee any amount corresponding to the amounts previously paid to it by Lessee under the Operative Documents in respect of the Airframe, then such payment amounts shall be reinstated and continue to be payable by Lessee (as the case may be) to Lessor or any such General Indemnitee as if such payment amount had not been received by Lessor or such General Indemnitee.

19.2 Early Termination

So long as no Default shall have occurred and is continuing, Lessee may terminate the leasing of the Airframe under this Lease Agreement on any Rent Payment Date (the “Early Termination Date”) by giving Lessor not less than 30 days (or such shorter period as Lessor may agree) prior irrevocable written notice of its intention of such termination (such notice to specify the Early Termination Date and a calculation of the proposed Termination Sum) and on the Early Termination Date, Lessee shall pay to Lessor the Termination Sum as of the Early Termination Date, whereupon following receipt of such amounts by Lessor the leasing of the Airframe under this Lease Agreement shall immediately be terminated. For the avoidance of doubt, the leasing of each Engine shall continue in accordance with the terms and conditions of this Lease Agreement and Lessee shall have no other termination right pursuant to this Lease Agreement.

20. Granting Clause

20.1 Grant of Lien

Lessee and Lessor acknowledge and agree that Lessor holds, and will continue to hold, legal title to the Airframe unless and until transferred to Lessee in accordance with the terms of this Lease Agreement. Insofar as this Lease Agreement with respect to the Airframe is to be characterized as a “lease intended for security,” Lessee hereby grants, conveys and assigns for (x) the prompt and complete payment (whether at the stated maturity, by acceleration or otherwise) of all Rent with respect to the Airframe, the Termination Sum and all other amounts due under this Lease and any other Operative Document with respect to the Airframe and (y) the performance and observance by Lessee of all other obligations and covenants to be performed or observed by Lessee pursuant to the terms of this Lease Agreement and any other Operative Document with respect to the Airframe, a security interest (which, in the case of the Airframe, constitutes an International Interest) in, and mortgage lien on, all estate, right, title and interest of Lessee in, to and under, all and singular, the following described properties, rights, interests and privileges whether now owned or hereafter acquired (hereinafter sometimes referred to as the “Lease Collateral”):

20.1.1 the Airframe, any and all Parts and Aircraft Documentation relating thereto, and, to the extent provided herein, all substitutions and replacements of, and additions, improvements, and accessions to, the Airframe and any and all Parts and Aircraft Documentation;

20.1.2 to the extent any proceeds of the Lease Collateral are required to be held by Lessor pursuant to the terms of Section 19.1.1 (Transfer of Title) or Section 11 (Insurance), all requisition proceeds with respect to the Airframe or any Part thereof, and all insurance proceeds (or rights to indemnification in lieu thereof pursuant to Section 11 (Insurance)) with respect to the Airframe or any part thereof;

Exhibit 10.1

20.1.3 all moneys and securities with respect to the Airframe now or hereafter paid or deposited or required to be paid or deposited to or with Lessor by or for the account of Lessee pursuant to any term of this Lease or any other Operative Document and held or required to be held by Lessor hereunder or thereunder; and

20.1.4 all proceeds of the foregoing.

In furtherance of the foregoing, Lessee hereby authorizes Lessor to file Uniform Commercial Code financing statements, continuation statements or amendments to existing statements as may be reasonably required to perfect and maintain perfection of the security interest granted by Lessee hereby.

20.2 Finance Lease with respect to Airframe

Lessor and Lessee intend and agree that this Lease Agreement with respect to the Airframe:

(a) constitutes a “security interest” as defined in Section 1-201(35) of the UCC, and not a “true lease”; and

(b) constitutes a “finance lease” for United States federal income tax purposes.

Neither Lessor nor Lessee shall file a tax return that is inconsistent with the provisions of this Section 20.2.

20.3 Capacity in Which Acting

Insofar as this Lease Agreement constitutes a security agreement and creates a security interest in the Lease Collateral, Lessor is acting hereunder as the sole “secured party” with respect to the Lease Collateral and each portion thereof for purposes of the Uniform Commercial Code, as enacted in any applicable jurisdiction, and other similar domestic and foreign laws.

21. Finance Lease Certification

(a) Legal title to the Airframe has passed to Lessor by bill of sale (either FAA Form 8050-2 or another form acceptable to the FAA;

(b) For purposes of registration of the Airframe with the FAA, each of Lessor and Lessee represent and certify this Lease is evidence of ownership of the Airframe in the name of Lessee in accordance with 14 C.F.R. § 47.5(d), as interpreted by FAA Chief Counsel's legal opinion issued September 24, 1990 (Federal Register, October 3, 1990, 55 Fed. Reg. 40,502);

(c) This Lease Agreement contains a purchase option price that is above 10 percent of the value of the Airframe determined at the time the lease was executed, but contains a requirement that if the option is not exercised, the Lessee nevertheless is obligated to pay a residual value or termination sum equal to or exceeding the purchase option price;

(d) Lessee will submit an Aircraft Registration Application (Form AC 8050-1) together with this Lease Agreement with the FAA to register the Airframe with the FAA in the name of Lessee; and

(e) This Lease Agreement is being filed for recordation with the FAA with certain proprietary and sensitive financial terms removed, for purposes of confidentiality. However, this Lease Agreement will be made available to the FAA for a confidential review upon request by the FAA.

[Intentionally Left Blank]

Exhibit 10.1

Exhibit 10.1

Schedule 1

DEFINITIONS

PART I

Defined Terms

The following terms will have the following meanings:

“Absolute Transfer” is defined in Section 14.1.1(1) of the Lease Agreement.

“Acceptance Certificate” means the Acceptance Certificate, dated the Delivery Date, signed by Lessee and confirmed by Lessor, substantially in the form of Exhibit A, Part I.

“AD” means any airworthiness directive applicable to the Airframe, either Engine or any Part and any modification thereto or the Aircraft Documentation issued by the Aviation Authority, the Compliance Authority that have been issued by the FAA.

“Affiliate” means, in relation to a Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person (including a trust of which such Person is the beneficiary).

“Agreed Insurance Deductible Amount” means US$500,000.

“Agreed Insurance Value” means the sum of (x) the Agreed Insurance Value-Airframe and (y) the Agreed Insurance Value-Engine with respect to each Engine subject to this Lease Agreement at the time of the applicable Event of Loss.

“Agreed Insurance Value - Airframe” is defined in Schedule 9 of the Lease Agreement.

“Agreed Insurance Value - Engine” is defined in Schedule 9 of the Lease Agreement.

“Agreed Liability Coverage Amount-Airframe” is defined in Schedule 9 of the Lease Agreement.

“Agreed Liability Coverage Amount – Engine” is defined in Schedule 9 of the Lease Agreement.

“Agreed Maintenance Performer” means, during the Lease Term, any Compliance Authority-approved maintenance performer having a valid and current Compliance Authority license for the relevant maintenance and/or repair (such license being in full force and effect and allowing such maintenance performer to issue an unqualified release to service for the relevant maintenance and/or repair) as selected by Lessee, and in the case of any 6-Year or 12-Year Check, agreed by Lessor, such agreement not to be unreasonably withheld.

“Aircraft” means, collectively, the Airframe and the Engines and, unless the context does not permit, the Aircraft Documentation. Following the termination of the leasing of the Airframe pursuant to the terms of this Lease Agreement, the reference to Aircraft shall be a reference to each Engine and, unless the context does not permit, the Aircraft Documentation related to such Engine, which continues to be leased pursuant to the terms of this Lease Agreement.

“Aircraft Documentation” means the documentation described in Section 1.4 of Schedule 2 to the Lease Agreement.

“Aircraft Manuals” means all manuals (howsoever denominated) for the Aircraft, either Engine or any Part issued by Airframe Manufacturer, Engine Manufacturer, any Part manufacturer or any other vendor or service provider, whether such manuals are in hard copy or electronic format.

Exhibit 10.1

“Aircraft Records” means all records (howsoever denominated) for the Aircraft, either Engine or any Part related to its operation, maintenance or repair, including any and all logbooks, statements, records, reports, data, drawings and other documents for the Aircraft, whether such records are in hard copy or electronic format.

“Airframe” means, collectively, (1) the Airbus model A320-232 airframe (including the wings and empennage and except only Engines or engines from time to time installed thereon), bearing manufacturer’s serial number 5999 and U.S. Registration No. N626NK and (2) any and all Parts so long as the same will be incorporated or installed in or attached to such airframe, and any and all Parts removed therefrom so long as title to such removed Parts will remain vested in Owner in accordance with the terms of the Lease Agreement.

“Airframe Flight Cycle” means one takeoff and landing of the Airframe, provided that for purposes of determining cycles of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” will be the airframe or airframes on which such Part has been used.

“Airframe Flight Hour” means each hour or part thereof elapsing from the moment the wheels of the Airframe leave the ground on takeoff until the wheels of the Airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” will be the airframe or airframes on which such Part has been used.

“Airframe Manufacturer” means Airbus.

“Airframe Model” means A320-232.

“AMM” means the Airframe Manufacturer’s maintenance manual for the Aircraft.

“APU” means (1) the auxiliary power unit identified by manufacturer’s serial number in the Acceptance Certificate and (2) any auxiliary power unit substituted for such auxiliary power unit in accordance with the Lease Agreement.

“Authorizations” means each and every approval, waiver, authorization, consent, license, certificate or order of, or registration with, or requirement for the giving of prior notice to, or the taking of any action in respect of, the Aviation Authority, any other Government Entity in the Lessee Jurisdiction or any other Government Entity having jurisdiction over Lessee, the operation of the Aircraft or any action or transaction contemplated by any Operative Document.

“Aviation Authority” means the civil aviation authority of the State of Registration and any person, governmental department, bureau, commission or agency succeeding to all or any of its respective functions.

“Aviation Documents” means any or all of the following which at any time may be obtainable from the Aviation Authority: (1) if required, a temporary certificate of airworthiness from the Aviation Authority allowing the Aircraft to be flown after delivery to the State of Registration, (2) an application for registration of the Aircraft with the appropriate authority in the State of Registration, (3) the certificate of registration for the Aircraft issued by the State of Registration, (4) a full certificate of airworthiness for the Aircraft specifying transport category (passenger or cargo, as applicable), (5) an air transport license, (6) an air operator’s certificate, (7) such recordation of Owner’s title to the Aircraft and interest in the Lease Agreement as may be available in the State of Registration and (8) all such other authorizations, approvals, consents and certificates in the State of Registration as may be required to enable Lessee to lawfully to operate the Aircraft.

“Back-to-Birth Traceability” means, with respect to a Life Limited Part, the availability of documentation identifying with specificity where, when and with which aircraft and aircraft operator(s) since new, with such documentation (which will include on/off logs with, for Engines, confirmation of thrust operated/cycles

Exhibit 10.1

operated, associated engine log books and a no incident/accident statement from each such aircraft operator) and to be signed and stamped by authorized personnel.

“Balloon Payment” means the amount set forth on Schedule 9 hereto.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York other than in respect of payments and in respect of payments a day (other than a Saturday or Sunday) on which banks are open for business in New York.

“Cape Town Agreements” means the Cape Town Convention as supplemented by the Cape Town Aircraft Protocol (in each case, utilizing the English-language version thereof).

“Cape Town Aircraft Protocol” means the Protocol to the Convention on International Interests in Mobile Equipment, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).

“Compliance Authority” means the FAA.

“Contractual Currency” is defined in Section 9.4 of the Lease Agreement.

“CRAF Extension Period” has the meaning given to it in Section 8.3;

“CRAF Program” means the Civil Reserve Air Fleet Program authorized under 10 U.S.C. §9511 et seq. or any similar or substitute program under the laws of the United States.

“Damage Notice Threshold” is defined in Schedule 9 of the Lease Agreement.

“Default” means any Event of Default or any condition, circumstance, act or event which, upon the giving of notice, the lapse of time and/or the fulfillment of any other condition would constitute or give rise to an Event of Default.

“Delivery Condition” means the condition of the Aircraft as required in Schedule 3 of the Lease Agreement.

“Delivery Date” means the date, local time at the Delivery Location, on which the Aircraft is delivered by Lessor in accordance with the Lease Agreement and as evidenced in the Acceptance Certificate.

“Delivery Documentation” means, collectively, the Aircraft Manuals and Aircraft Records delivered to Lessee with the Aircraft, including any documents listed in Annex 2 to the Acceptance Certificate.

“Delivery Location” means an FAA approved maintenance facility in Lakeland, Florida, USA.

“Deregistration Power of Attorney” means an irrevocable power of attorney authorizing Lessor or such other Person as Lessor may from time to time specify (1) to, in connection with the exercise of Lessor’s remedies under Section 13 of the Lease Agreement, do anything or act to give any consent or approval that may be required to obtain deregistration of the Aircraft and to export the Aircraft from the State of Registration and the Lessee Jurisdiction upon termination of the leasing of the Aircraft under the Lease Agreement and to otherwise exercise the remedies of Lessor under Section 13 of the Lease Agreement and (2) to obtain such information as Lessor may require from time to time in respect of the Aircraft from any airport, navigation or aviation authority or any manufacturer, supplier or maintenance organization, such power of attorney to be in the form of Exhibit D to the Lease Agreement.

Exhibit 10.1

“Dollars” and “US$” mean the lawful currency of the United States.

“Electronic Records Format” means an EASA or FAA-approved system in a searchable format whereby any Aircraft Documentation is stored and retrieved digitally and electronically.

“Engine” means (1) each of the International Aero Engines AG (IAE) model V2527-A5 engines listed by Engine Manufacturer’s serial numbers in the Acceptance Certificate and originally installed on the Airframe at the time of delivery to Lessee hereunder whether or not from time to time thereafter installed on the Airframe or installed on any other airframe and (2) in each case, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto will remain vested in Owner in accordance with the Lease Agreement after removal from such Engine, provided that at such time as an engine will be deemed part of the property leased under the Lease Agreement in substitution for an “Engine,” pursuant to the applicable provisions of the Lease Agreement, the replaced Engine will cease to be an “Engine” under the Lease Agreement. The term “Engines” means, as of any date of determination, all Engines then leased under the Lease Agreement.

“Engine Flight Cycle” means, with respect to any Engine, one takeoff and landing of the airframe (including the Airframe) on which such Engine is then installed, provided that for purposes of determining cycles of utilization of a Part, the relevant “Engine” will be the engine on which such Part has been used.

“Engine Flight Hour” means each hour or part thereof (rounded to the nearest one-tenth of an hour) elapsing from the moment the wheels of the airframe (including the Airframe) on which such Engine is then installed leave the ground on takeoff until the wheels of such airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part, the relevant “Engine” will be the engine on which such Part has been used.

“Engine Manufacturer” means International Aero Engines AG (IAE).

“Engine Model” means V2527-A5.

“Engine Thrust Limit” means 27,000 lbs.

“Event of Default” is defined in Section 12 of the Lease Agreement.

“Event of Loss” means, with respect to the Aircraft, the Airframe or any Engine, any of the following events, conditions or circumstances with respect to such property:

(1) Retention of possession of such property by Lessee for more than 60 days beyond the last day of the Lease Term without the express written consent or instructions of Lessor.

(2) The destruction of or damage to such property which renders (a) repair of such property uneconomical or (b) such property permanently unfit for normal use by Lessee or Lessor.

(3) Any loss of or damage to such property, whether resulting in an actual, arranged, compromised or constructive total loss of such property (including any damage to such property which results in an insurance settlement on the basis of a total loss).

(4) The confiscation, condemnation, seizure, forfeiture, requisition or similar taking of the title to such property (for any reason whatsoever and whether de jure or de facto).

(5) The confiscation, condemnation, seizure, requisition or similar taking by any Government Entity or purported Government Entity of use or hire of such property which will have resulted in the loss of possession or use of such property by Lessee for a period that continues until the earlier of (a) the date that is 30 days following the commencement of such loss of possession or use (or, if earlier, the last day of the Lease Term) and (b) the

Exhibit 10.1

date upon which the Aircraft is modified in such a manner as would render conversion of such property for use in normal (as on the Delivery Date) commercial service impractical or uneconomical.

(6) The disappearance, hijacking or theft (including a confiscation, condemnation, seizure, forfeiture, requisition or similar taking of title or use not otherwise included in this definition) of such property which will have resulted in the loss of possession or use of such property by Lessee for a period that continues until the earlier of (a) the date that is 15 days following the commencement of such loss of possession or use (or, if less, the remaining Lease Term) and (b) the date upon which the Aircraft is modified in such a manner as would render conversion of such property for use in its normal commercial service impractical or uneconomical.

(7) In the case of an Engine only, any divestiture or impairment of any right, title or interest of Owner or Lessor in or to an Engine as a result of the installation of such Engine on any other airframe in violation of the Lease Agreement.

An Event of Loss with respect to the Aircraft will be deemed to have occurred if an Event of Loss occurs with respect to the Airframe. An Event of Loss with respect to one or more Engines without loss of the Airframe will not be deemed an Event of Loss with respect to the Aircraft.

“Expense” means any and all costs, expenses (including any and all reasonable legal fees and expenses and the fees and expenses of other professional advisers and investigators), claims, losses (including loss of value in the Aircraft), liabilities, obligations, damages (whether special, incidental or consequential), judgments, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever.

“FAA” means the US Federal Aviation Administration and any Person succeeding to all or any of its functions.

“FAA Condition” means, in respect of the Aircraft, being in a condition (and with full supporting documentation) suitable for immediate issuance of an FAA Standard Certificate of Airworthiness for Transport Category Aircraft and operation by Lessee as a US FAR Part 121 Air Carrier for passenger operations and a certificate of registration from the FAA.

“FAA Counsel” means Daugherty Fowler Peregrin Haught & Jenson.

“Ferry Flight” means the ferry flight from the Technical Acceptance Location to the Delivery Location, to be conducted by Lessee immediately following its technical acceptance of the Aircraft.

“Final Inspection” means the inspection of the Engines by Lessor, and any other inspecting parties (as observers only), during any part of the inspections, checks, and demonstration flights required pursuant to Schedule 4 to the Lease Agreement or otherwise performed in connection with the Return.

“Final Maintenance” means the work to be performed by Lessee in order to cause the Engines to meet the requirements of Schedule 4 to the Lease Agreement.

“Financing Acknowledgement” means a consent of the Lessee to Lessor’s security assignment of the Operative Documents in connection with the financing of the Aircraft in such form as may be requested by Lessor and reasonably agreed by Lessee.

“Financing Party” means (1) each Person, if any, providing debt or equity financing or refinancing related to the Aircraft and (2) the Security Trustee, if any.

Exhibit 10.1

“Financing Security Documents” means all documents related to the debt or equity financing or refinancing of the Aircraft and providing for a security, mortgage or other interest in the Aircraft or any Operative Document, as such documents are identified by Lessor to Lessee from time to time.

“Flight Charges” means all flight charges, route navigation or service charges, landing fees, takeoff fees, airport fees, fuel charges and all other fees, charges or Taxes payable for the use of or for services or fuel provided at any airport or otherwise payable to any airport or airport authority, navigation or flight authority or fuel supplier or other similar entity for any services or fuel provided in connection with the operation, landing, takeoff or navigation of aircraft.

“Follow-On Operator” means any Person acquiring title to or the right to use the Aircraft after the end of the Lease Term (whether or not such Person is an airline or other operator).

“General Indemnitee” means Lessor, Owner, Servicer, Participant, owner trustee in its individual capacity, each Financing Party, and the successors and permitted transferees and assigns of each of the foregoing, and the directors, officers, corporate stockholders, trustees, partners, employees, contractors, servants, agents and Affiliates of each of the foregoing.

“Government Entity” means (1) any national, state or local government of any country or any international authority (including in each case, any central bank or fiscal, tax or monetary authority), (2) any board, commission, department, division, instrumentality, court, agency, territory, possession or political subdivision of any entity described in clause (1) above, however constituted; (3) any association, organization or institution of which any entity described in clause (1) or (2) above or any state is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant; and (4) any taxing authority of any entity described in any of clauses (1), (2) or (3) above.

“IDERA” means an irrevocable de-registration and export request authorization as contemplated by Article XIII(2) of the Cape Town Aircraft Protocol, executed in favor of Lessor or such other person as Lessor may direct.

“Insurances” means insurances in respect of the Aircraft and includes, without limitation, any insurances and reinsurances required by Section 11 of the Lease Agreement.

“Insured Party” means each General Indemnitee.

“International Interest” has the meaning assigned to the term “international interest” under the Cape Town Agreements.

“International Registry” means the international registration facilities established for the purposes of the Cape Town Agreements.

“Landing Gear” means (1) the landing gear assemblies of the Aircraft identified by the respective serial numbers in the Acceptance Certificate and (2) any landing gear assembly substituted for any such identified landing gear assembly in accordance with the Lease Agreement.

“Landing Gear Overhaul” means any full overhaul of the Landing Gear, including the parts as specified by the Airframe Manufacturer and the Landing Gear manufacturer, in accordance with the MPD and the landing gear manufacturer documentation.

“Law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of Persons to whom the directive, regulation, request or requirement is addressed).

Exhibit 10.1

“Lease Agreement” means the Lease Agreement (MSN 5999), between Lessor and Lessee, to which this Schedule 1 is attached.

“Lease Term” means, as applicable, the period commencing on the Delivery Date and, unless earlier terminated pursuant to the provisions of any Operative Document, ending on, with respect to the Airframe, the Lease Term Expiry Date – Airframe and with respect to each Engine, the Lease Term Expiry Date – Engine with respect to such Engine.

“Lease Term-Airframe” means the period commencing on the Delivery Date of the Airframe and, unless earlier terminated pursuant to the provisions of any Operative Document, ending on the Lease Term Expiry Date – Airframe.

“Lease Term Expiry Date - Airframe” means the day corresponding to the Delivery Date in the 36th month after the Delivery Date or if there is no such day in such month, the last day of such month, and if such day is not a Business Day then the Lease Term Expiry Date-Airframe will be the next preceding Business Day.

“Lease Term-Engine” means the period commencing on the Delivery Date of an Engine and, unless earlier terminated pursuant to the provisions of any Operative Document, ending and with respect to such Engine, the Lease Term Expiry Date – Engine with respect to such Engine, or if there is no such day in such month, the last day of such month, and if such day is not a Business Day then the Lease Term Expiry Date-Engine will be the next preceding Business Day.

“Lease Term Expiry Date - Engine” means, with respect to an Engine, the earliest of (i) the day corresponding to the Delivery Date in the 48th month after the Delivery Date, (ii) the date following the Delivery Date on which such Engine requires an LLP replacement and (iii) the date on which off-wing maintenance requiring engine disassembly would be required on such Engine (including any off-wing maintenance required for AD or Mandatory SB compliance), or if there is no such day in such month, the last day of such month, and if such day is not a Business Day then the Lease Term Expiry Date-Engine will be the next preceding Business Day.

“Lessee Jurisdiction” means the state of Delaware.

“Lessee’s Maintenance Program” means Lessee’s Aviation Authority-approved, written maintenance, inspection and repair program and schedule, including an engine condition monitoring program, for the Airframe Model aircraft as in effect on the Delivery Date and thereafter as amended with the consent of Lessor, such program to be designed in accordance with the airframe, engine and parts manufacturer’s respective maintenance planning documents and recommendations and with the airframe, engine and parts manufacturer’s respective maintenance planning documents and recommendations (including the MPD) to be the minimum standard for such program.

“Lessee’s Process Agent” means Cogency Global, located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

“Lessor Jurisdiction” means state of Utah.

“Lessor Lien” means any Lien (a) from time to time created by or arising through Owner, Lessor, or Participant or any Financing Party in connection with the financing or refinancing of the Aircraft; (b) any other Lien in respect of the Aircraft that results from acts or omissions of, or claims against, Owner, Lessor, Participant, Servicer or an Affiliate thereof, or any Financing Party not related to the operation of the Aircraft or the transactions contemplated by or permitted under the Operative Documents to which Lessee is a party; and (c) Liens in respect of the Aircraft for Excluded Taxes.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, lease, sublease, seizure, right of detention, exercise of rights, security interest, judgment, writ, order or other claim or right of possession of any kind or nature whatsoever, however and wherever created or arising and whether or not

Exhibit 10.1

consensual (including any agreement or arrangement to give or effect any of the foregoing and any conditional sale or other title retention agreement).

“Life-Limited Part” means those Parts, defined by the Manufacturer or by the FAA, the Aviation Authority or any other Government Entity as requiring retirement and subsequent replacement on a mandatory basis prior to, or upon the expiration of, the Manufacturer’s certified life, such life being expressed in terms of Flight Cycles, Flight Hours, APU Hours, landings or calendar time, as applicable.

“Maintenance Amount—Assumed Derate” means 10%.

“Maintenance Amount—Assumed Hour-to-Cycle Ratio” means 2:1.

“Maintenance Amount— Engine LLP” is defined in Schedule 9 to the Lease Agreement.

“Maintenance Amount—Engine Overhaul” is defined in Schedule 9 to the Lease Agreement.

“Maintenance Amount—Escalation Rate” is defined in Schedule 9 to the Lease Agreement.

“Maintenance Amount—Escalation Base Date” means January 1, 2026.

“Maintenance Amounts” means all amounts payable under Section 2 of Schedule 9 to the Lease Agreement.

“Major Modifications” will include (1) any Modification with an expected cost (if performed by a third party) of US$250,000 or more, (2) any Modification that would require an FAA or EASA supplemental type certificate were the Aircraft registered in the United States or an EASA-member country, (3) any Modification that would have an appreciable effect on the mass, balance, structural strength, reliability, operational characteristics, noise, fuel venting, exhaust emission, or other characteristics affecting the airworthiness of the Aircraft or (4) any Modification that is irreversible.

“Material Adverse Effect” means (1) as of any date, a material adverse change between the date of the Lease Agreement and such date, in the business, assets, financial condition or prospects of Lessee, or (2) the occurrence of any event or the existence of any circumstance that has or will have a material adverse effect on (a) the ability of Lessee to carry on its business or to perform its obligations under any Operative Document to which it is or will be a party or (b) the rights or interests of Owner or Lessor in the Aircraft or under any Operative Document to which it is or will be a party.

“Material Default” means any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of other condition or any combination of the foregoing would constitute an Event of Default under Sections 12.1, 12.3 or 12.4 hereof.

“Modification” means any modification, addition, alteration, removal or other change (including performance of ADs and SBs) to the Airframe, any Engine or any Part.

“Modification Parts” means those Parts installed on the Aircraft in connection with a Modification.

“MPD” means, at the time of any relevant maintenance, the then latest revision of the Airframe Manufacturer’s maintenance planning document for the Airframe Model. For the avoidance of doubt, any Airframe check to be performed immediately prior to delivery or return will be performed in accordance with the MPD in effect at the time of completion of such check.

“MRO” means KF Aerospace.

Exhibit 10.1

“Operative Documents” means the Lease Agreement, the IDERA, Deregistration Power of Attorney, the Technical Acceptance Certificate, Acceptance Certificate, the Return Acceptance Certificate, the Financing Acknowledgement, and any other document which Lessor and Lessee agree is an “Operative Document.”

“Other Lease Agreement” means any other aircraft lease agreement and the related operative documents (howsoever denominated) between (1) Lessor or any Affiliate of Lessor or Participant and (2) Lessee or any Affiliate of Lessee.

“Owner” means Lessor or any Person to which it transfers its interest in the Aircraft in accordance with the terms of this Lease Agreement.

“Participant” means Eos Aviation 5999, LLC, or any Person to which it transfers its interest in accordance with the terms of this Lease Agreement.

“Parts” means any and all appliances, parts, components, modules, navigation, avionics and communications equipment, computers, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (including the APU and the Landing Gear but excluding complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine, so long as title thereto will remain vested in Owner, in accordance with the terms of the Lease Agreement, and any loose equipment identified in the Acceptance Certificate.

“Past Due Rate” means a rate equal to a fluctuating rate per annum equal to 500 basis points above the US Federal Reserve Effective Federal Funds Rate (EFFR); provided that such rate as determined from time to time will not in any event be higher than the highest rate per annum permitted from time to time under any applicable Law.

“Permitted Air Carrier” means any carrier that Lessor may from time to time approve in writing, such approval not to be unreasonably withheld or delayed.

“Permitted Lien” is defined in Section 6.2.2 of the Lease Agreement.

“Permitted Sublessee” means, at any time, any Permitted Air Carrier to whom the Aircraft may be leased at such time by Lessee in accordance with the provisions of Section 8.1.1(2) of the Lease Agreement.

“Person” means any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality.

“Rent” means, collectively, Rent-Financing, Rent—Periodic and Rent—Supplemental.

“Rent Payment Date” means (1) the Delivery Date and (2) the day which corresponds to the Delivery Date in each month during the Lease Term after the month in which the Delivery Date occurs (or if there is no such corresponding day in any such month, the last day of such month).

“Rent—Financing” means the rent payable in respect of the Lease Term with respect to the Aircraft pursuant to Section 3.1.1 of the Lease Agreement.

“Rent—Financing Amount” means, in relation to each Rent Payment Date, the amount set forth opposite such Rent Payment Date in the column titled “Rent-Financing Amount” in the table of Rent payments set forth in Schedule 9.

“Rent—Periodic” means the rent payable in respect of the Lease Term with respect to the Aircraft pursuant to Section 3.1.2 of the Lease Agreement.

“Rent—Periodic Amount” is defined in Schedule 9 to the Lease Agreement.

Exhibit 10.1

“Rent—Supplemental” means all amounts, liabilities and obligations (other than Rent-Financing and Rent—Periodic) which Lessee assumes, agrees or otherwise becomes liable to pay to Lessor, any General Indemnitee or Tax Indemnitee or any other Person under any of the Operative Documents, including payments of or in respect of the Security Deposit, Maintenance Amounts, Agreed Insurance Value, Expenses, Taxes, interest accrued pursuant to Section 3.4.3 of the Lease Agreement or other amounts payable under any indemnities.

“Return” means the return of the Airframe and each Engine by Lessee to Lessor at the Return Location in the condition and manner required by Schedule 4 to the Lease Agreement and the other provisions of the Operative Documents, as evidenced by the execution by Lessor, and the delivery to Lessee, of the relevant Return Acceptance Certificate.

“Return Acceptance Certificate” means the acceptance certificate to be delivered by Lessor to Lessee pursuant to Section 1.4 of Part II to Schedule 4 to the Lease Agreement.

“Return Condition” means the condition of the Aircraft as required by Schedule 4 of the Lease Agreement.

“Return Location” means an airport in North America or Canada specified by Lessor or such other location as may be agreed by Lessor and Lessee.

“SB” means any service bulletin as issued by Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part.

“Scheduled Delivery Date” means July 31, 2026.

“Section 1110” means Section 1110 of Title 11 to the United States Code.

“Secured Obligations” means Lessee’s (or any Affiliate of Lessee’s) obligations under the Lease Agreement and each other Operative Document and under each Other Lease Agreement and each other document designated as an operative document (howsoever denominated) under each such Other Lease Agreement.

“Security Deposit” means all the amounts held by Lessor from time to time under Section 4.1 of the Lease Agreement.

“Security Deposit – Airframe” means all the amounts held by Lessor with respect to the Airframe from time to time under Section 4.1 of the Lease Agreement.

“Security Deposit – Engines” means all the amounts held by Lessor with respect to the Engines from time to time under Section 4.1 of the Lease Agreement.

“Security Deposit Airframe Installment—1” is defined on Schedule 9 to the Lease Agreement.

“Security Deposit Airframe Installment—2” is defined on Schedule 9 to the Lease Agreement.

“Security Deposit Airframe Installments” means Security Deposit Airframe Installment—1 and Security Deposit Airframe Installment—2.

“Security Deposit Engine Installment—1” is defined on Schedule 9 to the Lease Agreement.

“Security Deposit Engine Installment—2” is defined on Schedule 9 to the Lease Agreement.

“Security Deposit Engine Installments” means, with respect to each Engine, Security Deposit Engine Installment—1 and Security Deposit Engine Installment—2.

“Security Transfer” is defined in Section 14.1.1(2) of the Lease Agreement.

Exhibit 10.1

“Security Trustee” means the designated representative, howsoever denominated, of one or more of the Financing Parties, as identified by Lessor to Lessee from time to time.

“Servicer” means the designated representative, howsoever denominated, of Lessor, as identified by Lessor to Lessee from time to time. The initial Servicer is Merx Aviation Servicing Limited.

“SRM” means the Airframe Manufacturer’s structural repair manual for the Aircraft.

“State of Registration” means United States.

“Taxes” includes any and all present or future fees (including license, documentation and registration fees), taxes (including income, gross receipts, sales, rental, use, turnover, value-added, goods and services, property (tangible or intangible), excise, franchise, capital, user, transfer, doing business and stamp taxes or duties), licenses, levies, imposts, duties, recording charges or fees, or other charges, assessments, deductions or withholdings of any nature whatsoever, together with any assessments, penalties, late payment charges, notary charges, fines, additions to tax or other similar liabilities with respect to any of the foregoing and interest on any of the foregoing.

“Tax Indemnitee” means Lessor, Owner, Participant, and each Financing Party and any successor, transferee or assign of any of the foregoing and any Person that is a member of a group that files a consolidated or combined tax return that includes Lessor, Owner or Participant.

“Technical Acceptance” means the Lessee’s acceptance of the technical condition of the Aircraft, as evidenced by Lessee’s execution and delivery of the Technical Acceptance Certificate, subject to the Ferry Flight and the provisions set forth in Schedule 3, Part II, Section 1.1.

“Technical Acceptance Certificate” means the certificate to be executed by Lessee in substantially the form set forth on Exhibit A, Part II.

“Technical Acceptance Location” means a maintenance facility in Hamilton, Ontario.

“Termination Sum” means, as of any date on which the Termination Sum is payable hereunder, an amount equal to the sum of (i) (x) if such date is a Rent Payment Date, the amount set out opposite such Rent Payment Date or (y) if such date is not a Rent Payment Date, the amount set out opposite the immediately preceding Rent Payment Date, in each case, in the column titled “Termination Sum” in the table of Rent payments set forth in Schedule 9 and, without duplication, the amount of any accrued and unpaid interest component of Rent-Financing and (ii) without duplication, the amount of any accrued and unpaid Rent-Financing (including, without limitation, if such payment has not already been received by Lessor, the Rent-Financing payable on such Rent Payment Date) and accrued and unpaid interest and any other amount due and payable under this Lease Agreement as at such date (for the avoidance of doubt, the Balloon Payment is included in the Termination Sum).

“Transfer Fee” means $10,000.00.

“United States” and “US” mean the United States of America.

PART II

Construction

Exhibit 10.1

In each Operative Document, unless expressly provided otherwise therein, a reference to:

(1) Each of “Lessor” or “Lessee” or any other Person includes, without prejudice to the provisions of such Operative Document, any successor in title to it and any permitted assignee or transferee and, in the case of any Government Entity, any Government Entity succeeding to all or any of its functions. Where any provision requires the consent or approval of Lessor or Owner, such provision will be deemed to permit Lessor, but does not require Lessor, to obtain the consent of the Security Trustee.

(2) The word “including” will be construed as “including, without limitation.”

(3) Words importing the plural include the singular and vice versa.

(4) Any document includes that document as amended, from time to time in accordance with its terms, and any document entered into in substitution or replacement therefor.

(5) The words “this Lease Agreement,” “hereby,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in such Operative Document (including in an Exhibit or a Schedule or an Annex to such Operative Document) refer to such Operative Document as a whole including the Schedules and Exhibits, and all Annexes, Attachments and Supplements thereto, and not to any particular provisions of such Operative Document.

(6) A “Section” or an “Exhibit” or a “Schedule” or an “Annex” is a reference to a section of, or an exhibit or a schedule or an annex to, such Operative Document. A Schedule or an Exhibit or an Annex to an Operative Document is incorporated therein as if set forth therein in full.

(7) An amendment includes a supplement, novation or re-enactment and “amended” is to be construed accordingly.

(8) A “Law” (1) includes any statute, decree, constitution, any kind of regulation, order and circular order, judgment or directive of any Government Entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative or fiscal interpretation or official statement or application thereof and (4) is a reference to that provision as amended.

(9) A “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period will end on the last Business Day in that calendar month.

(10) A “quarter” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the third succeeding calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period will end on the last Business Day in that calendar month.

The Cape Town Convention and the Cape Town Aircraft Protocol will be read and interpreted together as a single instrument as required by Article 6(1) of the Cape Town Convention.

Headings used in each Operative Document are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Document.

Exhibit 10.1

SCHEDULE 2

OPERATIONAL MATTERS

1. Maintenance; Operation; Etc.

As between Lessor and Lessee, Lessee will have during the Lease Term sole responsibility for the operation, maintenance, servicing, repair, inspection, overhaul and testing of the Aircraft and will bear all costs in connection therewith. Nothing in Section 1 of Schedule 2 is intended to or shall

Exhibit 10.1

impose any obligation on the part of Lessee to perform any off-wing maintenance on an Engine (except for off-wing maintenance that is required as the direct and sole result of (a) improper maintenance and improper handling of the Aircraft (or aircraft on which an Engine is installed) by Lessee or (b) damage caused by foreign object damage (FOD) during Lessee’s operation, which damage is evident by general visual inspection following such FOD event), it being understood that Lessee may remove and return an Engine in unserviceable condition if the Lease Term Expiry Date – Engine occurs as a result of an Engine requiring an LLP replacement or off-wing maintenance (including as a result of AD or Mandatory SB compliance).

1.1 Maintenance and Repairs

1.1.1 General Maintenance

Lessee, at its own expense, will, at all times during the Lease Term and until the Aircraft is returned pursuant to the requirements of the Lease Agreement, maintain, service, repair, test, inspect and overhaul the Aircraft, or cause the Aircraft to be maintained, serviced, repaired, tested, inspected and overhauled in accordance with:

(1) Lessee’s Maintenance Program (without waiver), including any corrosion prevention and control program, the Airframe Manufacturer’s type design and any other relevant manufacturer requirements;

(2) The rules and regulations of the Aviation Authority and the Compliance Authority; and

(3) Lessee’s general maintenance practices and without discrimination against the Aircraft compared to other aircraft operated by Lessee,

in all cases so that the Aircraft, Engines and all Parts are serviceable, airworthy and in good operating condition and repair at all times during the Lease Term (other than during maintenance or repair performed in accordance with the Lease Agreement). Without limiting the foregoing, (a) Lessee will promptly repair any damage or corrosion on the Aircraft which is outside of the limits stated in the Aircraft Manuals (including the SRM) in accordance with Section 1.1.2 of this Schedule 2 and (b) all maintenance required to be performed with respect to the Aircraft will be performed on the Aircraft (and not be deemed accomplished as part of a multi-aircraft sampling arrangement).

Upon completion of any repair, any major airframe check (C check and above), any engine shop visit or any off-aircraft maintenance on the Landing Gear, the APU or any component Lessee will obtain and provide to Lessor an FAA release to service, along with all associated documentation.

Without limiting any other obligations of Lessee under the Operative Documents, Lessee will provide to Lessor (1) the workscope, (2) the identity and approvals of the maintenance provider(s) and (3) any related warranties and performance guarantees for any maintenance that constitutes Final Maintenance or that will affect the amounts payable under Section 2 of this Schedule 2 no less than 60 days prior to the commencement of such maintenance (or for unscheduled maintenance as soon as practical after Lessee knows of the need for such maintenance). Any such warranties will be fully transferable to Lessor, Owner and any Follow-On Operator, and Lessee will provide written confirmation of such transferability prior to Return. Lessor will have the right to increase such workscope above the workscope required by the Lease Agreement provided that Lessor will reimburse Lessee for any incremental labor and material costs associated with such increase.

1.1.2 Repairs

Lessee will procure that all repairs to the Aircraft will be (1) effected promptly and accomplished in accordance with the SRM or approved in writing by the Airframe Manufacturer and the Compliance

Exhibit 10.1

Authority immediately upon completion thereof (a statement of no technical objection does not constitute approval and a statement of conformity to type certificate will be required in any approval), (2) accomplished in accordance with the rules and regulations of the Aviation Authority and the Compliance Authority (and not solely under any design or repair authority of Lessee) and (3) effected so that the Aircraft is placed in airworthy condition and in substantially the same condition as before the related damage or loss. Any associated correspondence with the Airframe Manufacturer will be part of the Aircraft Documentation.

Without limiting the generality of the foregoing, no Engine will remain off-wing for more than three months. Upon removal of each Engine, such Engine will be stored and preserved in accordance with Engine Manufacturer’s recommendations and good international airline practice, and Lessor will at all reasonable times have access to such Engine.

Where relevant any repair approval will be for all weight and thrust variants available for the Aircraft model. Without limiting the foregoing, all repairs will be documented in accordance with the rules and regulations of the Aviation Authority and the Compliance Authority and Lessee will ensure that the Aircraft Records will include repair details, bill of materials used, dirty fingerprint records and any associated paperwork and correspondence. For purposes of this Section 1.1.2, a repair will be considered permanent even if it has a future inspection requirement but only so long as the interval for such inspection is no less than that of a C-Check and no alternative repair without re-inspections exists. Any repair which is subject to a damage tolerance analysis will have all phases of such analysis completed prior to the return of the Aircraft. Repairs that could affect Aircraft aerodynamics will be flush repairs where available in the SRM. In no case will DER repairs or non-OEM authorized repairs to an Engine or any Part, or the installation of DER repaired parts or parts repaired outside of the relevant OEM’s then current repair manual, occur in respect of an Engine during the Lease Term. With respect to the Airframe, in the event DER repairs or non-OEM authorized repairs are performed with respect to the Airframe, if Lessor terminates the leasing of the Airframe, Lessee shall remove all DER repairs and non-OEM repairs with OEM approved repairs in connection with the return of the Airframe to Lessor. Within five (5) Business Days after receipt of a written request from Lessor, Lessee will furnish to Lessor a written signed statement addressed to Lessor or its designee confirming that no DER repair or non OEM authorized repair has been performed, and no DER repaired part or part repaired outside of the relevant OEM’s then current repair manual has been installed, on the Engines, in each case in contravention of the requirements of the Lease Agreement or any other Operative Document (or, if such has occurred, specifying in detail such occurrences).

During the Lease Term, Lessee will keep an up to date dent and damage map (with index) and structural repair map (with index) for the Aircraft in each case showing details of all dents, buckles and damage, and all repairs performed on the Aircraft, together with each dent, buckle, damage and repair’s certification, authorization and workcards (which will include details and traceability of the materials used).

1.1.3 Agreed Maintenance Performer

Lessee will ensure that only an Agreed Maintenance Performer services, maintains, test, inspects, overhauls, repairs or performs any Modifications on or to the Aircraft, either Engine or any Part or any installed engine or part. Lessee will obtain appropriate warranties with respect to the work performed and parts supplied by any Agreed Maintenance Performer and will obtain the agreement of the Agreed Maintenance Performer to the assignment of such warranties to Lessor and/or any Follow-On Operator.

1.2 Replacement of Parts

1.2.1 Replacement of Parts Required

Exhibit 10.1

Lessee will replace, at its own expense, all Parts which may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever with replacement parts as set forth in this Section 1.2, and Lessee may not remove or replace any Part for any other reason, provided that (x) Lessee may remove Modification Parts pursuant to Section 1.3.3 of this Schedule 2 and (y) Lessee may temporarily remove in the ordinary course of maintenance, service, repair, overhaul or testing of the Aircraft any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use provided that Lessee will store such Part and reinstall or replace with a replacement part such Part as promptly as practicable (or before the end of such maintenance, service, repair, overhaul or testing, whichever is earlier).

Each such replacement part incorporated or installed in or attached or added to the Airframe or any Engine will:

(1) Be free and clear of all Liens except for Permitted Liens.

(2) Be in good operating condition, not having been subject to an incident or accident, be interchangeable with, have the same modification status, AD status, SB status, warranty status and documentation status as, be no older (in age, cycles or hours) than, and have a value and utility at least equal to, the Part replaced (in all cases assuming the replaced part was at least in the condition and repair required under the Lease Agreement), unless in each case approved by Lessor in writing prior to installation.

(3) Be a part manufactured by the original OEM (not a part manufactured with PMA approval, and have the same part number (or a more recent part number where such replacement part is interchangeable with the replaced part). Notwithstanding the foregoing, Lessee may install PMA Parts on the Airframe. Following an Event of Default that has occurred and is continuing, in connection with the Lessor’s exercise of remedies, any PMA parts that have been installed will be replaced with original OEM parts by the Lessee at its sole cost.

(4) Have a current, legal and valid release certificate/airworthiness approval tag identified as FAA Form 8130-3 or EASA Form 1.

(5) With respect to any Life-Limited Parts, have Back-to-Birth Traceability.

(6) With respect to engine parts, not have been previously installed in an engine with PMA parts or DER repairs to parts that are considered Critical Influencing Parts (CIP).

(7) In respect of the APU and Landing Gear, (a) have no more time since the last APU overhaul or Landing Gear Overhaul, respectively, or since new than the APU or Landing Gear replaced.

Lessee may use a replacement part that does not comply with the requirements of this Section 1.2.1 (except Section 1.2.1(6)) if a complying part cannot be procured or installed within the available ground time of the Aircraft, provided that the original Part is reinstalled or the non-complying part is removed and replaced by a complying part, in each case as promptly as practicable (and in any event within 60 days of removal).

Within five (5) Business Days after receipt of a written request from Lessor, Lessee will furnish to Lessor a written signed statement addressed to Lessor or its designee (i) confirming that Lessee has not installed any PMA part on the Airframe or an Engine in contravention of the requirements of the Lease Agreement or any other Operative Document (or, if such has occurred, specifying in detail such occurrences) and (ii) in respect of any Engine that requires an OEM pure certification (howsoever denominated) at return, confirming that such Engine complies with the standard required for the issuance of such certification (and if the Aircraft is being subleased, Lessee will

Exhibit 10.1

also procure such a statement from the sublessee within five (5) Business Days after receipt of such request from Lessor).

1.2.2 Ownership of Parts

Immediately upon any part (including a Modification Part) becoming incorporated in, installed on or attached to the Airframe or any Engine, without further act:

(1) title to such part will vest, with full title guarantee, in Owner, free and clear of all Liens other than Permitted Liens and such part will become subject to the Lease Agreement and any Financing Security Documents and be deemed a “Part” of such Airframe or such Engine for all purposes of the Lease Agreement; and

(2) title to any replaced Part will thereupon vest in Lessee, free and clear of all rights of Owner and Lessor and all Lessor Liens and will no longer be deemed a Part.

Lessee will, at its own expense, take all such steps and execute, and procure the execution of, all such instruments as Lessor may reasonably require and which are necessary to ensure that title so passes to Owner according to all applicable Laws.

All Parts (other than Modification Parts removed in accordance with Section 1.3 of this Schedule 2) at any time removed from the Aircraft will remain the property of Owner, no matter where located, until such time as such Parts will be replaced by Parts which have been incorporated or installed in or attached to the Airframe or any Engine and which meet the requirements set forth in Sections 1.2.1(1)-(6) of this Schedule 2.

If any part which does not comply with the requirements of Sections 1.2.1(1)-(4) of this Schedule 2 is incorporated in, installed in or attached to the Aircraft, title to such part will not vest in Owner and title to the replaced part will not vest in Lessee until a part complying with such Sections 1.2.1(1)-(4) is incorporated, installed in or attached to the Aircraft.

1.3 Modifications and Inspections

1.3.1 [Intentionally Left Blank].

1.3.2 Lessee Modifications

Lessee, at its own expense, may from time to time add further parts or accessories and make such Modifications to the Airframe or any Engine as Lessee may deem desirable in the proper conduct of its business, provided that:

(1) Lessee will not, without Lessor’s prior written consent, make any Major Modifications to the Aircraft, and, in connection with obtaining such consent, Lessee will provide Lessor with advance copies of the engineering order or SB, all designs, plans, diagrams, drawings and data to be used by Lessee in accomplishing such Major Modifications; where such Major Modification results in a change to the type design of the Aircraft (and the engineering for the Major Modification has been designed by an organization other than the holder of the type certificate for the Aircraft or the type certificate holder has opted to apply for an Supplemental Type Certificate) Lessee will provide Lessor with a copy of an EASA and FAA Supplemental Type Certificate issued to the relevant design organization (or if the engineering for the Major Modification has been designed by the holder of the type certificate for the Aircraft, an amendment to the type certificate approved by the FAA and EASA) and the complete data pack associated with such Major Modification within 90 days of its completion (or if earlier the last day of the Lease Term); such data pack will include without limitation a copy of the master drawing list, all documents and drawings referenced

Exhibit 10.1

therein and all applicable manual supplements; furthermore Lessee will demonstrate to Lessor that Lessee has the right to use such Supplemental Type Certificate on the Aircraft and that such right is transferable (without charge or restriction) to Owner and Lessor and subsequent owners, lessors and operators of the Aircraft; for the avoidance of doubt, Lessee acknowledges that Lessor may, as a condition to Lessor’s consent, require Lessee to provide Lessor with the engineering order or SB, all designs, plans, diagrams, drawings and data (and if required an EASA and FAA Supplemental Type Certificate (as required above)) for the reversal of such Major Modification and restore the Aircraft to a condition as if such Modification had not been made.

(2) No such Modification may (a) diminish the value or utility of the Airframe or such Engine, or impair the condition or airworthiness thereof, below the value, utility, condition or airworthiness thereof immediately prior to such Modification, assuming the Airframe or such Engine were then of the value and utility and in the condition and repair required to be maintained by the terms of each Operative Document or (b) result in the invalidation of any warranty on the Aircraft, either Engine or any Part; and

(3) Except as expressly provided in the Lease Agreement, Lessor will not be required under any circumstances to pay directly or indirectly for any Modifications.

(4) In the case of all Modifications, such Modifications (including the reversal thereof) will be properly reflected in the Aircraft Documentation and approved by the Compliance Authority and the Aviation Authority, including by the Compliance Authority design organization, in each case in the manner and form as required by Lessor.

1.3.3 Reversal of Modification at Lessee’s Option

Notwithstanding the foregoing, Lessee may, at any time during the Lease Term and at its own expense, reverse any Modification, provided that (1) such Modification is not required to have been made pursuant to the terms of any Operative Document and (2) Lessee restores the Aircraft to a condition as if such Modification had not been made (including the removal of all added wiring, material and parts).

1.3.4 [Intentionally Left Blank.]

1.3.5 Title to Removed Modification Part

Upon the removal by Lessee of any Modification Part and reversal of the related Modification as provided in Sections 1.3.3 of this Schedule 2, title in such Modification Part will, without further act, vest in Lessee free and clear of all rights of Owner and Lessor and all Lessor Liens, and such Modification Part will no longer be deemed a Part of the Airframe or Engine from which it was removed.

1.3.6 Service Bulletin Kits

During the Lease Term, Lessee will from time to time request, and will install or retain, all SB kits relating to the Aircraft, any Engine or any Part which are available to Lessee at no cost other than shipping and handling costs.

1.4 Documentation

During the Lease Term, Lessee will:

(1) maintain and preserve the Delivery Documentation and all other documentation delivered to Lessee by Lessor, Airframe Manufacturer, Engine Manufacturer or other vendor or

Exhibit 10.1

maintenance or repair facility or produced by Lessee with respect to the Aircraft, an Engine or any Part, including all correspondence with Airframe Manufacturer, Engine Manufacturer and/or the manufacturer of any Part and regardless of whether or not such documentation is otherwise required to be maintained under this Section 1.4 (for the avoidance of doubt, all Aircraft Records produced prior to or during the Lease Term for the Aircraft, Engines, Landing Gear, APU or any Part are the property of Lessor;

(2) maintain in a current and up-to-date condition all Aircraft Manuals through, inter alia, subscription by Lessee to Airframe Manufacturer and Engine Manufacturer manual update services, with all Aircraft Manuals unique to the Aircraft to be maintained unique to the Aircraft and all Aircraft Manuals to be maintained in compliance with all requirements of the Aviation Authority and the Compliance Authority;

(3) produce and maintain all Aircraft Records that are required to be maintained during the Lease Term under the terms of any Operative Document, by the Aviation Authority, the Compliance Authority, the MPD, Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part (including the storage and protection of Aircraft Records relating to the period prior to the Delivery Date); and

(4) ensure that the Aircraft Records for each Life-Limited Part include Back-to-Birth Traceability.

All of the above documents, including the Aircraft Manuals and Aircraft Records, will be maintained in the English language.

All Aircraft Records will be maintained in an Electronic Records Format. If Lessee subcontracts its Electronic Records Format functions to a third party, Lessee will ensure that Lessor is able to electronically access and download any Aircraft Records maintained by such third party at any time, and any general terms agreement or similar document between Lessee and such third party will provide for such Lessor access.

Any Modifications accomplished to the Aircraft during the Lease Term which result in a part number, wiring diagram or operational change will be incorporated into the applicable Aircraft Manuals on a permanent basis, including a revised electrical load analysis where required.

Unless all such records are accessible by Lessor in Electronic Records Format, records with respect to all C check Engine repairs, Landing Gear Overhauls and APU Overhauls performed during the Lease Term will be sent to Lessor in electronic form promptly upon completion of each such event. For the Airframe, such documentation will include a list of all routine and non-routine tasks performed with corresponding references to the MPD and an itemized labor and materials report.

During the Lease Term Lessee will scan all Aircraft Documentation produced during the operation of the Aircraft at regular intervals and will maintain in industry format. Lessee will promptly provide Lessor with a copy of such scanned Aircraft Documentation upon request by Lessor from time to time during the Lease Term. From time to time during the Lease Term, Lessor may request copies of one or more items of Aircraft Documentation. Lessee will provide such copies promptly and without charge to Lessor.

1.5 Operation

(1) Lessee will not operate the Aircraft or permit the operation of the Aircraft in violation of any US, EU, UK or UN sanctions or restrictions (or in any manner that would cause Owner, Participant, Lessor or Servicer to be in violation of such sanctions or restrictions, including that it will not, and will not permit, the export or reexport of the Aircraft to or for use in Russia

Exhibit 10.1

or Belarus, so long as Article 12g of Council Regulation (EU) No 833/2014 or Article 8g of Council Regulation (EU) No 765/2006 is in effect, or allow the Aircraft to be used exclusively or predominantly for operations to Russia, Belarus or any other countries subject to comprehensive sanctions by the US, EU, UK or UN), the MPD.

(2) Lessee will not operate the Aircraft against any manufacturer’s operating manuals, recommendations or instructions, contrary to good international airline practice or in violation of its airworthiness certificate, license or registration.

(3) Lessee will comply with all CO2 emissions Laws (including EU ETS Laws) applicable to it or the Aircraft and will ensure that it or any wetlessee or Permitted Sublessee (and not Lessor, Owner or any Financing Party) will be the “aircraft operator” for the purposes of such Laws and Lessee will identify itself as such to any emissions authority (or procure that any wetlessee or Permitted Sublessee so identifies itself) whenever required under such Laws or whenever requested by Lessor.

(4) Without limiting the generality of Section 6.2.3 of the Lease Agreement, Lessee will at all times during the Lease Term maintain a valid Aviation Authority certificate of airworthiness for the Aircraft in full force and effect.

(5) Lessee will not operate or locate the Aircraft or permit the Aircraft to be operated or located (1) in any area excluded from coverage by, or in any manner or for any purpose excluded from coverage under, any insurance policy in effect or required by the terms of the Lease Agreement or (2) in any war zone or in any recognized or threatened area of hostilities unless covered to the satisfaction of Lessor by appropriate insurance (including war-risk and allied perils).

(6) Lessee will not use, or permit the use of, the Aircraft for (a) testing or for training, qualifying or reconfirming the status of flight crew members other than employees of Lessee, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other Airframe Model aircraft owned or operated by Lessee or (b) for any purpose for which it was not designed or reasonably suited.

(7) Lessee will ensure that the crew and engineers employed by it in connection with the operation and maintenance of the Aircraft have all necessary and current qualifications and hold the licenses required by the Aviation Authority and Laws applicable to Lessee.

(8) Lessee will use the Aircraft solely in commercial or other operations for which Lessee is duly authorized by the Aviation Authority and Laws applicable to Lessee.

(9) Lessee will not use the Aircraft for the carriage of:

(a) whole animals living or dead (other than living humans) except in the cargo compartments according to IATA regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal;

(b) acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for, as applicable, passenger or cargo aircraft under the “Restriction of Goods” schedule issued by IATA from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled;

Exhibit 10.1

(c) any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(d) any illegal item or substance.

(10) Provided that no Event of Default will have occurred and be continuing, Lessee may install, and allow to remain installed, an Engine Model engine on the Airframe other than an Engine so long as such engine is airworthy and otherwise complies with the requirements of the Aviation Authority and all Laws applicable to Lessee.

(11) Neither Engine may be operated above the Engine Thrust Limit without the prior consent of Lessor, which consent may be conditioned upon an adjustment to the Maintenance Amounts payable with respect to such Engine.

(12) Lessee will pay promptly when due all Flight Charges payable by Lessee, whether in respect of the Aircraft or any other aircraft owned or operated by Lessee.

1.6 Identification Plates, Etc.

On the Delivery Date Lessor will affix, and thereafter Lessee will at all times maintain in respect of the Airframe and each Engine a fireproof and legible identification plate of a reasonable size, in the location specified below, that contains the following legends or any other legend requested from time to time by Lessor in writing:

(1) In the case of the Airframe, in a prominent location in the flight deck, “THIS AIRCRAFT IS OWNED BY BANK OF UTAH, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE, AND IS HELD UNDER LEASE BY GLOBAL CROSSING AIRLINES, INC.”

(2) In the case of each Engine, in a clearly visible place in close proximity to the manufacturer’s plate, “OWNED BY BANK OF UTAH, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE, AND IS HELD UNDER LEASE BY GLOBAL CROSSING AIRLINES, INC.”

Such name plates will be replaced, as requested, within 60 days to reflect the name and role of any successor to or permitted assignee or permitted transferee of the Owner and/or the Security Trustee.

1.7 Inspection

At all reasonable times, Lessor’s personnel and/or its authorized representatives may (at Lessor’s expense or, if such inspection is made in connection with or following an Event of Default or if a Default is discovered by Lessor during such inspection, at Lessee’s expense) inspect the Airframe and Engines and inspect and make copies of the Aircraft Documentation and Lessee’s Maintenance Program, and if such inspection is made at the time of any maintenance operation (including at a third party maintenance provider), such Persons may inspect behind any panels, bays or other apertures that have already been opened in the course of such maintenance operation, provided that, so long as no Event of Default will have occurred and be continuing, no exercise of such inspection right will unreasonably interfere with the normal operation or maintenance of the Aircraft by Lessee.

Following an Event of Default, Lessee expressly authorizes and consents to allowing Airframe Manufacturer, Engine Manufacturer, the APU manufacturer, any Part manufacturer and any maintenance facility (including any engine maintenance or overhaul facility) and their respective

Exhibit 10.1

field service representatives to provide Lessor or Servicer with information about the condition and maintenance of the Aircraft, an Engine or any Part (including with respect to the Aircraft Documentation) on an ongoing basis. Airframe Manufacturer, Engine Manufacturer, the APU manufacturer, any Part manufacturer and any maintenance facility and their respective field service representatives may report their findings and provide documentation to Lessor without the need for any further notice to or authorization from Lessee. Further, upon request by Lessor following an Event of Default, Lessee will arrange with each of Airframe Manufacturer, Engine Manufacturer, the APU manufacturer and any Part manufacturer for Lessor or Servicer to have access to any data maintained by such Person and shared with Lessee with respect to the Aircraft, an Engine or any Part.

Lessor will not have a duty to make any such inspection nor will it incur any liability or obligation by reason of making or not making any such inspection. Lessee will take such action as may reasonably be required by Lessor to facilitate Lessor’s inspection, including without limitation facilitating access to any premises where the Aircraft is located.

So long as no Event of Default has occurred and is continuing, Lessor shall not exercise such right for inspection pursuant to this Section 1.7 (A) other than on reasonable notice and so as not to disrupt unreasonably the normal maintenance or operation of the Aircraft, or (B) more than once per annum (except in the context of a potential sale of the Aircraft or at the end of the relevant Lease Term).

1.8 Warranties

With effect from the Delivery Date and for the period of the Lease Term, Lessor will make available to Lessee without recourse and without representations or warranties of any kind, and authorize Lessee to exercise, such rights as Lessor may have under any warranty with respect to the Aircraft, any Engine or any Part made by any manufacturer, vendor, storage company, sub-contractor or supplier, to the extent that the same may be made available to Lessee and subject to any terms and conditions set forth in the relevant agreement with the relevant manufacturer, vendor, storage company, subcontractor or supplier including any necessary consents.

Lessee will diligently and promptly pursue any valid claims it may have under such warranties and under any OEM support programs. Lessee will give Lessor prompt written notice of any such claim which is settled with Lessee on the basis of a total or partial cash payment or credit.

To the extent any cash payment or credit to Lessee in respect of any such claim is not applied to the repair or remedy of defects in the Aircraft such amount will be for Lessor’s account and will be paid promptly by Lessee to Lessor.

2. Maintenance Amounts

As set forth on Schedule 9 of the Lease Agreement.

Schedule 3

DELIVERY CONDITIONS and DELIVERY PROCEDURES

PART I

Delivery Condition

1. Condition of Airframe

Exhibit 10.1

On the Delivery Date, as a condition to Lessee’s obligation to accept delivery of the Airframe, subject to the provisions of Part II of this Schedule 3, the Airframe will be in compliance with the summary specification attached as Annex 1 to this Schedule 3 and:

General: The Airframe shall have the following operating weights:

Max take-off weight: 78,000 Kg

Max landing weight: 66,000 Kg

Max Zero Fuel weight: 62,500 Kg

Heavy Check: the Airframe will be fresh from an A-check (the “Delivery Check”) and as a result of the C-check in November 2025, the Aircraft will have a remaining clearance of at least 24 months, 7,500 Airframe Flight Hours and 5,000 Airframe Flight Cycles from July 01st 2026 in accordance with Rev 50 of the MPD. The A-Check workscope and the LDND listing will be provided to Lessee.

Components: Hard time components (excluding any Engine, APU and Landing Gear) and emergency equipment on the Airframe shall have not less than an A-check interval of 2 months, 1,000 Airframe Flight Hours and 500 Airframe Flight Cycles remaining (at the time of CRS for the Delivery Check), until next scheduled removal in accordance with the MPD. No elective component swapping will occur unless such component is deemed unserviceable or requires replacement due to expiry following the date of execution of this letter agreement.

OCCM components: shall be serviceable and those tracked by the previous operator shall be referenced on the status sheets. All Airframe, Engine, APU and Landing Gear Life-Limited Parts shall have full Back to Birth traceability.

Landing Gear: As-is, with full back-to-birth traceability on each Life-Limited Part.

APU: Serviceable. An operational ground check shall be performed during the Delivery Check.

Paint: As-is.

Regulatory Compliance: FAA Condition with a valid certificate of airworthiness. FQIS shall read in Lbs.

Airworthiness Directives: In compliance with all FAA aviation authority airworthiness directives and mandatory service bulletins due within 90 days the date of CRS for the Delivery Check.

Aircraft Documentation: With Delivery Documentation relating to the Airframe complete, in English, in accordance with FAA regulations, current and up to date.

Configuration: As-is.

Modifications: As-is. Merx has placed an order with the Thales for FlytLIVE STC Demod FAA approved package including demodification kits. Merx will provide the documentation and demodification kits when received from Thales. At Lessee’s option, Lessor shall remove the Thales FlytLIVE modification during the pre-delivery checks, provided that the de-mod kits have arrived in time to prevent or cause a delay in the Scheduled Delivery Date.

Repairs: In accordance with Airframe Manufacturer’s service bulletins or Airframe Manufacturer’s written approval (with a statement of conformity to type certificate data) or FAA supplemental type certificate. or an FAA 8110-3 issued by an FAA designated engineering representative (DER) with the associated repair package and form 337s as required.

Exhibit 10.1

Delivery Conditions - Engines

General: Serviceable, with 27,000lbs certified thrust rating.

Engine LLPs: As-is, with full back-to-birth traceability on each Life-Limited Part.

2. Aircraft Documentation

Lessor will deliver to Lessee at the Delivery Location the Delivery Documentation.

PART II

Delivery Procedures

1. PRE-DELIVERY INSPECTION

1.1 Inspection Process - Airframe

Prior to the Delivery Date, Lessee shall have the opportunity to witness a ground test in accordance with Part 1 of the Airbus issued ISATFM shall be accomplished by the MRO at the Technical Acceptance Location upon Delivery Check completion. Following such ground test, subject to the

Exhibit 10.1

Airframe being in Delivery Condition and the conditions precedent set forth in Schedule 8 (other than the location of the Aircraft at the Delivery Location) being satisfied (or waived or deferred by the party entitled to so waive or defer) Lessee shall technically accept the Aircraft for all purposes of this Lease Agreement and execute the Technical Acceptance Certificate, and deliver a signed and undated Delivery Acceptance Certificate in escrow. Within 24 hours of Technical Acceptance, the Lessee shall position the Aircraft as per normal operating procedures to the Delivery Location with a representative of Lessor on board and may accomplish Part 2 of the ISATFM only. Once the Aircraft arrives at the Delivery Location, the Delivery Acceptance Certificate will be dated, timed and automatically released from escrow. In the event any system or components fails during such demonstration flight profile, the Lessee shall record such issue in the tech log, and its Agreed Maintenance Provider shall action such item immediately upon arrival at the Delivery Location. Any direct costs associated with the troubleshooting or rectification including any component replacements, shall be invoiced to the Lessor for its account and the Lessor shall provide a rental credit for any days that are directly required for rectification of any such demonstration flight defects only. The Lessor shall make a further contribution and reimburse the Lessee for 50% of the fuel costs for the Ferry Flight.

1.2 Inspection Process – Engine

For each Engine, a general visual inspection and a max power assurance run shall be accomplished in accordance with the AMM, with Lessee’s representative in attendance. Lessor shall provide adequate notice of such test date and in the event that Lessee does not participate on the advised date, the test shall proceed and Lessor will provide the results of such testing to Lessee. All available EGT trend monitoring data will be provided along with engine records for review by Lessee. For the avoidance of doubt, no borescope inspection shall be performed.

1.3 Discrepancies

Any discrepancy from the Delivery Condition which is identified in writing to Lessor by Lessee pursuant to Section 1.1 or 1.2 above and which is not corrected by Lessor or its designee on or prior to the Delivery Date will be corrected by Lessor or, if agreed between Lessee and Lessor, will be corrected by Lessee or its designee and Lessor will reimburse Lessee at 100% of Lessee’s reasonable actual labor and material cost for such correction, payable on demand (together with detailed and substantiated labor and material invoices for all such amounts for which reimbursement is sought), provided that if a discrepancy consists of a failure to meet any hour, cycle or calendar requirement in the Delivery Condition requirements, such discrepancy will be deemed corrected by Lessor’s agreement to adjust measure-for-measure the related Return Condition requirements. Lessee’s right to make such a claim for reimbursement will be Lessee’s sole remedy for noncompliance, and Lessee will not have the right to refuse acceptance of the Aircraft because of such discrepancies unless the existence of such discrepancies would result in the Aircraft not being in FAA Condition and prevent the commercial operation of the Aircraft by Lessee, in which event Lessor and Lessee will negotiate in good faith a fair and equitable procedure by which such discrepancies will be corrected and the Delivery Date will be delayed until such discrepancies are corrected, subject to Section 2 of this Schedule 3.

1.4 Airframe Post delivery paint

During the Lease Term, Lessee shall apply its own livery to the Aircraft. Upon receipt by Lessor of the workpack, CRS and confirmation from the paint facility of the ground time required for such livery application, subject to no Material Default or Event of Default having occurred and continuing, Lessor shall credit Lessee towards the payment of Rent-Periodic, an amount equal to up to a maximum of 14 days of Rent-Periodic.

2. Scheduling

2.1 Delivery Timing

Exhibit 10.1

Lessor and Lessee will work together towards effecting delivery of the Aircraft in accordance with the terms and conditions of the Lease Agreement. If on the Scheduled Delivery Date any of the conditions precedent specified in Schedules 7 or 8 has not been met or waived in accordance with such schedules, then the delivery of the Aircraft under the Lease Agreement will be delayed beyond the Scheduled Delivery Date and Lessee will accept delivery of the Aircraft on the first Business Day after the Scheduled Delivery Date on which all of such conditions precedent have been so satisfied or waived. Notwithstanding the foregoing, if delivery of the Aircraft under the Lease Agreement is, or if Lessor informs Lessee that delivery of the Aircraft under the Lease Agreement will be, delayed past November 30, 2026, then either party hereto (so long as such party is not in default under the Lease Agreement) may, by written notice to the other, terminate the Lease Agreement and each other Operative Document, whereupon, except as otherwise provided herein or therein, (1) Lessor will return to Lessee the Security Deposit and any amounts of Rent-Financing and Rent—Periodic paid by Lessee prior to such termination and (2) neither Lessor nor Lessee will have any further obligation to the other under the Lease Agreement or any other Operative Document. If neither party gives notice of termination within ten Business Days of being entitled to, then thereafter neither party may so terminate unless otherwise agreed in writing by the parties.

2.2 Aircraft Possession and Condition

If the delivery of the Aircraft under the Lease Agreement is delayed or fails to occur because Lessor does not have possession of the Aircraft or the Aircraft is not in the Delivery Condition specified in the Lease Agreement, then:

(1) Lessor will not be in default under the Lease Agreement;

(2) Lessor will not be responsible for any Expenses, including loss of profit, costs or expenses suffered or incurred by Lessee arising from or in connection with such delay or failure; and

(3) except as provided in Section 2.1 of this Schedule 3, Lessee will not be entitled to terminate the Lease Agreement, or to reject the Aircraft when tendered for delivery by Lessor in the Delivery Condition, due to such delay or failure.

3. Disclaimer

LESSEE COVENANTS TO LESSOR THAT LESSEE HAS USED ITS OWN JUDGMENT IN SELECTING THE AIRCRAFT AND HAS DONE SO BASED ON ITS SIZE, DESIGN AND TYPE. LESSEE ACKNOWLEDGES THAT NO GENERAL INDEMNITEE IS A MANUFACTURER OF THE AIRCRAFT.

EFFECTIVE UPON ACCEPTANCE OF THE AIRCRAFT BY LESSEE, WHICH WILL BE EVIDENCED BY DELIVERY OF THE AIRCRAFT TO LESSEE, THE AIRCRAFT WILL BE LEASED UNDER THE LEASE AGREEMENT “AS-IS, WHERE-IS, WITH ALL FAULTS” AND LESSEE AGREES, ACKNOWLEDGES AND ACCEPTS THAT neither Lessor nor any other GENERAL INDEMNITEE MAKES ANY COVENANT, WARRANTY OR REPRESENTATION WHATSOEVER NOR WILL HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE, IN EACH CASE WITH RESPECT TO THE CONDITION OF the AIRCRAFT, ANY ENGINE, ANY PART, ANY AIRCRAFT DOCUMENTATION OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED UNDER ANY OPERATIVE DOCUMENT. EFFECTIVE UPON ACCEPTANCE OF THE AIRCRAFT BY LESSEE, WHICH WILL BE EVIDENCED BY DELIVERY OF THE AIRCRAFT TO LESSEE, LESSEE, FOR THE BENEFIT OF Lessor and EACH other GENERAL INDEMNITEE, HEREBY WAIVES, RELEASES AND RENOUNCES ALL covenants, WARRANTIES, REPRESENTATIONS AND OTHER INDEMNITIES, GUARANTeES, OBLIGATIONS AND LIABILITIES OF Lessor or ANY other GENERAL INDEMNITEE AND ANY RIGHTS, CLAIMS AND REMEDIES OF LESSEE, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, IN EACH CASE, WITH RESPECT TO THE CONDITION OF THE AIRCRAFT, ANY ENGINE, ANY PART, ANY AIRCRAFT

Exhibit 10.1

DOCUMENTATION OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED UNDER ANY OPERATIVE DOCUMENT, INCLUDING:

(1) ANY WARRANTY AS TO THE AIRWORTHINESS, VALUE, CONDITION, DESCRIPTION, DESIGN OR OPERATION THEREOF, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE ABSENCE OF ANY DEFECT THEREIN;

(2) ANY IMPLIED CONDITION OR WARRANTY, WHETHER OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OR OTHERWISE;

(3) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

(4) ANY OBLIGATION OR LIABILITY WITH RESPECT TO ANY ACTUAL OR ALLEGED PATENT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT;

(5) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT IN STRICT OR ABSOLUTE LIABILITY OR ARISING FROM THE NEGLIGENCE OF ANY GENERAL INDEMNITEE, ACTUAL OR IMPUTED, ACTIVE OR PASSIVE;

(6) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OR DAMAGE WHICH MIGHT ACCRUE TO LESSOR IN RESPECT OF THE AIRCRAFT, ANY ENGINE, ANY PART, ANY AIRCRAFT DOCUMENTATION OR ANY OTHER THING; AND

(7) FOR ANY INTERRUPTION OF SERVICE, LOSS OF USE, BUSINESS, REVENUE OR PROFIT OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

DELIVERY BY LESSEE TO LESSOR OF THE ACCEPTANCE CERTIFICATE WILL BE CONCLUSIVE PROOF AS BETWEEN LESSOR AND LESSEE THAT LESSEE HAS EXAMINED AND INVESTIGATED THE AIRCRAFT AND THE AIRCRAFT DOCUMENTATION, THAT THE AIRCRAFT AND THE AIRCRAFT DOCUMENTATION ARE SATISFACTORY TO LESSEE, ARE IN THE DELIVERY CONDITION and have met the requirements of the Operative Documents, AND THAT LESSEE HAS IRREVOCABLY AND UNCONDITIONALLY ACCEPTED THE AIRCRAFT FOR LEASE UNDER THE LEASE AGREEMENT WITHOUT ANY RESERVATIONS WHATSOEVER. Without limiting the foregoing, The Delivery Condition will have no force or effect after DELIVERY BY LESSEE TO LESSOR OF THE ACCEPTANCE CERTIFICATE and such provisions do not constitute a covenant, WARRANTY OR GUARANTEE by Lessor with respect to the condition of the Aircraft or otherwise after delivery.

LESSEE hereby waives and agrees not to seek to establish or enforce any rights and remedies, express or implied (whether statutory, CONTRACTUAL or otherwise) against any of Owner, LESSOR or any other General Indemnitee, or against the Aircraft relating to any of the matters mentioned in this Section 3. LESSEE agrees that none of LESSOR, Owner or any other General Indemnitee will be liable to LESSEE or any Person, whether in contract or tort and however arising, for any cost, loss or damage (consequential or otherwise) arising out of the condition of the Aircraft, whether or not due in whole or in part to an act or omission or the active or passive negligence of any of LESSOR, Owner or any other General Indemnitee.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY ARTICLE 2A OF THE UNIFORM

Exhibit 10.1

COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY ANY OTHER STATUTE OR OTHERWISE THAT MAY LIMIT OR MODIFY LESSOR’S RIGHTS OR LIMIT OR MODIFY LESSEE’S OBLIGATIONS AS DESCRIBED IN THE LEASE AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT.

LESSEE HEREBY CONFIRMS THAT IT HAS BEEN ADVISED OF AND FULLY UNDERSTANDS THE LEGAL IMPORT AND IMPLICATIONS OF THIS Section 3 AND THAT the provisions of this Section 3 are APPROPRIATE IN A TRANSACTION OF THIS KIND. LESSEE’s agreement to this Section 3 is made in consideration of (a) LESSEE’s rights UNDER the Lease Agreement to inspect the Aircraft, (b) LESSOR’s assignment to LESSEE of any existing and assignable warranties of Manufacturer and the Engine manufacturer and (c) the amount of the Rent and other payments contained in the Lease Agreement.

FOR THE AVOIDANCE OF DOUBT, THE FOREGOING WILL NOT AFFECT OR DIMINISH IN ANY WAY LESSEE’S RIGHTS AGAINST AIRFRAME MANUFACTURER, ENGINE MANUFACTURER OR THE MANUFACTURER OF ANY PART.

4. Post Delivery

Within seven days after the Delivery Date, if not completed on or prior to the Delivery Date, Lessee will do each of the following:

(1) Provide Lessor with copies of all Aviation Documents not previously delivered to Lessor.

(2) Where relevant, provide Lessor with a supplemental opinion of FAA Counsel advising that the Aircraft has been registered in the State of Registration and that all filings required by Section 7 of the Lease Agreement have been made.

ANNEX 1 TO

SCHEDULE 3

Summary Specification

AIRCRAFT IDENTIFICATION
Manufacturer:	Airbus
Model:	A320-232
Serial Number:	5999
Previous Operator:	N/A

Exhibit 10.1

PRINCIPAL OPERATING WEIGHTS
Maximum Taxi Weight:	78,400 Kgs
Maximum Take-Off Weight:	78,000 Kgs
Maximum Landing Weight:	66,000 Kgs
Maximum Zero Fuel Weight:	62,500 Kgs

FUEL DATA
Fuel Capacity:	6,400 USG (standard)

ENGINES
Manufacturer	IAE
Model:	V2527-A5
Thrust Rating:	27K

INSTALLED APU
Manufacturer:	Honeywell
Model:	GTCP131-9A

Configuration
Seating Configuration:	174Y 8BC
IFE System Installed:	n/A

SCHEDULE 4
RETURN CONDITIONS AND RETURN PROCEDURES

THIS SCHEDULE HAS BEEN INTENTIONALLY OMITTED FROM THE FAA FILING COUNTERPART AS THE PARTIES DEEM IT TO CONTAIN CONFIDENTIAL INFORMATION

PART I

Return Condition

1. Condition of Engine

Each Engine shall be removed complete with no missing parts and in full QEC configuration (for the avoidance of doubt, any Engine inlet, cowlings, and thrust reversers shall remain with the Airframe). Such Engine shall be preserved (365 days minimum) before removal from wing and will

Exhibit 10.1

be placed into a stand provided by Lessor and wrapped for shipment in accordance with the OEM Engine manuals at the time, all at Lessee’s cost and expense. No borescope inspections shall be performed at return. All Aircraft Documentation (paper or electronic) created during the Lease Term with respect to such Engine shall be returned by Lessee to Lessor along with all dirty fingerprint and component certification and with any EGT margin data recorded for the period of the Lease Term. Each Engine shall have been operated, maintained and repaired in accordance with the Lease Agreement and be free of all Liens other than Lessor Liens and not have installed thereon any equipment, components and/or parts which are leased or loaned or otherwise owned by Lessee or a third party.

2. Condition of Airframe

If Lessor terminates the leasing of the Aircraft following an Event of Default in connection with the exercise of remedies for such Event of Default, the Airframe will conform to the configuration of the Airframe, and with all equipment installed as, on the Delivery Date (as described in Schedule 3 to the Lease Agreement), except as changed in a manner either required or permitted pursuant to any Operative Document and will, except as may be waived in whole or in part by Lessor in its sole discretion.

3. General Requirements

3.1 General Requirements

(1) Have been operated, maintained and repaired in accordance with the Lease Agreement.

(2) Have all the same capabilities as on the Delivery Date, including the continuing right to use the delivery operating weights and engine thrust rating (as specified in Annex 1 to Schedule 3) after Return, except if in respect of an Engine that was removed due to LLP replacement coming due or as a result of off-wing maintenance being required, or as expressly agreed in the Lease Agreement.

(3) Be free of all Liens other than Lessor Liens and not have installed thereon any equipment, components and/or parts which are leased or loaned or otherwise owned by Lessee or a third party.

3.2 Condition Permitting Commercial Operation

Fully serviceable with no deferred defects and in FAA Condition. except if in respect of an Engine that was removed due to LLP replacement coming due or as a result of off-wing maintenance being required. Notwithstanding the foregoing, reduced interval inspections and on-watch items will be accepted by Lessor at return.

3.3 Airworthiness, Deregistration and Export Matters

With respect to the Airframe (1) if requested by Lessor, have been deregistered immediately prior to Return from all relevant aircraft registries and notice of deregistration by the Aviation Authority will have been sent to an aviation authority designated by Lessor, (2) have, and be in compliance with, at Lessor’s option, (a) a valid export airworthiness certificate (or its equivalent) to a country to be designated by Lessor or (b) a valid airworthiness certificate (or its equivalent), in either case, issued by the Aviation Authority and (3) if applicable, be cleared through customs and have and be in compliance with all necessary export certificates .

3.4 Final Airframe Check

3.4.1 Required Check

Exhibit 10.1

With respect to the Airframe, have accomplished immediately after removal from service and immediately prior to Return to Lessor, the completion of the next due A check in accordance with the MPD such that the Aircraft will have a remaining clearance of at least 24 months, 7,500 hours and 5,000 cycles which checks will incorporate all lower-level checks, structural inspections and any special repair items or special inspections.

3.5 ADs, Service Bulletins, Etc.

3.5.1 ADs

Be in compliance on a terminating basis with all modifications and ADs where the compliance date for any action under such AD falls during the Lease Term or 90 days after the Return.

3.6 APU Condition

Serviceable. An operational ground check shall be performed during the check at Return.

3.7 Landing Gear Condition

With respect to each Landing Gear, be serviceable with full back-to-birth traceability on each Life-Limited Part.

4. Aircraft Documentation

At Return of the Airframe, Lessee will deliver to Lessor at the Return Location the Aircraft Documentation with respect to the Airframe. All Aircraft Documentation with respect to the Airframe provided to Lessee at Delivery and generated during the Lease Term will be provided to Lessor at time of Return in the same condition as at Delivery (and Lessee shall not be responsible for providing any Aircraft Documentation that was noted as missing or incomplete at the time of Delivery). All Aircraft Documentation will be listed and included as an attachment to the Return Acceptance Certificate. Lessee will ensure that all Aircraft Documentation generated by Lessee during the Lease Term and provided to Lessor will be in good condition, readable and capable of being reproduced using standard reproduction processes and otherwise will have been maintained in accordance with the requirements of the Operative Documents. All Aircraft Documentation with respect to the Airframe will be in printed form (except only those documents which Lessee has received only in non-printed form). In addition, Lessee will provide Lessor with a complete copy of Lessee’s Maintenance Program.

Exhibit 10.1

PART II

Return Procedures

1. Return of the Aircraft

1.1 Date and Location of Return

On the last day of the Lease Term with respect to Engine (whether as scheduled or early as the result of termination by Lessor or otherwise), Lessee, at its own risk, cost and expense, will (1) return such Engine, all Parts thereof and the related Aircraft Documentation, to Lessor at the Return Location in accordance with the provisions of the Lease Agreement, including this Schedule 4, and the other Operative Documents and (2) pay any then due amounts under the Operative Documents with respect to such Engine.

If Lessor terminates the leasing of the Aircraft following an Event of Default in connection with the exercise of remedies for such Event of Default, Lessee, at its own risk, cost and expense, will (1) return the Aircraft, including the Airframe, the Engines (installed on the Airframe), all Parts thereof and the Aircraft Documentation, to Lessor at the Return Location in accordance with the provisions of the Lease Agreement, including this Schedule 4, and the other Operative Documents and (2) pay any then due amounts under the Operative Documents.

1.2 Condition of Aircraft

Exhibit 10.1

At Return, Lessee will, at its sole risk, cost and expense, procure that the Aircraft is free and clear of all Liens (other than Lessor Liens), the Aircraft is in a condition that demonstrates that the Aircraft was operated, maintained and repaired in accordance with the Lease Agreement, and the Aircraft complies in all respects with the conditions and requirements set forth in the Lease Agreement, including the Return Condition, and the other Operative Documents.

1.3 Final Inspection

1.3.1 The Lessee will permit the Lessor and its representatives full unrestricted access to the aircraft and records and the Return Location.

1.4 Return Acceptance

Upon completion of the Final Inspection and, unless otherwise agreed by Lessor pursuant to this Section 1.4, correction of any discrepancies from the required Return Condition of the Aircraft and where Lessee has otherwise complied with its obligations under this Section 1, Lessor will execute and deliver to Lessee a Return Acceptance Certificate which will evidence Lessee’s redelivery of such Engine and/or Airframe. If any such discrepancies are not corrected when such Engine is scheduled to be returned and/or Lessee is not otherwise in compliance with its obligations under this Section 1, Lessor may nevertheless, at its sole discretion, accept such Engine. If Lessor does so accept such Engine, then (1) any such discrepancies may be corrected by Lessor or its designee after return of such Engine and Lessee will reimburse Lessor on demand for the reasonable Expenses incurred by Lessor or its designee in accomplishing such discrepancy corrections and (2) Lessee will otherwise remain obligated to comply with its obligations under this Section 1. This Section 1.4 will not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return an Engine in accordance with the requirements of the Lease Agreement or otherwise comply with its obligations under the Operative Documents.

1.5 Failure to Return Engine

If Lessee does not return an Engine at the time or in the condition specified herein or return of such Engine is not accepted by Lessor because of Lessee’s failure to meet the requirements of this Section 1 (including the payment of any then due amounts), the obligations of Lessee provided in each Operative Document to which Lessee is a party will continue in effect with respect to the Aircraft (including the obligation to pay Rent, except that Rent—Periodic will be payable on a per diem basis and, to compensate Lessor for additional costs due to the delay (and not as a penalty), will increase to 150% of such amount of Rent-Periodic if the delay in the return exceeds 30 days), and the Lease Term Expiry Date – Engine will, unless the Lease Term was earlier terminated in accordance with the Lease Agreement, be deemed to be extended until Return of such Engine to Lessor, provided that Lessee may not, during such extension period use such Engine for any flight operations and this Section 1.5 will not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return such Engine in accordance with the requirements of the Lease Agreement or limiting Lessor’s rights under any Operative Document, including its rights under Section 13 of the Lease Agreement.

1.6 Warranties and Intellectual Property

On the last day of the Lease Term with benefit of any warranty, customer support or intellectual property (including any intellectual property licenses) obtained by Lessee from Lessor or any third party with respect to the Aircraft will be assigned (or re-assigned) automatically to Lessor or its designee, including the obtaining of any necessary party’s consent to such assignment. Lessee at its own cost and expense will do all such things and execute such documents as may be required to effect such assignments, including obtaining all required consents and approvals.

Exhibit 10.1

SCHEDULE 5

NOTICE AND ACCOUNT INFORMATION

LESSOR ADDRESS:

Lessor

c/o Merx Aviation Servicing Limited, as Servicer
51-54 Pearse Street

Dublin 2

D02 KA66 Ireland

Attn: Managing Director
Email: merx@merxaviation.com

with a copy to:

Lessor

50 South 200 East
Suite 110

Salt Lake City, Utah, 84111

USA
CorpTrust@BankofUtah.com

LESSOR ACCOUNT:

As set forth on Schedule 9

LESSEE ADDRESS:

Exhibit 10.1

Global Crossing Airlines, Inc.

PO Box 661240

Miami, FL 33166

Attention: Ryan Goepel, President and CFO

Email: ryan.goepel@globalxair.com

With a copy to:

Global Crossing Airlines, Inc.
PO Box 661240

Miami, FL 33166

Attention: Maria Renata Nunez, Internal Counsel

Email: maria.nunez@globalxair.com

LESSEE ACCOUNT:

To be advised to Lessor prior to the date any payments to Lessee become due.

SCHEDULE 6
TAX MATTERS

1. Lessee’s Liability

Lessee will pay or cause to be paid, and on written demand will indemnify and hold harmless each Tax Indemnitee from and against, any and all Taxes howsoever imposed or levied on or asserted against, from time to time, any Tax Indemnitee, Lessee, the Aircraft, Airframe or any Engine or any Parts or any Operative Document or any interest in any of the foregoing by any Government Entity on, with respect to, based on or measured by:

(1) The acceptance, rejection, delivery, ownership, nondelivery, lease, sublease, charter, transport, subcharter, registration, deregistration, reregistration, possession, repossession, presence, operation, location, condition, use or non-use, control, airworthiness, overhaul, replacement, existence, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease, sale, return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien on, the Aircraft, the Airframe, any Engine or engine or Part or any other thing delivered under the Lease Agreement or any other Operative Document or interest therein (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien);

(2) The rentals, receipts, insurance proceeds, or earnings from, or other amounts payable by Lessee under the Operative Documents or in connection with, the Aircraft, Airframe or any Engine or Parts thereof or interest therein or any of the transactions contemplated by the Operative Documents;

Exhibit 10.1

(3) The Aircraft, Airframe or any Engine or any Parts thereof or interest therein (including, without limitation, title or a security interest therein) or any data or any other thing delivered or to be delivered under the Operative Documents; or

(4) Otherwise with respect to or in connection with the execution, delivery, enforcement, performance, amendment or supplement to the Operative Documents or the transactions contemplated by the Operative Documents.

2. Exclusions from Lessee’s Liability

The provisions of Section 1 of this Schedule 6 will not apply to:

(1) Taxes that are imposed on a Tax Indemnitee by any Government Entity that are based on, or measured by, net income of such Tax Indemnitee; provided, however, that the exclusion from Lessee’s liability under Section 1 of this Schedule 6 that is contained in this Section 2(1) will not apply to any such Taxes that:

(a) are in the nature of sales, use, rental, ad valorem, license, property or value-added Taxes,

(b) would not have been imposed by such Government Entity upon such Tax Indemnitee but for, or that are imposed as a result of,

(i) the occurrence of any of the transactions contemplated by the Operative Documents in such jurisdiction,

(ii) the registration, use, operation or presence of the Aircraft, the Airframe, any Engine or other parts in such jurisdiction, or

(iii) the presence (whether such presence is established through formation of a local legal entity, a branch, or through the conduct of transitory activities or otherwise) or activities of (including, without limitation, the making of any payment by) Lessee or any successor, assign or Affiliate of Lessee or any user of the Aircraft in such jurisdiction, or

(c) are imposed on such Tax Indemnitee in the Lessee Jurisdiction, unless such Tax Indemnitee also has its principal place of business in that jurisdiction or is organized under the laws of that jurisdiction.

(2) Sales, use or similar transfer Taxes imposed on a Tax Indemnitee upon any voluntary transfer or disposition by such Tax Indemnitee other than:

(a) any transfer by such Tax Indemnitee to or requested by Lessee,

(b) any transfer by such Tax Indemnitee pursuant to any exercise of remedies in connection with or otherwise caused by a Default or an Event of Default, pooling arrangement, Event of Loss, or

(c) any deemed transfer by such Tax Indemnitee caused by Lessee, any Affiliate of Lessee or any user of the Aircraft of any equitable or legal interest in the Aircraft, Airframe, any Engine or any Part (e.g., as a result of a casualty, etc.).

(3) So long as no Default has occurred and is continuing, Taxes to the extent incurred with respect to any act occurring after the later of:

Exhibit 10.1

(a) expiration or earlier termination of the Lease Agreement in accordance with its terms, and

(b) the (i) return of possession of the Aircraft in accordance with Schedule 4 to the Lease Agreement or (ii) sale or other transfer of the Aircraft following an Event of Loss with respect to the Aircraft in accordance with Section 10 of the Lease Agreement;

(4) Taxes relating to periods prior to, or events occurring or matters arising prior to the date of this Agreement other than in connection with transactions contemplated by this Agreement.

(5) Taxes caused solely by activities of such Tax Indemnitee unrelated to the transactions contemplated by the Operative Documents.

(6) Taxes attributable to Lessor’s Liens.

3. No Reduction for Withholding, Etc.

All payments by Lessee under the Lease Agreement or any other Operative Document, whether in respect of Rent, interest, fees or any other item, will be made in full without any deduction or withholding (whether in respect of setoff, counterclaim, duties, Taxes, charges, wages or otherwise whatsoever), unless the withholding or deduction is required by applicable Law, in which event Lessee will:

(1) Forthwith pay to the recipient such additional amount so that the net amount received by such recipient after the deduction or withholding will equal the full amount which would have been received by it had no such deduction or withholding been made.

(2) Pay to the relevant taxing authorities within the period for payment permitted by applicable Law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Section 3).

(3) Furnish to such recipient, within the period for payment permitted by applicable Law, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid or, if no such receipt is issued, a certificate of deduction or equivalent evidence thereof.

The parties will cooperate to find a solution lawfully eliminating any withholding or deduction on account of Taxes which could be required after the date of the Lease Agreement in respect of any amounts due under the Lease Agreement or any other Operative Documents, provided that neither Lessor nor any General Indemnitee or Tax Indemnitee is thereby required to take any action or agree to any arrangements that it determines in its sole discretion to be adverse to its rights, interests or internal policies or that subjects it to any cost, expense or liability that is not paid or indemnified against by the requesting party to the satisfaction of the responding party.

4. Reports

Lessee will provide promptly upon request such information as may be reasonably requested by a Tax Indemnitee or required to enable a Tax Indemnitee to timely and properly fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Documents, including, without limitation, those requirements that relate to the actual time the Aircraft is located in a particular place irrespective of whether the Aircraft is there for revenue, maintenance, storage purposes or otherwise. If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Schedule 6, Lessee will timely file the same

Exhibit 10.1

(except for any such report, return or statement that Tax Indemnitee has notified Lessee that Tax Indemnitee intends to file or for income tax returns or any other return, report or statement which the Tax Indemnitee is required by applicable Law to file in its own name). Lessee will either file such report, return or statement and send a copy of such report, return or statement to the Tax Indemnitee or, where Lessee is not permitted to file such report, return or statement, it will notify such Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to such Tax Indemnitee in a manner satisfactory to such Tax Indemnitee no later than 30 Business Days prior to the time such report, return or statement is to be filed. Lessee will hold each Tax Indemnitee harmless from and against any liabilities, including, without limitation, penalties, late payment charges, notary charges, additions to tax, fines and interest arising out of any failure to timely file or inaccuracy in any such return, statement, report or information if such failure to timely file or inaccuracy is attributable in whole or in part to Lessee’s failure to fulfill its obligations hereunder. Notwithstanding anything to the contrary contained herein, Lessee will not have any right to examine the tax returns of any Tax Indemnitee. Lessee agrees to use its commercially reasonable efforts to obtain official receipts indicating the payment by it of all foreign income and withholding Taxes that are required to be paid or withheld by it under Section 1 or Section 3(1) of this Schedule 6 and will promptly deliver to the relevant Tax Indemnitee each such receipt obtained by Lessee.

5. Payment

Upon written demand of the Tax Indemnitee, Lessee will pay any Tax for which it is liable pursuant to this Schedule 6 in immediately available funds directly to the appropriate Government Entity or to such Tax Indemnitee, but in no event will such payment be required more than five Business Days prior to the date such Tax is due. Any such demand for payment from a Tax Indemnitee will specify, in reasonable detail, the calculation of the amount of the payment and the facts upon which the right to payment is based and will be verified upon the request and at the expense of Lessee by the independent accountants for Lessor, provided that the Lessee will not be allowed to examine any Tax returns of any Tax Indemnitee. The cost of verification by the independent accountants for Lessor will be borne by Lessor if the Tax Indemnitee’s calculation of the tax liability differs by more than 10% from the amount calculated by Lessor’s independent accountants. Each Tax Indemnitee will promptly forward to Lessee any notice, bill or advice in the nature of a notice or bill received by it concerning any Tax. As soon as practical after each payment of any Tax by Lessee directly to any Government Entity, Lessee will furnish the appropriate Tax Indemnitee with the original or a certified copy of a receipt for Lessee’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee.

6. Contest

If written claim is made against and received by any Tax Indemnitee for any Tax for which Lessee may be required to indemnify such Tax Indemnitee under this Schedule 6, such Tax Indemnitee will notify Lessee promptly in writing of such claim, but the failure to so notify will not affect any obligation of Lessee under this Schedule 6, provided that nothing contained herein will prevent Lessee from making a claim for any damages it suffers with respect to an obligation to indemnify such Tax Indemnitee hereunder solely as a result of such failure to notify by such Tax Indemnitee. If requested by Lessee in writing, such Tax Indemnitee will contest (or, in its sole discretion, allow Lessee to contest) such claim, provided that (1) no Event of Default has occurred and is then continuing, (2) Lessee will reimburse such Tax Indemnitee on demand for all reasonable expenses incurred by such Tax Indemnitee for the purpose of conducting such contest, including without limitation, any attorney, accountant’s or advisory fees, (3) before such Tax Indemnitee commences any administrative or judicial action, Lessee will acknowledge its obligation in writing to indemnify such Tax Indemnitee for the amount of Tax in controversy if the contest is unsuccessful, (4) Lessee provides and pays for an opinion of independent tax counsel mutually acceptable to Lessee and such Tax Indemnitee that there is a reasonable basis for the contest, (5) there is no material risk of forfeiture of the Aircraft as a result of such contest, and (6) if such Tax Indemnitee decides to initiate such contest by paying the Tax claimed and claiming a refund thereof, Lessee will have advanced

Exhibit 10.1

to such Tax Indemnitee the amount of such Tax on an interest-free basis and will have agreed to indemnify such Tax Indemnitee for any adverse tax consequences of such interest-free loan.

7. Cooperation

If at any time during the Lease Term, Owner, Lessor or Lessee becomes subject to any material Tax that was not contemplated as of the date of the Lease Agreement, Lessor and Lessee agree to use reasonable efforts to conclude arrangements that would eliminate or minimize such Tax; provided, however, that neither Lessor, nor any Tax Indemnitee nor Lessee will be under any obligation to take any action or agree to any arrangements that it determines in its sole discretion to be adverse to its rights, interests or internal policies or that subjects it to any cost, expense or liability that is not paid or indemnified against by the requesting party to the satisfaction of the responding party.

SCHEDULE 7

LESSOR’S CONDITIONS PRECEDENT

The obligation of Lessor to deliver and lease the Aircraft to Lessee under the Lease Agreement is subject to the fulfillment to the satisfaction of Lessor, and Lessee will procure such fulfillment, to the satisfaction of Lessor, at Lessee’s expense on or prior to the Delivery Date (or, if another date is specified below, on or prior to such date) of the following conditions precedent:

1. Agreements and Documents

The following documents, agreements, instruments or certificates will have been duly authorized, executed and delivered by the respective party or parties thereto (other than Lessor), will each be satisfactory in form and substance to Lessor and will be in full force and effect (unless expressly provided otherwise) and in the English language, where appropriate, will have been duly notarized and legalized and executed counterparts thereof will have been delivered to Lessor (with the form of each such document, agreement, instrument and certificate to be agreed between Lessor and Lessee no later than 2 Business Days before such document, agreement, instrument and certificate is required to be delivered hereunder):

1.1 Lease Agreement

The Lease Agreement.

1.2 Acceptance Certificate

The Acceptance Certificate.

1.3 Financing Acknowledgment

The Financing Acknowledgment

Exhibit 10.1

1.4 Insurance Documents

(1) A certificate of insurance and, if applicable, a certificate of reinsurance, in each case which demonstrates compliance with the requirements of Section 11 of the Lease Agreement.

(2) an insurance broker’s letter and a reinsurance broker’s letter.

1.5 Legal Opinion—Lessee

A legal opinion of Lessee’s independent legal counsel, such counsel to be satisfactory to Lessor.

1.6 Secretary’s or Officer’s Certificate

A secretary’s or officer’s certificate from Lessee addressing, inter alia, Lessee’s power and authority to enter into the Operative Documents and perform its obligations thereunder, and attaching, inter alia, a certified current, accurate, complete and in full force and effect copy of Lessee’s constitutional documents, the corporate approvals required for the transactions contemplated by the Operative Documents and a power of attorney naming one or more representatives of Lessee to accept the Aircraft and otherwise act on behalf of Lessee in connection with the acceptance of the Aircraft.

1.7 Deregistration Power of Attorney and IDERA

The Deregistration Power of Attorney and an IDERA duly executed by Lessee in a form suitable for immediate recordation by the Aviation Authority as contemplated by Article XIII(2) of the Cape Town Aircraft Protocol.

1.8 Lessee’s Maintenance Program

At least 5 days prior to the Scheduled Delivery Date, a copy of Lessee’s Maintenance Program.

1.9 Process Agent

Within 10 days after the execution of the Lease Agreement (or, if earlier, on or before the Scheduled Delivery Date), a written confirmation from Lessee’s Process Agent that it has accepted its appointment for the duration of the Lease Term and six months thereafter in accordance with Section 17.3 of the Lease Agreement.

1.10 Eurocontrol Letter

A letter from Lessee to the Director Central Route Charges Office of Eurocontrol in which Lessee authorizes the addressee to issue to Lessor, upon Lessor’s request from time to time, a statement of account of all sums due by Lessee to the addressees in respect of all aircraft (including the Aircraft) operated by Lessee, such letter to be in the form of Exhibit C to the Lease Agreement.

1.11 Aviation Documents

A copy of such Aviation Documents as may be available on or prior to the Delivery Date.

1.12 UCC Financing Statements

At least two Business Days prior to the Scheduled Delivery Date, one or more Uniform Commercial Code financing statements setting forth Lessee as debtor, in a form acceptable to Lessor, duly filed in any and all recordation offices necessary to evidence Lessor’s interest in the Lease Agreement

Exhibit 10.1

and the other Operative Documents and the Aircraft, including all Engines, Parts and Aircraft Documentation.

1.13 Cape Town Compliance

(1) Evidence that registration of the International Interests of Lessor will be registered immediately following Delivery;

(2) A legal opinion from FAA Counsel regarding registration of the Aircraft in the State of Registration, and FAA and Cape Town filing matters to be issued on the Delivery Date.

2. FIRST RENT PAYMENT MADE

Lessee will have paid the first installments of Rent-Financing and Rent—Periodic when due pursuant to the Lease Agreement.

3. SECURITY DEPOSIT PAID

Lessee will have paid all installments of the Security Deposit .

4. FILINGS, ETC.

Lessor will have received evidence that on the Delivery Date all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Operative Documents and to protect and perfect the rights and interest of Owner, Lessor and the Financing Parties in the Aircraft and the Operative Documents.

5. AUTHORIZATIONS

Lessor will have received evidence of each Authorization which may be required in relation to, or in connection with, (1) Lessee engaging in air transport and carrying on commercial air service in each case as presently conducted (including a copy of Lessee’s current air transport license, operating certificate and similar documents), (2) the importation of the Aircraft into Lessee Jurisdiction (including evidence that all applicable customs duties and sales taxes in respect of the Aircraft have been paid by Lessee (or arrangements satisfactory to Lessor have been made for paying the same), such that at return of the Aircraft to Lessor, no additional fees, duties, or taxes will be payable in order to export the Aircraft from Lessee Jurisdiction), and (3) permitting the execution and delivery by Lessee of each Operative Document to which it is a party and the performance by Lessee of its obligations thereunder (including the remittance by Lessee to Lessor in Dollars of all amounts payable under the Operative Documents).

6. NO DEFAULT; REPRESENTATIONS AND WARRANTIES

No Default will have occurred and be continuing, and the representations and warranties of Lessee under the Operative Documents are correct and would be correct if repeated on the Delivery Date.

The conditions precedent specified in this Schedule 7 are for the sole benefit of Lessor and may be waived or deferred in whole or in part and with or without condition by Lessor. If any of such conditions is not satisfied or waived in writing by Lessor on and as of the Delivery Date and Lessor, in its sole discretion, nonetheless proceeds with the delivery of the Aircraft to Lessee under the Lease Agreement, Lessee covenants and agrees to satisfy, or cause the satisfaction of, such outstanding conditions within 30 days after the Delivery Date.

Exhibit 10.1

SCHEDULE 8

LESSEE’S CONDITIONS PRECEDENT

The obligation of Lessee to lease the Aircraft from Lessor under the Lease Agreement is subject to the fulfillment to the satisfaction of Lessee, and Lessor will procure such fulfillment (other than with respect to the condition of the Aircraft as provided in Section 2 of this Schedule 8 and the absence of an Event of Loss or incipient Event of Loss as provided in Section 4 of this Schedule 8), to the satisfaction of Lessee, on the Delivery Date (or, if another date is specified below, on or prior to such date) of the following conditions precedent:

1. Agreements and Documents

The following documents, agreements, instruments or certificates will have been duly authorized, executed and delivered by the respective party or parties thereto (other than Lessee), will each be satisfactory in form and substance to Lessee and will be in full force and effect (unless expressly provided otherwise) and in the English language, and executed counterparts will have been delivered to Lessee (with the form of each such document, agreement, instrument and certificate to be agreed between Lessor and Lessee no later than two Business Days before such document, agreement, instrument and certificate is required to be delivered hereunder):

1.1 Operative Documents

The Lease Agreement, and each other Operative Document to which Lessor or Participant or Security Trustee is party, duly executed by each such party.

1.2 Acceptance Certificate

The Acceptance Certificate.

2. Condition of Aircraft

Subject to the provisions of Schedule 3 to the Lease Agreement, the Airframe and each Engine will be in compliance with the respective Delivery Condition.

Exhibit 10.1

3. Lessor’s Representation and Warranties

Lessor’s representations and warranties contained in Section 5.1 of the Lease Agreement will be true and correct on the Delivery Date.

4. No Default or Event of Loss

Lessor will not be in default of any of its obligations under the Operative Documents and no Event of Loss, or event, condition or circumstance that would with the giving of notice or passage of time become or give rise to an Event of Loss, will have occurred.

5. Quiet Enjoyment

Lessee will have received a confirmation of quiet enjoyment from Owner (if different from Lessor) and Security Trustee (if applicable), substantially in the form set out in Section 6.1.1.

6. Participant Undertaking

Lessee shall have received a copy of the executed Participant Undertaking.

7. Certificate of Participant

Lessee will have received a corporate certificate of Participant signed by an authorized officer to which is attached complete and up to date certified copies of (i) the constitutional documents of Participant, (ii) if applicable, the resolutions of the board of directors of Participant approving the transactions contemplated by the Operative Documents and authorizing one or more persons to sign those of the Operative Documents to which Participant is a party, (iii) if applicable, a power of attorney authorizing one or more persons to execute the to which Participant is a party, (iv) and the specimen signatures of such persons who will execute (or have executed) such documents.

8. Tax Forms.

Lessee will have received a true, complete, and accurate Internal Revenue Service Form W-9 from and Form W-8BEN-E from Participant, evidencing that Lessor and Participant are entitled under applicable Law to receive payments from Lessee under the Operative Documents without the withholding of any United States federal withholding Taxes.

Exhibit 10.1

Schedule 9 Principal Economic Terms

THIS SCHEDULE HAS BEEN INTENTIONALLY OMITTED FROM THE FAA FILING COUNTERPART AS THE PARTIES DEEM IT TO CONTAIN CONFIDENTIAL INFORMATION

1. Definitions

“Agreed Insurance Value - Airframe” means $5,000,000.

“Agreed Insurance Value - Engine” means, with respect to an Engine, $5,000,000.

“Agreed Liability Coverage Amount - Airframe” means US$750,000,000.

“Agreed Liability Coverage Amount - Engine” means US$500,000,000.

“Damage Notice Threshold” means US$500,000.

“Maintenance Amount—Engine LLP” means an amount per engine Flight Cycle based on the Engine Manufacturer’s catalogue list price and approved chapter 5 cycle life for each Engine LLP. The Maintenance Amount-Engine LLP will be set out on the Acceptance Certificate.

“Maintenance Amount—Engine Overhaul” means US$210.

“Maintenance Amount—Escalation Rate” means 2.5% per annum.

“Rent—Periodic Amount” means US$50,000 per Engine. Such amount will be prorated for partial months.

“Security Deposit Airframe Installment—1” means US$50,000.

“Security Deposit Airframe Installment—2” means US$50,000, due on or prior to the date hereof.

“Security Deposit Engine Installment—1” means, with respect to each Engine, US$50,000 due within three (3) Business Days from the date hereof.

Exhibit 10.1

“Security Deposit Engine Installment—2” means, with respect to each Engine, US$50,000 due on or prior to the Delivery Date.

LESSOR ACCOUNT:

Bank: Bank of Utah

Bank Address: 2605 Washington Blvd, Ogden, UT 84401, USA
ABA No.: 124300107
Account Number: 1020296
Account Name: Bank of Utah Corporate Trust
Reference: 8004709-12

2. Maintenance Amounts and Adjustments

2.1.1 Amounts

(1) The following amounts will accrue for the benefit of Lessor during the Lease Term:

(a) In respect of each Engine, the Maintenance Amount—Engine Overhaul for each Engine Flight Hour.

(b) In respect of Life-Limited Parts for each Engine, the Maintenance Amount—Engine LLP for each Engine Flight Cycle.

Accruals in respect of part of a month or part of a flight hour will be pro-rated.

(2) Lessee will pay to Lessor:

(a) On the 15th day of each calendar month following the Delivery Date, the aggregate amount accrued in accordance with Section 2.1.1(1) of this Schedule 2 during the preceding calendar month.

(b) On the last day of the Lease Term, the aggregate amount accrued in accordance with Section 2.1.1(1) of this Schedule 2 during the Lease Term and not theretofore paid.

2.1.2 Maintenance Amount Escalation Rate

Each of the Dollar amounts referenced in Section 2.1.1(1) of this Schedule 2 (other than with respect to Engine Life-Limited Parts) and the Dollar amounts contained in the Maintenance Amount—Adjustment Table set forth below is based upon the assumed economic conditions as of the Maintenance Amount—Escalation Base Date and each such amount will automatically adjust on the Delivery Date and on each anniversary of the Delivery Date during the Lease Term by increasing such Dollar amount, as previously adjusted pursuant to this section, by the Maintenance Amount—Escalation Rate (to the first day of the calendar month in which, as applicable, the Delivery Date or such anniversary occurs).

The Maintenance Amount – Engine LLP will be increased on each anniversary of the Delivery Date based on changes in the then-current Engine Manufacturer’s catalogue list price for Engine LLPs.

2.1.3 Hour-to-Cycle Ratio and Derate Adjustment

The Maintenance Amount—Engine Overhaul is based upon an assumed hour-to-cycle ratio for each Engine equal to the Maintenance Amount—Assumed Hour-to-Cycle Ratio and an average derate of the Maintenance Amount—Assumed Derate. On or about each anniversary of the

Exhibit 10.1

Delivery Date during the Lease Term and on the last day of the Lease Term, Lessor may determine whether during the preceding period the actual hour-to-cycle ratio and/or derate for each Engine fell below or rose above its assumed level, and if so Lessor may adjust, both prospectively and/or retroactively, such Dollar amount to reflect the value set out in the Maintenance Amount—Adjustment Tables, as adjusted pursuant to Section 2.1.2 of this Schedule 2, for the actual hour-to-cycle ratio and derate (or, if the actual hour-to-cycle ratio or derate is not reflected in the Maintenance Amount—Adjustment Table, then by the value determined by interpolation of the nearest values set out in such table or if necessary by extrapolation).

Any retroactive adjustment will apply only to the preceding period and if such adjustment results in a surplus of Engine Maintenance Amounts, so long no Event of Default has occurred and is continuing and provided there is a sufficient notional balance in the relevant account, such surplus will be paid by Lessor to Lessee promptly (and in any event within 15 days) after such determination, and if such adjustment results in a deficiency in Engine Maintenance Amounts, such deficiency will be paid by Lessee to Lessor promptly (and in any event within 15 days) after such determination.

Lessee will provide Lessor with reasonable evidence of the derate of each Engine over time. If Lessee fails to provide such evidence for an Engine for any period, Lessor may assume zero derate for such Engine during such period.

Maintenance Amount—Adjustment Tables:

FH: FC (US$)	Derate 10%
1.5:1	$305
2.0:1	$210
2.5:1	$180
3.0:1	$165

Average Annual Derate	5%	10%	15% or more
Cost Multiple	1.05	1.0	0.95

3. Rent-Financing Payment Schedule

	MSN 5999

Rent Payment Date	Balance BoP	Interest	Principal	Rent - Financing Amount	Balloon Amount	Balance EoP	Termination Sum
		821,152	4,500,000	4,321,152	1,000,000
1	4,500,000	35,625	84,407	120,032	-	4,415,593	4,500,000
2	4,415,593	34,957	85,075	120,032	-	4,330,518	4,415,593
3	4,330,518	34,283	85,749	120,032	-	4,244,769	4,330,518
4	4,244,769	33,604	86,428	120,032	-	4,158,342	4,244,769
5	4,158,342	32,920	87,112	120,032	-	4,071,230	4,158,342
6	4,071,230	32,231	87,801	120,032	-	3,983,428	4,071,230

Exhibit 10.1

7	3,983,428	31,535	88,497	120,032	-	3,894,932	3,983,428
8	3,894,932	30,835	89,197	120,032	-	3,805,735	3,894,932
9	3,805,735	30,129	89,903	120,032	-	3,715,831	3,805,735
10	3,715,831	29,417	90,615	120,032	-	3,625,216	3,715,831
11	3,625,216	28,700	91,332	120,032	-	3,533,884	3,625,216
12	3,533,884	27,977	92,055	120,032	-	3,441,829	3,533,884
13	3,441,829	27,248	92,784	120,032	-	3,349,044	3,441,829
14	3,349,044	26,513	93,519	120,032	-	3,255,526	3,349,044
15	3,255,526	25,773	94,259	120,032	-	3,161,267	3,255,526
16	3,161,267	25,027	95,005	120,032	-	3,066,261	3,161,267
17	3,066,261	24,275	95,757	120,032	-	2,970,504	3,066,261
18	2,970,504	23,516	96,516	120,032	-	2,873,988	2,970,504
19	2,873,988	22,752	97,280	120,032	-	2,776,709	2,873,988
20	2,776,709	21,982	98,050	120,032	-	2,678,659	2,776,709
21	2,678,659	21,206	98,826	120,032	-	2,579,833	2,678,659
22	2,579,833	20,424	99,608	120,032	-	2,480,225	2,579,833
23	2,480,225	19,635	100,397	120,032	-	2,379,828	2,480,225
24	2,379,828	18,840	101,192	120,032	-	2,278,636	2,379,828
25	2,278,636	18,039	101,993	120,032	-	2,176,644	2,278,636
26	2,176,644	17,232	102,800	120,032	-	2,073,843	2,176,644
27	2,073,843	16,418	103,614	120,032	-	1,970,229	2,073,843
28	1,970,229	15,598	104,434	120,032	-	1,865,795	1,970,229
29	1,865,795	14,771	105,261	120,032	-	1,760,534	1,865,795
30	1,760,534	13,938	106,094	120,032	-	1,654,439	1,760,534
31	1,654,439	13,098	106,934	120,032	-	1,547,505	1,654,439
32	1,547,505	12,251	107,781	120,032	-	1,439,724	1,547,505
33	1,439,724	11,398	108,634	120,032	-	1,331,090	1,439,724
34	1,331,090	10,538	109,494	120,032	-	1,221,596	1,331,090
35	1,221,596	9,671	110,361	120,032	-	1,111,235	1,221,596
36	1,111,235	8,797	1,111,235	120,032	1,000,000	0	1,111,235

Exhibit 10.1

EXHIBIT A

Part I

FORM OF ACCEPTANCE CERTIFICATE (MSN 5999)

ACCEPTANCE CERTIFICATE (MSN 5999), dated [_______], 20[__] (this “Acceptance Certificate”), by Global Crossing Airlines, Inc. (“Lessee”).

Reference is made to Lease Agreement (MSN 5999) dated as of [____], 2026 (the “Lease Agreement”), between Lessee and Bank of Utah, not in its individual capacity, but solely as owner trustee (“Lessor”), as supplemented by the Technical Acceptance Certificate dated [_____], 20[__] (the “Technical Acceptance Certificate”), between Lessor and Lessee. Capitalized terms used but not defined herein will have the respective meanings ascribed thereto in the Lease Agreement.

1. Lessee hereby irrevocably and unconditionally accepts and leases from Lessor at [___________ AM/PM] on the date hereof and at [_____________], under and for all purposes of the Operative Documents, the Aircraft, as more particularly defined in the Lease Agreement and the Technical Acceptance Certificate, but including the following:

One Used Airbus Model A320-232 airframe bearing manufacturer’s serial number 5999 and U.S. Registration No. N626NK (including the loose equipment listed on Annex 1 of the Technical Acceptance Certificate), together with (a) two IAE International Aero Engines AG (IAE) Model V2527-A5 Select One engines bearing the manufacturer’s serial numbers set forth below, (b) Honeywell Model GTCP-131A APU bearing the manufacturer’s serial number set forth below, (c) three landing gear assemblies bearing manufacturer’s serial numbers set forth below and (d) the Aircraft Documentation listed on Annex 2 of the Technical Acceptance Certificate. The current status of the Aircraft is set out in Annex 3 hereto:

Engine 1: [ESN]
Engine 2: [ESN]
APU: [SN]
Landing Gear (LM) [SN]
Landing Gear (RM) [SN]
Landing Gear (N) [SN]

Exhibit 10.1

2. Lessee hereby confirms that the “Delivery Date” for all purposes of the Lease Agreement is the date set forth in the opening paragraph of this Acceptance Certificate and confirms that the Lease Term will commence on the Delivery Date.

3. Lessee hereby confirms its agreement to pay Rent throughout the Lease Term in the amounts, to the Persons and otherwise in accordance with the provisions of Section 3 of the Lease Agreement and in accordance with the other provisions of the Operative Documents.

4. The Rent—Periodic Amount is US$[___________]

5. The Rent -Financing Amount is US$[______].

6. Each of the Dollar amounts referred to in Section 2.1.1 of Schedule 2 to the Lease Agreement, as adjusted pursuant to Section 2.1.2 of Schedule 2 to the Lease Agreement, which amounts will be further adjusted during the Lease Term in accordance with the Lease Agreement, are as follows:

(1) In respect of each Engine, US$[ ] for each Engine Flight Hour.

(2) In respect of Life-Limited Parts for each Engine, US$[ ] for each Engine Flight Cycle.

The LLP status for each Engine is attached as Annex 4.

7. Lessee confirms that it has read and agrees with the DISCLAIMER set forth in Section 3 of Part II of Schedule 3 to the Lease Agreement. Without limiting the terms of such DISCLAIMER, Lessee confirms and acknowledges that Lessee has been advised of and fully understands the legal import and implications OF SECTION 3 OF PART II OF SCHEDULE 3 TO THE LEASE AGREEMENT AND OF this Acceptance Certificate.

THIS ACCEPTANCE CERTIFICATE WILL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO IN THAT STATE BETWEEN CITIZENS OF THAT STATE AND TO BE PERFORMED WHOLLY WITHIN THAT STATE WITHOUT REFERENCE TO ANY RULES GOVERNING CONFLICTS OF LAWS.

Exhibit 10.1

Lessee has caused this Acceptance Certificate to be executed by its duly authorized officer on the day and year first above written.

Global Crossing Airlines, Inc.

By:
Name:
 Title:

Confirmed:

Bank of Utah, not in its individual capacity, but solely as owner trustee

By:
Name:
 Title:

Attachments:

Annex 1: [Intentionally Omitted]

Annex 2: [Intentionally Omitted]

Annex 3: Status of the Aircraft

Annex 4: Engine LLP Status

Exhibit 10.1

Annex 3 to
Acceptance Certificate

(MSN 5999)

Aircraft Status

Airframe	Interior Configuration
Total Flight Hours	Total Cycles
Date of Last 6Y Check	Date of last 12Y Check
Date and Time of Last C Check

Engines	Position 1 Engine	Position 2 Engine
S/N
Total Flight Hrs
Total Cycles
Time/Cycles SLSV
[List specific modules if applicable]

Landing Gears	Left Main	Right Main	Nose
S/N
Total Flight Hrs
Total Cycles
Date of/Cycles since Landing Gear Overhaul

APU
S/N
Total Flight Hrs
Total Cycles
APU Hours/Cycles since APU Overhaul

Exhibit 10.1

Fuel

Tires and Brakes
Tires	No. 1. [__]% remaining
No. 2. [__]% remaining
No. 3. [__]% remaining
No. 4. [__]% remaining
L Nose. [__]% R Nose. [__]% remaining
Brakes	No. 1. Pin [__] mm
No. 2. Pin [__] mm
No. 3. Pin [__] mm
No. 4. Pin [__] mm

Engine Life-Limited Parts

As set forth in Annex 4. [attach]

Part II

FORM OF TECHNICAL ACCEPTANCE CERTIFICATE

TECHNICAL ACCEPTANCE CERTIFICATE (MSN 5999), dated [_______], 20[__] (this “Technical Acceptance Certificate”), by Global Crossing Airlines, Inc. (“Lessee”).

Reference is made to Lease Agreement (MSN 5999) dated as of [____], 2026 (the “Lease Agreement”), between Lessee and Bank of Utah, not in its individual capacity, but solely as owner trustee (“Lessor”). Capitalized terms used but not defined herein will have the respective meanings ascribed thereto in the Lease Agreement.

1. Lessee hereby irrevocably and unconditionally technically accepts from Lessor at [___________ AM/PM] on the date hereof and at Hamilton International Airport, Ontario Canada, under and for all purposes of the Operative Documents, the Aircraft, as more particularly defined in the Lease Agreement, but including the following:

One Used Airbus Model A320-200 airframe bearing manufacturer’s serial number 5999 (including the loose equipment listed on Annex 1 hereto), together with (a) two IAE International Aero Engines AG Model V2500-A5 Select One engines bearing the manufacturer’s serial numbers set forth below, (b) Honeywell Model GTCP-131A APU bearing the manufacturer’s serial number set forth below, (c) three landing gear assemblies bearing manufacturer’s serial numbers set forth below and (d) the Aircraft Documentation listed on Annex 2 hereto. The current status of the Aircraft is set out in Annex 3 hereto:

Engine 1: [ESN]
Engine 2: [ESN]
APU: [SN]
Landing Gear (LM) [SN]
Landing Gear (RM) [SN]
Landing Gear (N) [SN]

2. In order to facilitate the Delivery of the Aircraft to the Delivery Location, the Lessor and Lessee further acknowledge and agree as follows:

Exhibit 10.1

(a) Lessee has positioned a signed, and undated Delivery Acceptance Certificate with FAA Counsel in escrow, which Delivery Acceptance Certificate will be dated and released in accordance with the provisions of Schedule 3, Part II, Section 1.1 of the Lease Agreement.

(b) Within 24 hours from the date/time of this Technical Acceptance Certificate, Lessee’s flight crews will conduct the Ferry Flight from the Technical Acceptance Location to the Delivery Location in accordance with Schedule 3, Part II, Section 1.1 of the Lease.

(c) As between Lessor and Lessee, risk of loss for the Aircraft shall remain with Lessor during the Ferry Flight up to the point of Delivery at the Delivery Location.

(d) Risk of loss for the Aircraft will transfer to Lessee, in accordance with the Lease Agreement, at the point of Delivery at the Delivery Location.

(e) Prior to the departure of the Aircraft for the Ferry Flight, Lessee will provide (or will have provided) to Lessor the certificate of insurance and broker’s undertaking letter required pursuant to the Lease Agreement and the Aircraft shall be subject to such insurance during the Ferry Flight.

(f) The Lessee acknowledges that Section 9.2(3) shall not apply to any Expenses related or arising out of the Ferry Flight and Lessee’s indemnification obligations pursuant to Section 9.1 shall apply during the Ferry Flight.

(g) Lessee shall be responsible for the import of the Aircraft into the United States and promptly following Delivery shall provide Lessor with appropriate documentations evidencing such import.

3. Lessee confirms that it has read and agrees with the DISCLAIMER set forth in Section 3 of Part II of Schedule 3 to the Lease Agreement. Without limiting the terms of such DISCLAIMER, Lessee confirms and acknowledges that:

(1) LESSEE HAS FULLY INSPECTED THE AIRCRAFT, and, specifically, has inspected THE AIRCRAFT DOCUMENTATION.

(2) Except for such items listed in Annex 5, The condition of THE Aircraft, including the Aircraft Documentation, is satisfactory to Lessee AND IN COMPLIANCE WITH THE DELIVERY CONDITION AND the delivery requirements of the Lease Agreement and each other Operative Document.

(3) Lessee is an experienced operator of commercial aircraft. Lessee hereby confirms that in accepting the Aircraft Lessee is relying solely on its own investigation and is not relying upon any representation, statement or other assertion of Lessor or any person or entity connected with Lessor with respect to the Aircraft.

(4) Lessee has been advised of and fully understands the legal import and implications OF SECTION 3 OF PART II OF SCHEDULE 3 TO THE LEASE AGREEMENT AND OF this TECHNICAL Acceptance Certificate.

THIS TECHNICAL ACCEPTANCE CERTIFICATE WILL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO IN THAT STATE

Exhibit 10.1

BETWEEN CITIZENS OF THAT STATE AND TO BE PERFORMED WHOLLY WITHIN THAT STATE WITHOUT REFERENCE TO ANY RULES GOVERNING CONFLICTS OF LAWS.

Lessee has caused this Technical Acceptance Certificate to be executed by its duly authorized officer on the day and year first above written.

Global Crossing Airlines, Inc.

By:
Name:
 Title:

Confirmed:

Bank of Utah, not in its individual capacity, but solely as owner trustee

By:
Name:
 Title:

Attachments:

Annex 1: LOPA and Loose Equipment List (including safety and galley equipment)

Annex 2: Delivery Documentation

Annex 3: Status of the Aircraft

Annex 4: Engine LLP Status

Annex 5: Agreements

Exhibit 10.1

Annex 3 to
Technical Acceptance Certificate

(MSN 5999)

Aircraft Status

Airframe	Interior Configuration
Total Flight Hours	Total Cycles
Date of Last 6Y Check	Date of last 12Y Check
Date and Time of Last C Check

Engines	Position 1 Engine	Position 2 Engine
S/N
Total Flight Hrs
Total Cycles
Time/Cycles SLSV
[List specific modules if applicable]

Landing Gears	Left Main	Right Main	Nose
S/N
Total Flight Hrs
Total Cycles
Date of/Cycles since Landing Gear Overhaul

APU
S/N
Total Flight Hrs
Total Cycles
APU Hours/Cycles since APU Overhaul

Exhibit 10.1

Fuel

Tires and Brakes
Tires	No. 1. [__]% remaining
No. 2. [__]% remaining
No. 3. [__]% remaining
No. 4. [__]% remaining
L Nose. [__]% R Nose. [__]% remaining
Brakes	No. 1. Pin [__] mm
No. 2. Pin [__] mm
No. 3. Pin [__] mm
No. 4. Pin [__] mm

Engine Life-Limited Parts

As set forth in Annex 4. [attach]

EXHIBIT B

NO INCIDENT/ACCIDENT STATEMENT
(Aircraft)

Aircraft Model Type: ______

Aircraft Serial Number: ______

Aircraft Registration: ________

Starting TAH/TAC: _______

Final TAH/TAC: ________

Operations Starting Date: ________

APU Model Type: ______

APU Part Number: ________

APU Serial Number: ______

Starting TSN/CSN: _______

Final TSN/CSN: ________

Operations Starting Date: _________

L/H MLG Serial Number: ________

Starting TSN/CSN: _______

Final TSN/CSN: ________

Operations Starting Date: _________

R/H MLG Serial Number: ________

Starting TSN/CSN: _______

Final TSN/CSN: ________

Operations Starting Date: _________

NLG Serial Number: __________

Starting TSN/CSN: _______

Final TSN/CSN: ________

Operations Starting Date: _________

Exhibit 10.1

[____________] (“Possessor”) was in possession of the above-described aircraft, APU, Landing Gear and all installed components from Starting Dates (as above) until present.

A review of the maintenance records has been completed and Possessor confirms that each of the Aircraft, APU, Landing Gear and all installed components:

(1) was never, nor was any of the APU, Landing Gear and any installed component removed from an aircraft that was ever, involved in an accident, incident, major failure or fire nor were they subjected to extreme stress or heat (e.g. uncontained engine failure, fire accident); as defined by the relevant regulating authority.

(2) has not been immersed in salt water or otherwise exposed to corrosive agents outside normal operation.

(3) was not obtained from, nor operated by, any government or military sources.

(4) has not experienced any exceedances.

(5) has been maintained and operated in accordance with OEM manuals and guidelines.

Last Operator:

EXECUTED this _____ day of ____________, 20__

[POSSESSOR]

By:
Name:
 Title:

Exhibit 10.1

NO INCIDENT/ACCIDENT STATEMENT
(Engine)

Engine #1 Model Type: ______

Engine #1 Serial Number: ______

Starting TSN/CSN: _______

Final TSN/CSN: ________

Engine #1 Starting Date: ________

Engine #2 Model Type: ______

Engine #2 Serial Number: ______

Starting TSN/CSN: _______

Final TSN/CSN: ________

Engine #2 Starting Date: _________

[____________] (“Possessor”) was in possession of the above-described engines from Starting Dates (as above) until present.

A review of the maintenance records has been completed and Possessor confirms that each of the engines:

(1) was never, nor was it removed from an aircraft that was ever, involved in an accident, incident, major failure or fire nor were they subjected to extreme stress or heat (e.g. uncontained engine failure, fire accident); as defined by the relevant regulating authority.

(2) has not been immersed in salt water or otherwise exposed to corrosive agents outside normal operation.

(3) was not obtained from, nor operated by, any government or military sources, and no parts installed have been obtained from any military, government or unapproved sources.

(4) has not experienced any exceedances.

(5) has been maintained and operated in accordance with OEM manuals and guidelines.

Exhibit 10.1

Last Operator:

EXECUTED this _____ day of ____________, 20__

[POSSESSOR]

By:
Name:
 Title:

EXHIBIT C

FORM OF Eurocontrol Letter

[Must be printed on letterhead of aircraft operator]

Date:

The Director of the Central Route Charges Office

EUROCONTROL

Rue de la Fusée, 96

1130 Bruxelles

BELGIUM

crco.cat.head@eurocontrol.int

Dear Ladies and Gentlemen,

Letter of Authorisation

MSN: XXXXX Reg.: XXXXX the “Aircraft”

We have leased the above aircraft from XXXXX (the “Lessor”), in accordance with a lease agreement (dated DD-MM-YYYY) between us and the Lessor.

We hereby authorise you to provide Merx Aviation Servicing Limited, the Lessor’s Authorised Representative, with a general Statement of Account in relation to air navigation charges incurred by us and due to EUROCONTROL. Access to the Statement(s) of Account will be provided in accordance with the procedures established by EUROCONTROL.

The authorisation contained in this letter may only be revoked or amended by a written instruction signed by us and the Lessor.

Yours faithfully,

Exhibit 10.1

For and on behalf of (name of Aircraft Operator)

Name:

Title:

EXHIBIT D

FORM OF DEREGISTRATION Power of Attorney

The undersigned, Global Crossing Airlines, Inc. (“Lessee”), refers to the Lease Agreement (MSN 5999), dated as of [________], 2026 (the “Lease Agreement”), between Bank of Utah, not in its individual capacity but solely as owner trustee (“Lessor”) and Lessee with respect to one Airbus model A320-200 aircraft bearing manufacturer’s serial number 5999 (the “Aircraft”).

In consideration of the sum of US$10 paid by Lessor to Lessee (the receipt and sufficiency of which is hereby acknowledged) and as security for the performance of Lessee’s obligations under the Lease Agreement, Lessee hereby:

IRREVOCABLY AND UNCONDITIONALLY APPOINTS Lessor and any designee, substitute or appointee of Lessor (any of the foregoing being referred to herein as an “Attorney”), each acting individually or jointly, its true and lawful attorney to act in the name and for the account of Lessee wheresoever and whensoever:

(1) to release, terminate and void any and all of the interest of Lessee in the Aircraft (and any part thereof) and under the Lease Agreement;

(2) to deregister and re-register the Aircraft (and any part thereof) and any interest of Lessor or Lessee or any other party therein or in the lease thereof, including without limitation to deregister the Aircraft with the relevant aviation authority(ies);

(3) to remove or export the Aircraft (or any part thereof) from wherever located (including, without limitation, from any maintenance or repair facility) and to move the Aircraft (or any part thereof) to and import the Aircraft into such location as Attorney may determine;

(4) to take any and all action with respect to the Aircraft (and any part thereof) and the Lease Agreement (including without limitation in connection with the exercise of Lessor’s rights under the Lease Agreement, including Section 13 of the Lease Agreement);

(5) to represent Lessee before, and to file and sign and follow up with all kinds of applications, requests, documents, declarations and amendments thereto and to request and receive all kinds of applications, documents, declarations, certificates and amendments from, any government agencies and offices, and in general to initiate any and all actions necessary or advisable in connection with any of the transactions or matters contemplated herein;

Exhibit 10.1

(6) to sign, seal (if appropriate), deliver and/or execute any and all documents, agreements, applications, consents or other instruments of whatsoever nature in connection with any of the transactions or matters contemplated herein; and

(7) to deal with airframe manufacturer, engine manufacturer, the APU manufacturer, any part manufacturer and any maintenance facility (including any engine maintenance or overhaul facility) and their respective field service representatives to obtain information about the condition and maintenance of the Aircraft, an engine or any part (including with respect to the Aircraft documentation) on an ongoing basis. Airframe manufacturer, engine manufacturer, the APU manufacturer, any part manufacturer and any maintenance facility and their respective field service representatives may report their findings and provide documentation to Lessor without the need for any further notice to or authorization from Lessee.

Each of Lessor and each other Attorney will have full power and authority from time to time to substitute and appoint in its place as attorney of Lessee hereunder any person or persons, including any permitted assignee or permitted transferee of Lessor’s rights under the Lease Agreement, and to revoke any such substitution or appointment from time to time.

Without limiting the generality of any other indemnification heretofore, herein or hereafter provided by Lessee, Lessee will ratify and confirm any act that an Attorney will lawfully do or cause to be done under and in accordance with the powers granted in this Power of Attorney.

The powers conferred by Lessee in this Power of Attorney are irrevocable and unconditional and are granted for value and secure the performance of Lessee’s obligations under the Lease Agreement owed to Lessor and such powers will not terminate unless and until all of Lessee’s obligations under the Lease Agreement have been satisfied in full in accordance with the Lease Agreement.

No failure or delay on the part of an Attorney to exercise, and no delay in exercising any power under this Power of Attorney will operate as a waiver thereof, nor will the exercise of any power under this Power of Attorney preclude any other or further exercise thereof or the exercise of any other power.

Each Attorney is empowered to determine in its sole discretion how and when to exercise the powers conferred pursuant to this Power of Attorney. Any person, governmental entity or company relying upon this Power of Attorney need not make any determination or require any court judgment regarding any matter and may rely solely on the instruction of an Attorney.

Lessee hereby waives any claims against (1) any person, governmental entity or company acting on the instructions given, or purported to be given, by an Attorney pursuant to this Power of Attorney and (2) each Attorney in connection with any act or omission of such Attorney under this Power of Attorney.

Lessee also agrees to indemnify and hold harmless (1) any person, agency or company which may act in reliance upon this Power of Attorney and pursuant to instructions given by an Attorney and (2) each Attorney in connection with any act or omission of such Attorney under this Power of Attorney.

The powers as set out in this Power of Attorney will become effective on the date hereof.

This Power of Attorney is being issued on _____________, ___, 20[__].

Global Crossing Airlines, Inc.

By:
Name:
 Title:

Exhibit 10.1

Exhibit E

FORM OF MONTHLY REPORT

MONTHLY AIRCRAFT UTILIZATION AND STATUS REPORT

MONTH:		MSN:

AIRCRAFT TYPE:		REGISTRATION:

AIRCRAFT TSN:	HRS:	MINS:

CSN:

HOURS FLOWN DURING MONTH:	HRS:	MINS:

CYCLES/LANDINGS DURING MONTH:

DAYS FLOWN:

Note: Please specify if reported utilization is given in Hours/Minutes ___ or Hours/Decimals ___.

	POSITION NO.1	POSITION NO.2	APU
S/N of Engine Installed:
S/N of Original Engines
Present Location of Original Engine:

Exhibit 10.1

TSN of Original Engine:
CSN of Original Engine:
Hours flown during Month of Original Engine:
Cycles During Month of Original Engine:

NOTE:

In case of an Engine/APU removal, Lessor shall be notified about (i) the reason; (ii) where the engine is going (name and place of facility), such that Lessor knows the locations of the Engines/APU at all times.

	Main Landing Gear 1	Main Landing Gear 2	Nose Landing Gear
S/N of Landing Gear Installed:
TSN:
CSN:
Total Hours Flown During Month:
Total Cycles Made During Month:

(N.B. Any Landing Gear change shall show serial number removed and reason for removal).

Scheduled Maintenance

Next Airframe C Check Due:
Next D (4C, 8C, as applicable) Check Due: